      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 1996

                                                        REGISTRATION NO.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                            ------------------------

                             COMMODORE MEDIA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                                 4832                                13-3034720
     (STATE OR OTHER                 (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
      JURISDICTION OF                 CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)
    INCORPORATION OR
      ORGANIZATION)
               COMMODORE MEDIA, INC.                                BRUCE A. FRIEDMAN
           500 FIFTH AVENUE, SUITE 3000                           COMMODORE MEDIA, INC.
             NEW YORK, NEW YORK 10110                         500 FIFTH AVENUE, SUITE 3000
                  (212) 302-2727                                NEW YORK, NEW YORK 10110
(ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,                   (212) 302-2727
   INCLUDING AREA CODE OF REGISTRANT'S PRINCIPAL    (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
                 EXECUTIVE OFFICES)                                      NUMBER,
                                                       INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                             IRA J. GOLDSTEIN, ESQ.
                              BLAKE HORNICK, ESQ.
                        PRYOR, CASHMAN, SHERMAN & FLYNN
                                410 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 421-4100
                           NICHOLAS P. SAGGESE, ESQ.
                              MARK C. SMITH, ESQ.
                      SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                             300 SOUTH GRAND AVENUE
                         LOS ANGELES, CALIFORNIA 90017
                                 (213) 687-5000

                            ------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration
Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
                                                                PROPOSED        PROPOSED
                                                                MAXIMUM         MAXIMUM
                                                                OFFERING       AGGREGATE       AMOUNT OF
           TITLE OF EACH CLASS OF              AMOUNT TO       PRICE PER        OFFERING      REGISTRATION
        SECURITIES TO BE REGISTERED         BE REGISTERED(1)     SHARE(2)       PRICE(2)         FEE(3)
- ------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value
  shares.................................... 4,945,000 shares        $        $75,000,000       $25,863

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(1) Includes shares subject to the Underwriters' over-allotment option. See "Underwriting."

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933.

(3) Calculated pursuant to Rule 457(a) based upon an estimate of the maximum offering price.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             COMMODORE MEDIA, INC.

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

               FORM S-1 ITEM NUMBER AND CAPTION             CAPTION OR LOCATION IN PROSPECTUS
   1.  Forepart of the Registration Statement and
       Outside Front Cover Page of Prospectus...........  Outside Front Cover Page of the
                                                          Registration Statement;
                                                          Cross-Reference Sheet; Outside Front
                                                          Cover Page of Prospectus
   2.  Inside Front and Outside Back Cover Pages of
       Prospectus.......................................  Inside Front Cover Page and Outside
                                                          Back Cover Page of Prospectus
   3.  Summary Information, Risk Factors and Ratio of
       Earnings to Fixed Charges........................  Prospectus Summary; Risk Factors
   4.  Use of Proceeds..................................  Prospectus Summary; Use of Proceeds
   5.  Determination of Offering Price..................  Underwriting
   6.  Dilution.........................................  Dilution
   7.  Selling Security Holders.........................  Principal and Selling Shareholders
   8.  Plan of Distribution.............................  Front Cover Page; Underwriting
   9.  Description of Securities to be Registered.......  Front Cover Page; Prospectus Summary;
                                                          Description of Capital Stock
  10.  Interests of Named Experts and Counsel...........  Legal Matters; Experts
  11.  Information with Respect to Registrant...........  Outside Front Cover Page of
                                                          Prospectus; Prospectus Summary; Risk
                                                          Factors: The Company; Use of
                                                          Proceeds; Capitalization; Selected
                                                          Pro Forma Financial Statements;
                                                          Selected Historical Financial Data;
                                                          Management's Discussion and Analysis
                                                          of Financial Condition and Results of
                                                          Operations; Business; Management;
                                                          Certain Transactions; Principal and
                                                          Selling Shareholders; Description of
                                                          Certain Indebtedness; Description of
                                                          Capital Stock; Financial Statements
  12.  Disclosure of Commission Position on
       Indemnification for Securities Act Liabilities...  Not applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 17, 1996
PROSPECTUS
            , 1996

                                4,300,000 SHARES

                             COMMODORE MEDIA, INC.
                              CLASS A COMMON STOCK

     Of the 4,300,000 shares of Class A Common Stock, $.01 par value (the "Class A Common Stock"), offered hereby (the "Offering"), 2,882,143 shares are being sold by Commodore Media, Inc. (the "Company") and 1,417,857 shares are being sold by the Selling Shareholders named herein under "Principal and Selling Shareholders." The Company will not receive any of the proceeds of shares sold by the Selling Shareholders. The Class A Common Stock entitles the holders to one vote per share and the Class B Common Stock entitles the holders to eight votes per share. After the Offering, the Estate of Carter Burden will have approximately 80% of the total voting power in respect of matters submitted for the vote of all shareholders.

     Prior to the Offering, there has been no public market for the Class A Common Stock of the Company. It is currently estimated that the initial public
offering price will be between $          and $          per share. See
"Underwriting" for a discussion of the factors considered in determining the initial public offering price.

     Application will be made to have the Class A Common Stock approved for quotation on the NASDAQ National Market System under the symbol "CMIA."

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE CLASS A COMMON STOCK OFFERED HEREBY.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMIS SION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
- --------------------------------------------------------------------------------

                                                         UNDERWRITING      PROCEEDS      PROCEEDS TO
                                         PRICE TO THE   DISCOUNTS AND       TO THE       THE SELLING
                                            PUBLIC      COMMISSIONS(1)    COMPANY(2)     SHAREHOLDERS
- -------------------------------------------------------------------------------------------------------
Per Share..............................        $              $               $               $
- -------------------------------------------------------------------------------------------------------
Total(3)...............................        $              $               $               $

- --------------------------------------------------------------------------------

(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters (as defined herein) against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses estimated at $        payable by the Company.
(3) The Company and one of the Selling Shareholders have granted to the Underwriters a 30-day option to purchase up to an aggregate of 645,000 additional shares from the Company and such Selling Shareholder on the same terms as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions, Proceeds to the Company and Proceeds to the
    Selling Shareholders will be $        , $        , $        and $        ,
    respectively. See "Underwriting."

     The shares of Class A Common Stock are offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters against payment therefor and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of the certificates representing the shares of Class A Common Stock will be made in New
York, New York on or about                     , 1996.

DONALDSON, LUFKIN &  JENRETTE
           SECURITIES CORPORATION

                    CS FIRST BOSTON
                                                CIBC WOOD GUNDY SECURITIES CORP.

                             COMMODORE MEDIA, INC.

                          [MAP/ARTWORK TO BE PROVIDED]

                         ------------------------------

     IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     DURING THE OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE CLASS A COMMON STOCK PURSUANT TO EXEMPTIONS FROM RULES 10B-6, 10B-7 AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements contained elsewhere in this Prospectus. Except as otherwise indicated by the context, references in this Prospectus to the "Company" include Commodore Media, Inc. and its direct and indirect wholly owned subsidiaries. All numbers of shares, per share amounts and related information in this Prospectus have been adjusted to reflect a 7.2-for-1 split of the Common Stock (the "Stock Split"), which will be effected prior to the sale of the Class A Common Stock offered hereby. See "Description of Capital Stock." Unless otherwise indicated, the information contained in this Prospectus assumes no exercise of the Underwriters' over-allotment option. References in this Prospectus to the Company's "pro forma" 1995 operating results and related statistical information give effect to the Recapitalization Transactions, the Offering and the application of the estimated net proceeds therefrom, the Acquisitions and the 1995 Treasure Coast Acquisition (as such terms are defined herein) as if such transactions had occurred on January 1, 1995. See "--Market Data and Certain Definitions," "Unaudited Pro Forma Consolidated Financial Information" and "Use of Proceeds."

                                  THE COMPANY

     Commodore Media, Inc. owns and operates, or provides sales and marketing services for 33 radio broadcasting stations (nineteen FM and fourteen AM stations) in six medium-sized markets. The Company is the leading radio group on a pro forma basis in five of its six markets based on radio advertising revenue and is the leading radio group in each of its six markets based on audience share. The Company's average radio revenue share in its markets was 45.1% in pro forma 1995, which the Company believes is the highest average radio revenue share of any public radio broadcasting company in the United States. The Company's radio stations are located in the following markets: Fairfield County, Connecticut; Allentown, Pennsylvania; Wilmington, Delaware; Westchester/Putnam Counties, New York; Ft. Pierce-Stuart-Vero Beach, Florida (the "Treasure Coast Market") and Huntington, West Virginia/Ashland, Kentucky. The Company's pro forma net revenue and broadcast cash flow for the year ended December 31, 1995 were $42.5 million and $15.3 million, respectively.

     The Company believes that operating radio stations in medium-sized markets offers significant opportunities to apply its programming, marketing and broadcasting expertise to increase broadcast cash flow and to establish a dominant market position that would be difficult for a competitor to replicate. The Company defines medium-sized markets as markets with approximately $10 million to $35 million of radio advertising revenue, which includes markets ranked between 50 and 150 in terms of radio advertising revenue. The Company believes that medium-sized markets represent attractive operating environments because these markets are generally characterized by (i) a limited number of radio stations, which minimizes the risk of format attack, (ii) fewer alternative advertising media, (iii) undercapitalized owners/operators, (iv) strong station brand identity among listeners that is not typically dependent upon specific on-air talent, (v) a lower cost operating structure and (vi) a high percentage of local advertisers who make advertising decisions based upon relationships and customer service and not solely upon station ratings. The Company believes that these characteristics allow it to capture a greater percentage of a market's total advertising revenue and to achieve broadcast cash flow margins typically higher than industry norms while operating in a more stable competitive environment. In addition, the Company believes that under the recently enacted Telecommunications Act of 1996, which liberalized radio station ownership limits, medium-sized markets offer the Company the greatest opportunity to create dominant, multiple station ownership situations.

     The Company's objective is to increase shareholder value by enhancing its share of the advertising revenue in each of its markets, increasing the broadcast cash flow of its existing stations and pursuing additional acquisitions both in its existing markets and in new markets in which the Company's operational expertise can be successfully applied to increase broadcast cash flow. Through successful implementation of the Company's operating and acquisition strategies, the Company's net revenue and broadcast cash flow have increased at compound annual growth rates of 21.1% and 29.2%, respectively, from 1991 to pro forma 1995 and the broadcast cash flow margin has increased from 26.0% in 1991 to 36.1% in pro forma 1995. On a same station basis, from 1991 to 1995, the Company successfully increased its net revenue and broadcast cash flow at compound annual growth rates of 13.7% and 20.7%, respectively.

     The following table sets forth, on a pro forma basis, certain information with respect to the Company and its markets:

                                         COMPANY DATA                                               MARKET DATA
               ----------------------------------------------------------------    ----------------------------------------------
                                                                      NUMBER OF                   1995
                RADIO    RADIO REVENUE     RADIO     RADIO AUDIENCE   STATIONS(F)                 RADIO                 1990-1995
               REVENUE    MARKET SHARE    AUDIENCE    MARKET SHARE    ---------      VIABLE      REVENUE   1995 RADIO    REVENUE
  MARKET(A)    RANK(B)        %(C)        RANK(D)         %(E)        AM    FM     STATIONS(G)   RANK(H)   REVENUE(I)    CAGR %
Fairfield
 County, CT       1          33.2%            1           26.3%        3     3         9            60      $ 27,851       9.6%
Allentown, PA     1          53.7%            1           47.2%        2     2         8            77      $ 19,300       5.1%
Wilmington,
  DE              2          33.2%            1           42.2%        1     1         5            78      $ 17,800      10.4%
Westchester/Putnam
  Counties,
  NY(j)           1          34.3%            1           47.3%        2     3         4           115      $ 12,400        N/A
Treasure
  Coast, FL       1          49.7%            1           49.8%        1     5         9           138      $  9,900       6.5%
Huntington,
  WV/
  Ashland, KY     1          66.7%            1           70.4%        5     5         9.5         140      $  9,800       7.3%

- ------------------------------

(a) Actual city of license may be different from metropolitan market served. Market names used in this table are those used by Arbitron for Arbitron Metro Survey Areas or Arbitron Custom Survey Areas for the Company's markets.
(b) Radio Revenue Rank in each market is the ranking, by 1995 radio group market revenue share, of each of the Company's radio groups in its market among all other such radio groups in such market. For each of the Company's radio groups, except Fairfield County, Radio Revenue Rank was derived by the Company determining the radio groups in the market and by then calculating group revenue using the market revenue sources described in note (c) below. Fairfield County was ranked in the source as indicated in note (c) below.
(c) In each of the markets, except Fairfield County, Radio Revenue Market Share was derived by dividing (1) the total 1995 radio revenues of the Company's stations in the market, by (2) the total 1995 radio revenues in that market as published in BIA's Investing in Radio -- 1996 Market Report (2nd ed.). In Fairfield County, the total 1995 radio revenues in the market were obtained from the January 1996 Fairfield Suburban Market Revenue Report by Miller Kaplan (as hereinafter defined).
(d) Ranking of the Company's combined stations versus other radio groups in the market for persons aged 12 and older in the applicable Arbitron Metro Survey Area or Arbitron Custom Survey Areas, Average Quarter Hour Estimates, Monday through Sunday, 6 am to midnight.
(e) Radio Audience Market Share was derived by dividing (1) the sum of audience shares from the applicable Arbitron Market Survey of the Company's combined radio stations, by (2) the total sum of audience shares above the line in the local market served.
(f) The number of stations for Allentown, Pennsylvania includes WKAP-AM for which the Company is providing certain sales and marketing services pursuant to a JSA; the number of stations for the Treasure Coast Market, Florida includes WPAW-FM for which the Company is providing certain sales and marketing services pursuant to a JSA; and the number of stations for Huntington, West Virginia/Ashland, Kentucky includes WMLV-FM, WHRD-AM, WFXN-FM, WKEE-AM, WKEE-FM, WZZW-AM, WBVB-FM and WIRO-AM, for which the Company is providing certain sales and marketing services pursuant to LMAs pending the consummation of the Huntington Acquisitions.
(g) The number of viable radio stations for the Company's Allentown, Wilmington and Huntington/Ashland markets were taken from Duncan's Radio Market Guide (1996 Edition). The number of viable stations for the Company's remaining markets were derived by calculating all radio stations listed home-to-market by Arbitron which received an average quarter hour share of "1" or greater in each of the 1995 Arbitron Surveys for the indicated market.
(h) According to BIA's Investing in Radio Market Guide 1996 (2nd ed.) "Revenue Rank." The Fairfield County, CT and Westchester/Putnam Counties, NY Radio Revenue Ranks were estimated using BIA's methodology.
(i) Dollars in thousands.
(j) Radio Revenue Rank and Radio Revenue Market Share for Westchester/Putnam Counties, NY have been estimated by the Company because no data is available for this sub-market.

                               BUSINESS STRATEGY

     The Company believes the most effective way to achieve its objective of increasing shareholder value is to dominate medium-sized markets by operating multiple radio stations in each market. Multiple station ownership enables the Company to maintain greater influence over the pricing of radio advertising rates and more effectively compete against alternative forms of media advertising. The Company has the ability to program its multiple stations to provide advertisers with access to a variety of attractive demographic groups in a market and as a result, capture a significant share of the market's radio advertising revenue. In addition, multiple station ownership enables the Company to attract and retain highly qualified personnel as well as to achieve cost savings through eliminating duplicative overhead and consolidating broadcast facilities.

     The Company's station operating strategy centers upon (i) strategically programming its radio stations to dominate specific demographics and/or provide advertisers a broad spectrum of multiple demographic targets, (ii) conducting extensive market research, (iii) employing a local sales force that utilizes a value-added sales approach designed to form marketing partnerships with advertisers, (iv) employing separate sales forces at each major station in the Company's markets who coordinate the advertising packages presented to its advertisers, (v) controlling station operating costs through consolidation of multiple station facilities and selected use of preprogrammed automation and automated satellite delivered programming, (vi) providing performance based management incentives and (vii) building and maintaining broad station awareness and listener loyalty through strong community involvement.

                              ACQUISITION STRATEGY

     The Company's acquisition strategy is to selectively acquire underperforming radio stations in medium-sized markets at prices that are attractive relative to the Company's potential to increase the acquired stations' broadcast cash flow. The Company believes that significant opportunities exist in other medium-sized markets for the Company to acquire additional radio stations at attractive prices relative to their broadcast cash flow potential. The Company also believes it can effectively capitalize on its presence in and knowledge of the markets in which it operates to make attractive acquisitions in adjacent markets. The Company may also enter new markets either through acquisitions of radio groups that have multiple station ownership in a market or though acquisitions of individual stations in markets in which the Company believes it can establish itself as the markets' dominant radio group by making additional in-market acquisitions.

     In analyzing potential acquisitions, the Company considers many factors including: (i) the price and terms of the purchase in relation to the estimated potential broadcast cash flow for the station or stations; (ii) the possibility of obtaining a synergistic combination with additional stations in a given market; (iii) the existing quality and potential quality of the station's broadcast signal and transmission facility and (iv) the radio and other media competition in the market. While the Company continuously evaluates opportunities to make strategic acquisitions, it has no present commitments or agreements with respect to any material acquisitions other than the Huntington Acquisitions.

                                THE ACQUISITIONS

     The Company has recently made, or entered into agreements to make, the following acquisitions:

     Fairfield County, Connecticut. In March 1996, the Company acquired radio stations WRKI-FM and WINE-AM in Fairfield County, Connecticut (the "Danbury Acquisition"). In May 1996, the Company acquired radio stations WKHL-FM and WSTC-AM in Stamford, Connecticut (the "Stamford Acquisition").

     Westchester/Putnam Counties, New York. As part of the Danbury Acquisition, the Company acquired radio stations WZZN-FM (formerly WVIB-FM), WPUT-AM and WVYB-FM in Westchester/Putnam Counties, New York in March 1996 (the "Westchester Acquisition").

     Treasure Coast Market, Florida. In May 1996, the Company acquired radio stations WKQS-FM, WAVW-FM and WAXE-AM in the Treasure Coast Market (the "1996 Treasure Coast Acquisition").

     Huntington, West Virginia/Ashland, Kentucky. In April 1996, the Company entered into (i) an agreement to acquire radio stations WKEE-FM and WKEE-AM in Huntington, West Virginia, WZZW-AM in Milton, West Virginia, WBVB-FM in Coal Grove, Ohio and WIRO-AM in Ironton, Ohio and

(ii) agreements to acquire radio stations WHRD-AM in Huntington, West Virginia, WFXN-FM in Milton, West Virginia and WMLV-FM in Ironton, Ohio (the "Huntington Acquisitions"). In connection with these agreements, the Company entered into LMAs (as defined below) to provide, on a cooperative basis, the programming, sales, marketing and certain other services to the stations pending the closing of the acquisitions.

     The term "Acquisitions" as used in this Prospectus collectively refers to the following acquisitions of radio stations by the Company: (i) the Danbury Acquisition, (ii) the Stamford Acquisition, (iii) the Westchester Acquisition,
(iv) the 1996 Treasure Coast Acquisition and (v) the pending Huntington Acquisitions. The Company anticipates that the Stamford Acquisition and the 1996 Treasure Coast Acquisition will be consummated in May 1996 and that the Huntington Acquisitions will be consummated during the second half of 1996. However, there can be no assurance that any of such transactions will be consummated. The term "1995 Treasure Coast Acquisition" as used in this Prospectus refers to the acquisition of radio station WQOL-FM and the Company's entry into a JSA with respect to WPAW-FM. Both stations are in the Treasure Coast Market, Florida.

     The Company's executive offices are located at 500 Fifth Avenue, Suite 3000, New York, New York 10110. The telephone number is (212) 302-2727.

                                  THE OFFERING

Class A Common Stock offered by the Company.................  2,882,143 shares
Class A Common Stock offered by the Selling
  Shareholders(a)...........................................  1,417,857 shares
     Total..................................................  4,300,000 shares
Common Stock to be outstanding after the Offering(b)
  Class A Common Stock......................................  4,542,554 shares
  Class B Common Stock......................................  2,280,690 shares
     Total..................................................  6,823,244 shares
Use of proceeds.............................................  To repay existing indebtedness, to redeem the Company's outstanding
                                                              shares of Series A Preferred Stock,
                                                              to finance a portion of the
                                                              Huntington Acquisitions and to pay
                                                              deferred compensation. The Company
                                                              will not receive any proceeds from
                                                              the sale of shares of Class A Common
                                                              Stock by the Selling Shareholders.
                                                              See "Use of Proceeds."
Voting rights...............................................  Each share of Class A Common Stock is entitled to one vote and each
                                                              share of Class B Common Stock is
                                                              entitled to eight votes. After the
                                                              Offering, the Estate of Carter
                                                              Burden will own approximately 80% of
                                                              the total voting power and 28% of
                                                              the fully-diluted economic interest
                                                              in the Company. The Estate of Carter
                                                              Burden will continue to have the
                                                              ability to control the Company. See
                                                              "Principal and Selling Shareholders"
                                                              and "Description of Capital Stock."
NASDAQ National Market symbol...............................  CMIA

- ------------------------------

(a) The Selling Shareholders include the Estate of Carter Burden and William A.M. Burden & Co., L.P.

(b) Excludes: (i) options outstanding on the date hereof to purchase approximately 694,368 shares of Class A Common Stock at an exercise price of $6.25 and (ii) warrants outstanding on the date hereof to purchase 597,960 shares of Class A Common Stock at an exercise price of $.01.

                      MARKET DATA AND CERTAIN DEFINITIONS

     Unless otherwise indicated herein, all markets, audience ratings and audience rankings have been derived for the indicated station or group of stations from surveys of the indicated demographic group listening Monday through Sunday, 6 a.m. to 12 midnight, based on the average of the survey periods for the referenced year, as reported by Arbitron, Radio Market Report, The Arbitron Company ("Arbitron"). Unless otherwise indicated herein, audience share data is expressed as the "local" average quarter hour share for each indicated radio station. A radio station's "local" audience share is derived by comparing the radio station's average quarter hour share to the total average quarter hour share for all stations listed as inside the Metro Survey Area ("MSA") ("home-to-market" or "above the line") by Arbitron. Average quarter hour share is the percentage of the estimated number of persons who listened to a given radio station for a minimum of five minutes within a quarter hour compared to the total number of persons who listened to radio in the market within such quarter hour. The most recent Arbitron survey utilized in this Prospectus is Fall 1995.

     Unless otherwise indicated herein, metro rank, market ranking by radio advertising revenue and market radio advertising revenue have been obtained from Investing in Radio, 1996 Market Report--Second Edition, BIA Publications Inc. ("BIA"). Revenue share in the Company's markets has been derived from comparing the Company's 1995 total revenue less barter revenue in each market to the estimated market radio advertising revenue for 1995. Revenue rankings in the Company's markets have been derived by comparing the Company's revenue share in each market to the revenue share for the Company's competitors (utilizing the estimated revenue for each competing radio station as provided by BIA). Market radio advertising revenue, revenue share data and revenue rankings in the Company's Fairfield County, Connecticut market have been obtained from Miller, Kaplan Market Revenue Report (published monthly), a publication of Miller, Kaplan, Arase & Co., Certified Public Accountants ("Miller Kaplan"). Market radio advertising revenue, revenue share data and revenue rankings for Westchester County, New York have been estimated by the Company without the benefit of any independent investigation or confirmation, as no published data on this sub-market is available.

     The terms local marketing agreement ("LMA") and joint sales agreement ("JSA") are referred to in various places in this Prospectus. An LMA refers to an agreement, although it may take various forms, under which a radio station agrees to provide, on a cooperative basis, the programming, sales, marketing and similar services for a different radio station. A JSA refers to an agreement, similar to an LMA, under which a radio station agrees to provide the sales and marketing services for another station while the owner of such other radio station provides the programming for such other radio station. The term "duopoly" is referred to in various places in this Prospectus and refers to the ownership of two or more AM or two or more FM radio stations in the same geographic market. Duopolies, LMAs and JSAs are more fully described in "Business-- Federal Regulation of Radio Broadcasting."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                             (dollars in thousands)

     The following table sets forth summary historical consolidated financial data and certain pro forma financial data of the Company for the five years ended December 31, 1995 and the three-month period ended March 26, 1995 and the three-month period ended March 31, 1996. The financial information presented below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's Consolidated Financial Statements and the Notes thereto, and the other information contained elsewhere in this Prospectus.

                                                                                                     THREE MONTHS ENDED
                                                                                               ------------------------------
                                                   YEAR ENDED DECEMBER 31,                     MARCH 26,       MARCH 31,
                                 -----------------------------------------------------------   ---------   ------------------
                                                                                   1995 PRO                          1996 PRO
                                  1991      1992      1993      1994      1995     FORMA(A)      1995       1996     FORMA(A)
                                 -------   -------   -------   -------   -------   ---------   ---------   -------   --------
OPERATING DATA:
Total revenue..................  $17,677   $19,578   $21,643   $28,686   $33,653    $46,327     $ 6,507    $ 8,048   $ 9,787
Net revenue....................   16,335    17,961    19,798    26,225    30,795     42,536       5,967      7,416     9,033
Station operating
  expenses(b)..................   12,080    12,713    13,509    16,483    19,033     27,185       4,168      5,375     6,274
Corporate expenses.............    1,167     1,602     2,531     2,110     2,051      2,151         461        466       491
Operating income...............    1,482     1,970     1,133     3,307     5,778      7,634         316      1,095     1,384
Net loss.......................   (4,183)   (2,580)   (3,782)     (527)   (2,240)    (2,317)       (585)    (1,436)   (1,060 )
SUPPLEMENTAL INFORMATION:
Broadcast cash flow(c).........  $ 4,255   $ 5,248   $ 6,289   $ 9,742   $11,762    $15,351     $ 1,799    $ 2,041   $ 2,759
Broadcast cash flow
  margin(c)....................     26.0%     29.2%     31.8%     37.1%     38.2%      36.1%       30.1%      27.5%     30.5 %
EBITDA(c)......................    3,088     3,646     3,758     7,632     9,711     13,200       1,338      1,575     2,268
Capital expenditures...........      179       371       333       623       321                     42        124

                                                                                               AT MARCH 31, 1996
                                                                                           -------------------------
                                                                                            ACTUAL      PRO FORMA(D)
                                                                                           --------     ------------
BALANCE SHEET DATA:
Cash and cash equivalents................................................................. $  5,087       $  1,644
Net working capital.......................................................................    6,050          2,307
Total assets..............................................................................   63,211         89,043
Total debt (including current maturities).................................................   75,653         67,153
Stockholders' equity (deficit)............................................................  (19,991)        15,323

- ------------------------------

(a) Pro forma operating data and supplemental information for the year ended December 31, 1995 give effect to the Recapitalization Transactions (as hereinafter defined), the Acquisitions, the Offering and the application of the estimated net proceeds therefrom and the 1995 Treasure Coast Acquisition as if each had occurred on January 1, 1995. The pro forma operating data and supplemental information for the three months ended March 31, 1996 give effect to the Acquisitions and the Offering and the application of the estimated net proceeds therefrom as if each had occurred on January 1, 1995.

(b) Station operating expenses exclude depreciation and amortization, corporate expenses, long-term incentive compensation and separation compensation.

(c) For purposes of this Prospectus, EBITDA is defined as net income (loss) before (i) extraordinary gain (loss), (ii) income taxes, (iii) other expenses (income), (iv) net interest expense, (v) long-term incentive compensation and separation compensation and (iv) depreciation and amortization. Broadcast cash flow is defined as EBITDA before corporate expenses. Although EBITDA and broadcast cash flow are not measures of performance calculated in accordance with Generally Accepted Accounting Principles ("GAAP"), EBITDA and broadcast cash flow are widely used in the broadcast industry as measures of a radio broadcasting company's operating performance. Neither EBITDA nor broadcast cash flow should be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. Broadcast cash flow and EBITDA differ from cash flow from operations under GAAP primarily because broadcast cash flow and EBITDA are not reduced by interest expense and income tax expense, changes in the levels of operating assets and liabilities and separation and long-term incentive compensation paid during the period. In addition, broadcast cash flow excludes corporate expenses that are reflected as a reduction in cash flow from operations. Broadcast cash flow and EBITDA are not intended to depict funds available for discretionary uses as they do not reflect the Company's debt service and capital requirements.

(d) The pro forma balance sheet data give effect to the 1996 Treasure Coast Acquisition, the Stamford Acquisition and the Huntington Acquisitions and the Offering and the application of the estimated net proceeds therefrom as if each had occurred on March 31, 1996.

                                  RISK FACTORS

     In addition to the other information set forth in this Prospectus, prospective investors should carefully consider the following risk factors before purchasing the shares of Class A Common Stock offered hereby.

CONTROL BY PRINCIPAL SHAREHOLDER

     After the Offering, the Estate of Carter Burden will retain the power to control all matters submitted to stockholders of, and to elect all directors of, the Company by virtue of its stock ownership and the disparate voting rights of the Class A Common Stock and the Class B Common Stock. The Class A Common Stock together with the Class B Common Stock are collectively referred to herein as the "Common Stock." The executors of the estate are Susan L. Burden, S. Carter Burden III and Flobelle F. Burden. Such control may have the effect of discouraging certain types of transactions involving an actual or potential change of control of the Company, including transactions in which the holders of Class A Common Stock might otherwise receive a premium for their shares over then-current market prices. See "Principal and Selling Shareholders" and "Description of Capital Stock." Following the Offering, the Estate of Carter Burden (and eventually the trust referred to in the next sentence) will have approximately 80% of the total voting power and approximately 28% of the fully-diluted economic interest in the Company. Pursuant to Mr. Burden's will, the shares of the Class A Common Stock held by the Estate of Carter Burden is expected to be transferred to a trust of which the trustees are the three executors of the estate and an additional member of the Burden family, and the beneficiaries of which are members of the Burden family. The Estate of Carter Burden, by virtue of its ability to transfer some or all of its shares of Class B Common Stock, will retain the power to convey control of the Company to a third party in a transaction in which holders of Class A Common Stock do not participate. Such an event would constitute a change of control under, and consequent acceleration of, the repayment date of the Company's indebtedness.

     The Communications Act of 1934, as amended (the "Communications Act") and the rules and regulations of the Federal Communications Commission ("FCC") require the prior consent of the FCC to any change of control of the Company. See "Business--Federal Regulation of Radio Broadcasting."

EXPANSION THROUGH ACQUISITIONS

     There can be no assurance that the Company can successfully implement its operating strategy with respect to its recent acquisitions or any subsequent acquisitions, nor can there be any assurance that growth created by its recent acquisitions, or through any subsequent acquisitions, will not be impaired by competition from other radio stations in the same market. In addition, rapidly growing businesses frequently encounter unforeseen expenses and delays in completing acquisitions, as well as difficulties and complications in integrating the acquired operations without disruption in the overall operations. As a result, acquisitions may adversely affect the Company's operating results in the short term due to many factors, including capital requirements. The Company intends to continue to evaluate acquisitions of stations in medium-sized markets. See "Business--Expansion Strategy." Although the Company has entered into agreements regarding the Huntington Acquisitions, there can be no assurance that such acquisitions will be consummated or that the Company will be able to make future acquisitions at purchase prices acceptable to the Company.

COMPETITION; BUSINESS RISKS

     Radio broadcasting is a highly competitive business. The financial success of each of the Company's radio stations depends, to a significant degree, upon its audience ratings, its share of the overall radio advertising revenue within its geographic market and the economic health of the market. The audience ratings and advertising revenue of the Company's individual stations are subject to change and any adverse change in a particular market could have a material adverse effect on the total revenue and broadcast cash flow of the Company. The Company's radio stations compete for audience share and advertising revenue directly with other FM and AM radio stations and with other media within their respective markets, such as newspapers, television, magazines, billboard advertising, transit advertising, and direct mail advertising. While the Company already competes with other stations with comparable programming formats in each of its markets, if another radio station in the market were to convert its programming format to a format similar to one of the Company's stations, if a new station were to adopt a competitive format, or if an existing competitor were to strengthen its operations, the Company's stations could suffer a reduction in ratings and/or advertising revenue and could require increased promotional and other expenses. The Telecommunications Act of 1996 will facilitate the entry of other radio broadcasting companies into the markets in which the Company operates or may operate in the future, some of which may be larger and have more financial resources than the Company. In addition, certain of the Company's stations compete, and in the future other stations of the Company may compete, with duopolies or other combinations of stations operated by a single operator. There can be no assurance that the Company's radio stations will be able to maintain or increase their current audience ratings and radio advertising revenue. See "Business--Competition."

     Radio broadcasting is also subject to competition from new media technologies that are being developed or have been introduced, such as the delivery of audio programming through cable television wires or the introduction of digital audio broadcasting ("DAB"). DAB may provide a medium for the delivery by satellite (digital audio radio satellite service, or "DARS") or terrestrial means of multiple audio programming formats to local and national audiences. The Company cannot predict the effect, if any, that any such new technologies may have on the radio broadcasting industry or on the Company. See "Business--Changes in the Broadcasting Industry" and "Business--Federal Regulation of Radio Broadcasting--Proposed Changes."

     The profitability of the Company's radio stations is subject to various other factors which influence the radio broadcasting industry as a whole. The Company's radio stations may be affected by changes in audience tastes, priorities of advertisers, new laws and governmental regulations and policies, changes in broadcast technical requirements, proposals to limit the tax deductibility of expenses incurred by advertisers and changes in the willingness of financial institutions and other lenders to finance radio station acquisitions and operations. The Company cannot predict which, if any, of these factors might have a significant impact on the radio broadcasting industry in the future, nor can it predict what impact, if any, the occurrence of these events might have on the Company's operations.

GOVERNMENT REGULATION

     Each of the Company's radio stations operate pursuant to one or more licenses issued by the FCC that presently have a maximum term of seven years. The Company's radio operating licenses expire at various times from April 1998 to February 2003. Although the Company may apply to renew these licenses, third parties may challenge the Company's renewal applications. While the Company is not aware of facts or circumstances that would prevent the Company from having its current licenses renewed and the Company has never previously been denied a license renewal, there can be no assurance that the licenses will be renewed. Failure to obtain the renewal of any of the Company's broadcast licenses or to obtain FCC approval for an assignment or transfer to the Company of a license in connection with a radio station acquisition may have a material adverse effect on the Company's business and operations. In addition, if the Company or any of its officers, directors or significant stockholders violates the FCC's rules and regulations or the Communications Act, or is convicted of a felony, the FCC may in response to a petition from a third party or on its own motion, in its discretion, commence a proceeding to impose sanctions upon the Company which could involve the imposition of monetary penalties, the revocation of the Company's broadcast licenses or other sanctions. If the FCC were to issue an order denying a license renewal application or revoking a license, the Company would be required to cease operating the radio station subject to the license only after the Company has exhausted all administrative and judicial review without success.

     The radio broadcasting industry is subject to extensive and changing regulation. Among other things, the Communications Act and FCC rules and policies limit the number of stations that one entity can own, or in which that entity can hold an attributable interest, in a market and require FCC approval for transfers of control of FCC licensees and assignments of FCC licenses. The filing of petitions or complaints against the Company or other FCC licensees could result in the FCC delaying the grant of, or refusing to grant, its consent to the assignment of licenses to or from an FCC licensee or the transfer of control of an FCC licensee. In certain circumstances, the Communications Act and FCC rules will operate to impose limitations on alien ownership and voting of the Common Stock of the Company. There can be no assurance that there will not be changes in the current regulatory scheme, the imposition of additional regulations or the creation of new regulatory agencies, which changes would restrict or curtail the ability of the Company to acquire, operate and dispose of stations or, in general, to compete profitably with other operators of radio and other media properties. Moreover, there can be no assurance that there will not be other regulatory changes, including aspects of deregulation, that will result in a decline in the value of broadcasting licenses held by the Company or adversely affect the Company's competitive position. See "Business--Federal Regulation of Radio Broadcasting."

DEPENDENCE ON KEY PERSONNEL

     The Company's business depends upon the continued efforts, abilities and expertise of its executive officers and other key employees, including Bruce A. Friedman, the President and Chief Executive Officer of the Company ("Mr. Friedman") and James T. Shea, Jr., the Chief Operating Officer of the Company ("Mr. Shea"). The Company has employment agreements with each of Mr. Friedman and Mr. Shea. For a discussion of such employment agreements, see "Management--Employment Agreements and Arrangements." The loss of any of the foregoing could have a material adverse effect on the Company's business. See "Management--Employment Agreements and Arrangements."

NET LOSSES

     The Company reported net losses of approximately $4.2 million, $2.6 million, $3.8 million, $527,000 and $2.2 million for the years ended December 31, 1991, 1992, 1993, 1994 and 1995, respectively, and $1.4 million for the three-month period ended March 31, 1996. These losses include significant interest expense as well as substantial non-cash charges such as depreciation and amortization. There can be no assurance that the Company will not continue to experience net losses, principally as a result of interest expense and depreciation and amortization. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RESTRICTIONS ON DIVIDENDS

     The Company intends to retain future earnings for use in its business and does not anticipate paying any dividends on shares of its Common Stock in the foreseeable future. In addition, the Company is currently restricted from paying cash dividends on its Common Stock under the terms of the Indenture dated April 21, 1995 as amended among the Company, IBJ Schroder Bank & Trust Company, as Trustee, and the Guarantors named therein (the "Indenture") and the terms of the Loan and Security Agreement (the "Senior Loan Agreement") dated as of March 13, 1996 as amended among Commodore Holdings, Inc. ("Holdings"), the Company, the Guarantors named therein and the senior lender named therein (the "Senior Lender"). See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Capital Stock--Common Stock-- Dividends."

DILUTION

     Persons purchasing shares of Class A Common Stock in the Offering will sustain immediate dilution in net tangible book value per share of Common Stock
of approximately $          per share. This dilution is based on an assumed
initial public offering price of $          per share, the mid-point of the
range shown on the cover page of this Prospectus. Dilution for this purpose represents the difference between the per share initial public offering of the Class A Common Stock and the pro forma net tangible book value per share of Class A Common Stock after the Offering. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, 4,542,554 shares of Class A Common Stock will be issued and outstanding and 3,573,018 shares will be issuable upon the exercise of outstanding stock options, warrants and shares of Class B Common Stock. The shares of Class A Common Stock sold in the Offering will be freely tradeable by persons other than "affiliates" of the Company, as that term is defined under the Securities Act of 1933, as amended (the "Securities Act"), without restrictions or further registration under the Securities Act. The Company, its officers, directors, the Selling Shareholders and certain other stockholders, who collectively are the beneficial holders of an aggregate of shares of Common Stock, have agreed with the Underwriters not to, directly or indirectly, issue, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, or warrants, options or rights to purchase or acquire Common Stock or in any other manner transfer all or a portion of the economic consequences associated with the ownership of any Common Stock, or enter into any agreement to do any of the foregoing, for a period of 180 days after the date of this Prospectus. Upon expiration of such 180 day period, such holders will in general be entitled to dispose of their shares (including the shares underlying such options and warrants), although the shares of Common Stock held by affiliates of the Company will continue to be subject to the volume and other restrictions of Rule 144 under the Securities Act. In addition, certain existing stockholders of the Company, including holders of Common Stock for whom the trading or disposition of such Common Stock is restricted pursuant to the Securities Act, will have registration rights with respect to Common Stock held by them. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, may affect the market price of the Common Stock prevailing from time to time. See "Shares Eligible for Future Sale" and "Underwriting."

NO PRIOR PUBLIC MARKET

     Prior to the Offering, there has been no public market for the Company's Class A Common Stock or Class B Common Stock and there can be no assurance that an active public market will develop or be sustained after the Offering or that the initial public offering price corresponds to the price at which the Class A Common Stock will trade in the public market subsequent to the Offering. The initial public offering price for the Class A Common Stock will be determined by negotiations among the Company and the representatives of the Underwriters based upon the consideration of certain factors set forth herein under "Underwriting." Market conditions in the radio industry and market fluctuations in the stock market generally may have an adverse impact on the market price of the Class A Common Stock.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,882,143 shares of Class A Common Stock offered by the Company hereby are estimated to be approximately $36.0 million ($42.0 million if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of
$     per share (the midpoint of the currently anticipated range of the initial public offering price), and after deducting the underwriting discount and estimated offering expenses, all of which are payable by the Company. The Company intends to use such net proceeds (i) to repay all amounts then outstanding under the Senior Credit Facility (as hereinafter defined), (ii) to redeem the outstanding shares of Senior Exchangeable Redeemable Preferred Stock, Series A, $.01 par value per share, of the Company (the "Series A Preferred Stock"), (iii) to finance a portion of the Huntington Acquisitions and (iv) to pay deferred compensation to certain executives of the Company. The Company will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Shareholders.

     The following table illustrates the pro forma estimated uses of net proceeds as if the Offering, certain borrowings under the Senior Credit Facility, the issuance of Series A Preferred Stock under the Preferred Stock Facility (as hereinafter defined) and the Stamford Acquisition and the 1996 Treasure Coast Acquisition had occurred on or prior to March 31, 1996:

                                                                                 DOLLARS IN
                                                                                 THOUSANDS
    Repayment of Amounts Outstanding Under the Senior Credit Facility(a).......   $ 15,000
    Redemption of Series A Preferred Stock(b)..................................     10,000
    Huntington Acquisitions(c).................................................      9,032
    Payment of Deferred Compensation...........................................      1,968
                                                                                 ----------
              Total............................................................   $ 36,000
                                                                                   =======

- ------------------------------

(a) The Senior Credit Facility (the "Senior Credit Facility") consists of: (i) a revolving credit facility of $30,000,000 and (ii) a receivable loan facility of up to $5,000,000, each bearing interest at a floating rate of interest, adjusted on the first calendar day of each calendar month, equal to 3.5% over the London Interbank Offer Rate ("LIBOR"). As of March 31, 1996 the Company's indebtedness under the Senior Credit Facility was $8,500,000. Following the Offering, the Company expects to be able to reborrow up to $35 million under the Senior Credit Facility. See "Description of Certain Indebtedness -- Senior Credit Facility."

(b) The Company intends to issue 10,000 shares of the Series A Preferred Stock in May 1996 for an aggregate consideration of $10.0 million. It is anticipated that the proceeds of the issuance will be used to consummate the Stamford Acquisition and the 1996 Treasure Coast Acquisition.

(c) The Company intends to finance the balance of the purchase price of the Huntington Acquisitions (approximately $2.4 million) through available funds.

                                DIVIDEND POLICY

     The Company currently intends to retain future earnings for use in its business and does not anticipate paying any dividends on shares of its Common Stock in the foreseeable future. In addition, the Company is currently restricted under the terms of the Indenture and the Senior Loan Agreement from paying cash dividends on its Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Capital Stock--Common Stock--Dividends."

                                    DILUTION

     At March 31, 1996, the deficit in net tangible book value of the Company was approximately $(61.3 million) or $(15.56) per share. Net tangible book value per share represents the total tangible assets of the Company, less the total liabilities of the Company, divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of the 2,882,143 shares of Common Stock offered hereby (and after deducting underwriting discounts and commissions and estimated offering expenses) and the receipt of the proceeds therefrom, the pro forma deficit in net tangible book value of the Company as of March 31, 1996 would have been approximately $(54.4 million) or $(7.97) per share. This represents an immediate increase in net tangible book value of $7.59 per share to the existing shareholders and an immediate dilution of $21.97 per share to new shareholders. Dilution per share represents the difference between the price per share to be paid by the new shareholders and the deficit in pro forma net tangible book value per share at March 31, 1996. The following table illustrates the per share dilution:

    Initial public offering price per share........................                $
      Deficit in net tangible book value per share before the
         Offering..................................................   $ (15.56)
      Increase in net tangible book value per share attributable
         to the Offering...........................................       7.59
    Deficit in pro forma net tangible book value per share, as adjusted
      for the Offering.............................................                  (7.97)
    Dilution per share to new shareholders(a)......................                $ 21.97

     The following table sets forth, on a pro forma basis at March 31, 1996, the difference between the number of shares of Class A Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing shareholders and to be paid by new shareholders.

                                           SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                         ---------------------     -----------------------     PRICE PER
                                          NUMBER       PERCENT       AMOUNT        PERCENT       SHARE
Existing shareholders(b)(c)............  3,941,100       57.8%     $ 9,806,405       19.6%      $  2.49
New shareholders(b)....................  2,882,143       42.2       40,350,000       80.4
                                                           --                          --
                                           -------                    --------
          Total........................  6,823,243      100.0%     $50,156,405      100.0%
                                           =======         ==         ========         ==

- ------------------------------

(a) If the Underwriters' over-allotment option is exercised in full, the pro forma deficit in net tangible book value will be approximately $(6.64) per share, resulting in dilution to new shareholders in the Offering of $20.64 per share. See "Underwriting."

(b) Sales by the Selling Shareholders in the Offering will reduce the number of shares held by existing shareholders to 2,523,243, or 37.0% (2,343,020 shares or 34.3% if the over-allotment option is exercised in full) of the total number of shares of Common Stock outstanding and will increase the number of shares held by new investors to 4,300,000 shares, or 63.0% (4,764,777 shares or 65.4% if the over-allotment option is exercised in full) of the total number of shares of Common Stock outstanding after the Offering.

(c) Excludes: (i) options outstanding on the date hereof to purchase approximately 694,368 shares of Class A Common Stock at an exercise price of $6.25 and (ii) warrants outstanding on the date hereof to purchase 597,960 shares of Class A Common Stock at an exercise price of $.01.

                                 CAPITALIZATION

     The following table sets forth the actual capitalization of the Company as of March 31, 1996, and pro forma to give effect to (i) the Offering and the application of the estimated net proceeds therefrom and (ii) the 1996 Treasure Coast Acquisition, the Stamford Acquisition and the Huntington Acquisitions, as if each of the foregoing had occurred on March 31, 1996. This table should be read in conjunction with the information contained in the "Pro Forma Consolidated Financial Information" and the Company's Consolidated Financial Statements and Notes thereto.

                                                                    AS OF MARCH 31, 1996
                                                                  -------------------------
                                                                   ACTUAL      PRO FORMA(A)
                                                                   (DOLLARS IN THOUSANDS)
    Long-term debt (including current maturities):
      Senior Credit Facility....................................  $  8,500       $      0
      Senior Subordinated Notes(b)..............................    65,978         65,978
      Note payable, officer(c)..................................     1,175          1,175
                                                                  --------       --------
              Total long-term debt..............................    75,653         67,153
                                                                  --------       --------
    Stockholders' equity (deficit)(d)
      Class A Common Stock, $.01 par value; 21,600,000 shares
         authorized, 1,054,988 shares issued and 439,215 shares
         outstanding, 4,542,554 shares issued and outstanding on
         a pro forma basis......................................        10             45
      Class B Common Stock, $.01 par value; 3,501,886 shares
         authorized, issued and outstanding, 2,280,690 shares
         issued and outstanding on a pro forma basis............        35             23
      Additional paid-in capital................................    23,541         59,518
      Accumulated deficit(e)....................................   (43,551)       (44,237)
      Less treasury stock at cost, 615,773 shares...............        26             26
                                                                  --------       --------
              Total stockholders' equity (deficit)..............   (19,991)        15,323
                                                                  --------       --------
              Total capitalization..............................  $ 55,662       $ 82,476
                                                                  ========       ========

- ------------------------------

(a) Does not include the shares of Series A Preferred Stock issued in May 1996, which are being redeemed with the proceeds from the Offering. See "Use of Proceeds."

(b) The 13 1/4% Senior Subordinated Notes due 2003 (the "Senior Subordinated Notes") were issued at a discount and have an accreted value of $67.8 million at March 31, 1996 and an aggregate face amount of $75.5 million.

(c) See Note 5 to the Company's Consolidated Financial Statements.

(d) Outstanding share figures do not include: (i) options outstanding on the date hereof to purchase approximately 694,368 shares of Class A Common Stock at a per share exercise price of $6.25 and (ii) warrants outstanding on the date hereof to purchase 597,960 shares of Class A Common Stock at a per share exercise price of $.01.

(e) Pro forma accumulated deficit includes an estimated charge of approximately $686,000 in connection with the payment of deferred compensation to certain executives of the Company which will be recorded in the period in which the payment is made. See "Use of Proceeds."

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1995 presents the statement of operations of the Company as if the Recapitalization Transactions, the 1995 Treasure Coast Acquisition, the Acquisitions and the Offering and the application of the estimated net proceeds therefrom had occurred on January 1, 1995. The Unaudited Pro Forma Consolidated Statement of Operations for the three months ended March 31, 1996 presents the statement of operations of the Company as if the Acquisitions and the Offering and the application of the estimated net proceeds therefrom had occurred on January 1, 1995. The Unaudited Pro Forma Consolidated Balance Sheet at March 31, 1996 presents the balance sheet of the Company as if the Huntington Acquisitions, the 1996 Treasure Coast Acquisition and the Stamford Acquisition and the Offering and the application of the estimated net proceeds therefrom had occurred on March 31, 1996.

     The Acquisitions and the 1995 Treasure Coast Acquisition are accounted for using the purchase method of accounting. The total cost of such acquisitions will be allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values. The allocation of the respective purchase prices included in the pro forma financial statements is preliminary. The Company does not expect that the final allocation of the purchase price will materially differ from the preliminary allocation.

     The pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable under the circumstances. The pro forma consolidated financial information should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto, as well as the Financial Statements and Notes thereto of (i) Danbury Broadcasting, Inc., with respect to the Danbury Acquisition, (ii) Adventure Communications, Inc., with respect to the Huntington Acquisitions, (iii) Media VI, with respect to the 1996 Treasure Coast Acquisition and (iv) Q Broadcasting, Inc., with respect to the Stamford Acquisition, included elsewhere in this Prospectus. The pro forma statement of operations data are not necessarily indicative of the results that would have occurred if the Recapitalization Transactions, the Acquisitions, the Offering and the application of the estimated net proceeds therefrom and the 1995 Treasure Coast Acquisition had occurred on the dates indicated, nor are they indicative of the Company's future results of operations. There can be no assurance whether or when the Huntington Acquisitions will be consummated.

     The pro forma consolidated financial information does not include the issuance of Series A Preferred Stock since it was originally issued in May 1996 and will be redeemed by the Company using the proceeds from the Offering.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                YEAR ENDED DECEMBER 31, 1995
                          --------------------------------------------------------------------------------------------------------
                                                                                        1996                             1995
                          COMMODORE                                                   TREASURE                         TREASURE
                           MEDIA,     WESTCHESTER       DANBURY        HUNTINGTON       COAST         STAMFORD          COAST
                            INC.      ACQUISITION    ACQUISITION(A)   ACQUISITIONS   ACQUISITION   ACQUISITION(B)   ACQUISITION(C)
                          ---------   ------------   --------------   ------------   -----------   --------------   --------------
Total revenue...........  $ 33,653       $  876         $  3,268        $  3,353       $ 2,131        $  2,509          $  537
Less: agency
  commissions...........    (2,858 )        (44)            (297)           (187)         (139)           (223)            (43)
                          --------        -----          -------         -------       -------         -------           -----
Net revenue.............    30,795          832            2,971           3,166         1,992           2,286             494
Station operating
  expenses..............    19,033          714            2,165           2,118         1,492           3,110             319
Corporate expenses......     2,051            0              369             573             0               0               0
Depreciation and
  amortization..........     1,926          173              433             244           149             448             169
Long-term incentive
  compensation..........     2,007            0                0               0             0               0               0
                          --------        -----          -------         -------       -------         -------           -----
Operating income
  (loss)................     5,778          (55)               4             231           351          (1,272)              6
Interest expense, net...     7,000          145              354               0           216             493               0
Other (income)
  expenses..............       434          (43)               3             (43)            0            (154)              0
                          --------        -----          -------         -------       -------         -------           -----
Income (loss) before
  income taxes and
  extraordinary loss....    (1,656 )       (157)            (353)            274           135          (1,611)              6
Income taxes............       140            0                0              76             0               0               0
                          --------        -----          -------         -------       -------         -------           -----
Net income (loss) before
  extraordinary item....  $ (1,796 )     $ (157)        $   (353)       $    198       $   135        $ (1,611)         $    6
                                          =====          =======         =======       =======         =======           =====
Preferred stock
  dividend..............       252
                          --------
Net loss applicable to
  common shares before
  extraordinary item....  $ (2,048 )
                          ========
Net loss per common
  share before
  extraordinary item....  $  (0.53 )
Weighted average
  common shares
  outstanding...........  3,892,300


                           PRO FORMA      PRO FORMA
                          ADJUSTMENTS      COMBINED
                          -----------     ----------
Total revenue...........    $              $ 46,327
Less: agency
  commissions...........                     (3,791)
                            -------        --------
Net revenue.............                     42,536
Station operating
  expenses..............     (1,766)(d)      27,185
Corporate expenses......        100(e)        2,151
                               (942)(e)
Depreciation and
  amortization..........         17(f)        3,559
Long-term incentive
  compensation..........                      2,007
                            -------        --------
Operating income
  (loss)................      2,591           7,634
Interest expense, net...        606(g)        8,814
Other (income)
  expenses..............        237(h)          485
                                 51(i)
                            -------        --------
Income (loss) before
  income taxes and
  extraordinary loss....      1,697        $ (1,665)
                            -------
Income taxes............        (76)(j)         140
                            -------        --------
Net income (loss) before
  extraordinary item....      1,773          (1,805)

Preferred stock
  dividend..............       (252)(k)           0
                                           --------
Net loss applicable to
  common shares before
  extraordinary item....                   $ (1,805)
                                           ========
Net loss per common
  share before
  extraordinary item....                   $  (0.26)
Weighted average
  common shares
  outstanding...........                  6,774,300

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         THREE MONTHS ENDED MARCH 31, 1996
                                ------------------------------------------------------------------------------------
                                                                1996
                                COMMODORE                     TREASURE
                                 MEDIA,       HUNTINGTON        COAST        STAMFORD       PRO FORMA      PRO FORMA
                                  INC.       ACQUISITIONS    ACQUISITION    ACQUISITION    ADJUSTMENTS     COMBINED
                                ---------    ------------    -----------    -----------    -----------     ---------
Total revenue.................   $ 8,048         $722           $ 310          $ 707          $             $ 9,787
Less: agency commissions......      (632)         (49)            (15)           (58)                          (754)
                                 -------         ----            ----           ----          -----           -----
Net revenue...................     7,416          673             295            649                          9,033
Station operating expenses....     5,375          407             245            852           (605)(d)       6,274
Corporate expenses............       466          145               0              0             25(l)          491
                                                                                               (145)(l)
Depreciation and
  amortization................       480           53              26             76            249(m)          884
Long-term incentive
  compensation................         0            0               0              0                              0
                                 -------         ----            ----           ----          -----           -----
Operating income (loss).......     1,095           68              24           (279)           476           1,384
Interest expense, net.........     2,336            0              46            148           (281)(n)       2,249
Other (income) expenses.......       168           (9)              0              0              9(h)          168
                                 -------         ----            ----           ----          -----           -----
Income (loss) before income
  taxes.......................    (1,409)          77             (22)          (427)           748          (1,033)
Income taxes..................        27           31               0              0            (31)(j)          27
                                 -------         ----            ----           ----                          -----
Net income (loss).............    (1,436)        $ 46           $ (22)         $(427)                        (1,060)
                                                 ====            ====           ====
Net loss applicable to common
  shares......................   $(1,436)                                                                   $(1,060)
                                 =======                                                                      =====
Net loss per common share.....   $ (0.36)                                                                   $ (0.16)
Weighted average common shares
  outstanding.................  3,949,900                                                                  6,831,900

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(a) Reflects the historical statement of operations of Danbury Broadcasting, Inc. ("Danbury"). Danbury operates on a June 30 fiscal year end. The historical statement of operations included in the unaudited pro forma consolidated financial statements, however, have been prepared on a calendar year basis based on the unaudited quarterly financial statements of Danbury.

(b) Reflects the historical Q Broadcasting, Inc. statement of operations for the fiscal year ended September 30, 1995.

(c) Reflects the results of operations of Treasure Coast Media, Inc. for January through June 1995 when the Company did not own or operate the station acquired in connection with the 1995 Treasure Coast Acquisition.

(d) Cost savings expected to be realized by combining duplicative programming, general and administrative functions, sales responsibilities and facilities in markets with multiple stations, commission reductions, employee benefit cost savings and reductions in professional fees due to consolidation.

(e) Corporate general and administrative expenses have been incrementally adjusted principally due to operating as a public company.

(f) To reflect additional incremental depreciation and amortization related to the 1995 Treasure Coast Acquisition and the Acquisitions.

(g) To reflect adjustment to interest expense associated with the Recapitalization Transactions and the Acquisitions (dollars in thousands):

             Incremental pro forma interest expense on debt incurred with the
               Recapitalization Transactions as if they occurred on January
               1, 1995.....................................................  $ 2,821
             Interest expense recorded by the Company in 1995 on debt
               retired with the Recapitalization Transactions..............   (1,007)
             Interest expense attributable to the Acquisitions.............   (1,208)
                                                                             -------
             Pro forma adjustment..........................................  $   606
                                                                             =======

(h) Elimination of non-operating income that is not expected to be realized by the Company.

(i) To record the increase in amortization of deferred financing costs associated with the Recapitalization Transactions (dollars in thousands):

             Incremental pro forma deferred financing costs incurred with the
               Recapitalization Transactions as if they occurred on
               January 1, 1995............................................  $    120
             Deferred financing costs recorded by the Company in 1995 on
               debt retired with the Recapitalization Transactions........       (69)
                                                                            --------
             Pro forma adjustment.........................................  $     51
                                                                            ========

(j) No incremental income taxes have been provided as the Company has a net operating loss. Incremental state taxes are considered immaterial.

(k) To eliminate the preferred stock dividend on preferred stock redeemed in the Recapitalization Transactions.

(l) Corporate general and administrative expenses have been incrementally adjusted principally due to operating as a public company.

(m) To reflect additional incremental depreciation and amortization related to the Acquisitions.

(n) To reflect adjustment to interest expense associated with the Acquisitions (dollars in thousands):

             Incremental pro forma interest expense on debt incurred with the
               Recapitalization Transactions as if they occurred on January
               1, 1995.......................................................  $  37
             Interest expense on the Senior Credit Facility retired with the
               proceeds from the Offering....................................    (12)
             Interest expense associated with the Westchester Acquisition and
               Danbury Acquisition prior to their acquisition by the
               Company.......................................................   (112)
             Interest expense attributable to the Acquisitions...............   (194)
                                                                               ------
                                                                                   -
             Pro forma adjustment............................................  $(281)
                                                                               =======

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                                      AS OF MARCH 31, 1996
                                       ----------------------------------------------------------------------------------
                                                                     1996
                                       COMMODORE                   TREASURE
                                        MEDIA,      HUNTINGTON       COAST       STAMFORD      PRO FORMA        PRO FORMA
                                         INC.      ACQUISITIONS   ACQUISITION   ACQUISITION   ADJUSTMENTS       COMBINED
                                       ---------   ------------   -----------   -----------   -----------       ---------
ASSETS:
Cash.................................. $   5,087      $  170        $    36       $     1      $  36,000(a)      $ 1,644
                                                                                                  (8,500)(b)
                                                                                                  (1,968)(c)
                                                                                                 (30,475)(d)
                                                                                                   1,500(d)
                                                                                                    (207)(d)
Accounts receivable, net..............     4,908         561            212           640         (1,413)(d)       4,908
Prepaid expenses and other current
  assets..............................       453          59              9           142           (210)(d)         453
                                         -------      ------         ------       -------       --------         -------
          Total current assets........    10,448         790            257           783         (5,273)          7,005
Property, plant and equipment, net....    10,016       1,186            769           329                         12,300
FCC licenses and goodwill, net........    35,213         131          2,135         2,308         23,917(d)       63,704
Other intangible and other assets,
  net.................................     7,534           0              1            37            (38)(d)       6,034
                                                                                                  (1,500)(d)
                                         -------      ------         ------       -------       --------         -------
          Total assets................ $  63,211      $2,107        $ 3,162       $ 3,457      $  17,106         $89,043
                                         =======      ======         ======       =======       ========         =======
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
Accounts payable and accrued
  liabilities......................... $   4,386      $   76        $    39       $   359      $    (174)(d)     $ 4,686
Current maturities of long-term
  debt................................        12       2,258            119             5         (2,382)(d)          12
                                         -------      ------         ------       -------       --------         -------
          Total current liabilities...     4,398       2,334            158           364         (2,556)          4,698
Long-term debt........................    74,466           0          2,122         7,689         (8,500)(b)      65,966
                                                                                                  (9,811)(d)
Noncurrent compensation...............     1,463           0              0             0         (1,282)(c)         181
Note payable, officer.................     1,175           0              0             0                          1,175
Deferred income taxes.................     1,700           0              0             0                          1,700
Stockholders' equity (deficit)........   (19,991)       (227)           882        (4,596)        36,000(a)       15,323
                                                                                                    (686)(c)
                                                                                                   3,941(d)
                                         -------      ------         ------       -------       --------         -------
          Total liabilities and
            stockholders' equity
            (deficit)................. $  63,211      $2,107        $ 3,162       $ 3,457      $  17,106         $89,043
                                         =======      ======         ======       =======       ========         =======

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(a) To reflect the proceeds from the Offering:

        Issuance of 2,882,143 shares of Class A Common Stock............  $40,350,000
        Fees and expenses...............................................    4,350,000
                                                                          -----------
                  Net proceeds from the Offering........................  $36,000,000
                                                                          ===========

(b) To reflect the repayment of the outstanding balance of $8.5 million under the Senior Credit Facility.
(c) To reflect the payment of deferred compensation in accordance with the provisions of employment agreements with certain executives of the Company. See "Use of Proceeds." A charge to earnings of approximately $686,000 will be taken in the period that the payment is made to reflect the payment of the deferred compensation in a total amount of $1.9 million, as required in an Initial Public Offering. The deferred compensation is currently carried on the Company's balance sheet at its present value.
(d) To reflect the purchase of the Huntington Acquisitions, the 1996 Treasure Coast Acquisition and the Stamford Acquisition and the preliminary allocation of the purchase price including expenses of $975,000:

        Huntington Acquisitions.........................................  $12,000,000
        1996 Treasure Coast Acquisition.................................    8,000,000
        Stamford Acquisition............................................    9,500,000
                                                                          -----------
                  Total.................................................   29,500,000
        Fees and expenses...............................................      975,000
                                                                          -----------
                  Total.................................................  $30,475,000
                                                                          ===========

      Deposits totaling $1.5 million have been paid for the Huntington Acquisitions, the 1996 Treasure Coast Acquisition and the Stamford Acquisition, and will be applied towards the purchase price or returned to the Company at the respective closings.

      The allocation of the purchase price and the elimination of the assets not acquired and the liabilities not assumed in connection with the Huntington Acquisitions, the 1996 Treasure Coast Acquisition and the Stamford Acquisition are as follows:

                                                    ALLOCATION OF
                                                      PURCHASE        CARRYING
                                                        PRICE          VALUE       ADJUSTMENT
                                                       (000'S)        (000'S)      (000'S) --
                                                    -------------     --------
        ASSETS:
        Cash......................................     $     0        $    207      $   (207)
        Accounts receivable, net..................           0           1,413        (1,413)
        Prepaid expense and other current
          assets..................................           0             210          (210)
        Property, plant and equipment, net........       2,284           2,284             0
        Intangible assets, net....................      28,491           4,574        23,917
        Other assets..............................           0              38           (38)
                                                       -------         -------      --------
                  Total assets....................     $30,775        $  8,726      $ 22,049
                                                       =======         =======      ========
        LIABILITIES:
        Accounts payable and accrued
          liabilities.............................     $   300        $    474      $   (174)
        Current portion of long term debt.........           0           2,382        (2,382)
        Long term debt............................           0           9,811        (9,811)
                                                       -------         -------      --------
        Net assets................................     $30,475        $ (3,941)     $ 34,416
                                                       =======         =======      ========
        Stockholders' equity......................                    $ (3,941)     $  3,941
                                                                       =======      ========

      The preliminary allocation of purchase price may change upon final determination of the fair value of the net assets acquired.

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following selected historical consolidated financial data of the Company for each of the five years ended December 31, 1995 are derived from the audited consolidated financial statements of the Company, of which the consolidated balance sheets at December 31, 1994 and 1995 and the consolidated statement of operations for the three years in the period ended December 31, 1995 are included herein. The following selected historical consolidated financial data of the Company for the three months ended March 26, 1995 and March 31, 1996 are derived from the unaudited consolidated financial statements of the Company. The selected financial information should be read in conjunction with the information contained in "Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and Notes thereto, as well as the Financial Statements and Notes thereto of (i) Danbury Broadcasting, Inc., with respect to the Danbury Acquisition, (ii) Adventure Communications, Inc., with respect to the Huntington Acquisitions,
(iii) Media VI, with respect to the 1996 Treasure Coast Acquisition and (iv) Q Broadcasting, Inc., with respect to the Stamford Acquisition, included elsewhere herein.

     The pro forma statement of operations data and supplemental information for the year ended December 31, 1995 has been prepared as if the Recapitalization Transactions, the 1995 Treasure Coast Acquisition, the Acquisitions, and the Offering and the application of the estimated net proceeds therefrom had occurred on January 1, 1995. The pro forma statement of operations data and supplemental information for the three months ended March 31, 1996 has been prepared as if the Acquisitions and the Offering and the application of the net proceeds therefrom had occurred on January 1, 1995. The pro forma balance sheet data at March 31, 1996 has been prepared as if the 1996 Treasure Coast Acquisition, the Stamford Acquisition and the Huntington Acquisitions and the Offering and the application of the estimated net proceeds therefrom had occurred on March 31, 1996. The selected pro forma financial data is not necessarily indicative of the results that would have occurred if such Acquisitions had occurred on the dates indicated, nor is it indicative of the Company's future results of operations.

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                      THREE MONTHS ENDED
                                                                                               --------------------------------
                                                YEAR ENDED DECEMBER 31,                        MARCH 26,         MARCH 31,
                            ---------------------------------------------------------------    ---------    -------------------
                                                                                   1995 PRO                            1996 PRO
                             1991       1992       1993       1994       1995      FORMA(A)      1995        1996      FORMA(A)
                            -------    -------    -------    -------    -------    --------    ---------    -------    --------
OPERATING DATA:
Total revenue.............  $17,677    $19,578    $21,643    $28,686    $33,653    $46,327      $ 6,507     $ 8,048    $ 9,787
Less: agency
  commissions.............   (1,342)    (1,617)    (1,845)    (2,461)    (2,858)    (3,791 )       (540)       (632)      (754 )
                            --------   --------   -------    --------   --------   -------       ------     -------    -------
         Net revenue......   16,335     17,961     19,798     26,225     30,795     42,536        5,967       7,416      9,033
Station operating
  expenses(b).............   12,080     12,713     13,509     16,483     19,033     27,185        4,168       5,375      6,274
Corporate expenses........    1,167      1,602      2,531      2,110      2,051      2,151          461         466        491
Depreciation and
  amortization............    1,606      1,676      1,129      2,145      1,926      3,559          437         480        884
Long-term incentive
  compensation(c).........        0          0          0      2,180      2,007      2,007          585           0          0
Separation
  compensation(d).........        0          0      1,496          0          0          0            0           0          0
                            --------   --------   -------    --------   --------   -------       ------     -------    -------
         Operating
           income.........    1,482      1,970      1,133      3,307      5,778      7,634          316       1,095      1,384
Interest expense..........    5,139      4,410      4,219      2,932      7,421      9,235          830       2,452      2,364
Interest income...........        5          3          1          0        421        421            0         115        115
Other expenses............      527        561        658        602        434        485           56         167        168
                            --------   --------   -------    --------   --------   -------       ------     -------    -------
Loss before income taxes
  and extraordinary gain
  (loss)..................   (4,179)    (2,998)    (3,743)      (227)    (1,656)    (1,665 )       (570)     (1,409)    (1,033 )
Income taxes..............        4         12         39        300        140        140           15          27         27
                            --------   --------   -------    --------   --------   -------       ------     -------    -------
Loss before extraordinary
  gain (loss).............   (4,183)    (3,010)    (3,782)      (527)    (1,796)    (1,805 )       (585)     (1,436)    (1,060 )
Extraordinary
  gain (loss)(e)..........        0        430          0          0       (444)      (512 )          0           0          0
                            --------   --------   -------    --------   --------   -------       ------     -------    -------
         Net loss.........   (4,183)    (2,580)    (3,782)      (527)    (2,240)    (2,317 )       (585)     (1,436)    (1,060 )
Preferred stock
  dividend................        0          0          0        691        252          0          208           0          0
                            --------   --------   -------    --------   --------   -------       ------     -------    -------
Net loss applicable to
  common shares...........  $(4,183)   $(2,580)   $(3,782)   $(1,218)   $(2,492)   $(2,317 )    $  (793)    $(1,436)   $(1,060 )
                            ========   ========   =======    ========   ========   =======       ======     =======    =======
Loss per share:
  Before extraordinary
    item..................  $ (1.60)   $ (1.40)   $ (1.88)   $  (.32)   $  (.53)   $ (0.26 )    $  (.21)    $ (0.36)   $ (0.16 )
  Extraordinary item......        0        .20          0          0       (.11)      (.08 )          0           0          0
                            --------   --------   -------    --------   --------   -------       ------     -------    -------
  Loss per share..........  $ (1.60)   $ (1.20)   $ (1.88)   $  (.32)   $  (.64)   $  (.34 )    $  (.21)    $ (0.36)   $ (0.16 )
                            ========   ========   =======    ========   ========   =======       ======     =======    =======
Weighted average common
  shares outstanding(f)...  2,610,700  2,149,900  2,013,100  3,762,700  3,892,300  6,774,300   3,755,500    3,949,900  6,831,900
SUPPLEMENTAL INFORMATION:
Broadcast cash flow(g)....  $ 4,255    $ 5,248    $ 6,289    $ 9,742    $11,762    $15,351      $ 1,799     $ 2,041    $ 2,759
Broadcast cash flow
  margin(g)...............    26.0%      29.2%      31.8%      37.1%      38.2%      36.1%        30.1%       27.5%      30.5%
EBITDA(g).................    3,088      3,646      3,758      7,632      9,711     13,200        1,338       1,575      2,268
Capital expenditures......      179        371        333        623        321                      42         124

                                                                                                             AT MARCH 31, 1996
                                              AT DECEMBER 31,                                               -------------------
                            ---------------------------------------------------                                          PRO
                             1991       1992       1993       1994       1995                               ACTUAL     FORMA(A)
                            -------    -------    -------    -------    -------                             -------    --------
BALANCE SHEET DATA:
Cash and cash
  equivalents.............  $   958    $ 1,045    $   887    $ 2,042    $10,891                             $ 5,087    $ 1,644
Net working capital.......   (6,512)       583      2,387        115     13,730                               6,050      2,307
Total assets..............   28,437     27,508     36,192     36,283     52,811                              63,211     89,043
Total long-term debt
  (including current
  maturities).............   51,211     51,934     41,773     39,075     66,316                              75,653     67,153
Stockholders' equity
  (deficit)...............  (26,185)   (28,766)    (8,097)   (18,038)   (18,555)                            (19,991)    15,323

     NOTES TO SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

(a) Pro forma operating data and supplemental information for the year ended December 31, 1995 give effect to the Recapitalization Transactions (as hereinafter defined), the Acquisitions, the Offering and the application of the estimated net proceeds therefrom and the 1995 Treasure Coast Acquisition as if each had occurred on January 1, 1995. The pro forma operating data and supplemental information for the three months ended March 31, 1996 give effect to the Acquisitions and the Offering and the application of the estimated net proceeds therefrom as if each had occurred on January 1, 1995. The pro forma balance sheet data give effect to the 1996 Treasure Coast Acquisition, the Stamford Acquisition and the Huntington Acquisitions and the Offering and the application of the estimated net proceeds therefrom as if each had occurred on March 31, 1996.

(b) Station operating expenses exclude depreciation and amortization, corporate expenses, long-term incentive compensation, other expenses and separation compensation.

(c) The long-term incentive compensation expense incurred by the Company in 1994 and 1995 consists of non-cash charges taken by the Company pursuant to the long-term incentive compensation provisions of its then existing employment agreements with Mr. Friedman and Mr. Shea. See "Management-- Employment Agreements and Arrangements."

(d) Separation compensation in 1993 consists of a provision for cash payments made in 1993, cash payments made in 1994 and the present value of future payments under a separation agreement reached between the Company and a former president of the Company which became effective December 31, 1993. Under such separation agreement, the former president will continue to receive $250,000 per year in equal semi-monthly payments through December 31, 1997. See Note 10 to Consolidated Financial Statements of the Company.

(e) In 1992, the Company renegotiated the Amended and Restated Promissory Note issued by the Company to Michael Hanson (the "Hanson Note") resulting in a $430,000 reduction in its principal amount and an equivalent extraordinary gain for the Company. In 1995, in connection with the Recapitalization Transactions (as hereinafter defined), the Company wrote off the balance of the unamortized deferred financing costs on its retired debt resulting in an extraordinary loss of $444,000, $512,000 on a 1995 pro forma basis. See Note 5 to Consolidated Financial Statements of the Company.

(f) To date the Company has not paid any dividends with respect to the Common Stock.

(g) For purposes of this Prospectus, EBITDA is defined as net income (loss) before (i) extraordinary gain (loss), (ii) income taxes, (iii) other expenses (income), (iv) net interest expense, (v) long-term incentive compensation and separation compensation and (vi) depreciation and amortization. Broadcast cash flow is defined as EBITDA before corporate expenses. Although EBITDA and broadcast cash flow are not measures of performance calculated in accordance with GAAP, EBITDA and broadcast cash flow are widely used in the broadcast industry as measures of a radio broadcasting company's operating performance. Neither EBITDA nor broadcast cash flow should be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. Broadcast cash flow and EBITDA differ from cash flow from operations under GAAP primarily because broadcast cash flow and EBITDA are not reduced by net interest expense and income tax expense, changes in the levels of operating assets and liabilities and separation and long-term incentive compensation paid during the period. In addition, broadcast cash flow excludes corporate expenses that are reflected as a reduction in cash flow from operations. Broadcast cash flow and EBITDA are not intended to depict funds available for discretionary uses as they do not reflect the Company's debt service and capital requirements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The following discussion should be read in conjunction with the financial statements appearing elsewhere in this Prospectus. Period to period comparisons of the Company's historical financial statements are significantly impacted by the acquisition of certain of the Company's radio stations and the use of JSAs and LMAs. In this discussion, the 1995 results of operations of the Company include the results of the WKAP-AM JSA that became effective on March 27, 1995, the acquisition of WQOL-FM on June 27, 1995, the WPAW-FM JSA commencing in August 1995, and the LMAs with respect to WRKI-FM, WINE-AM, WVYB-FM, WZZN-FM and WPUT-AM that became effective on October 30, 1995. The 1996 results of operations of the Company include the results of the JSAs with respect to WAVW-FM, WKQS-FM and WAXE-AM that became effective on February 16, 1996.

     The Company analyzes its financial results in terms of variable expenses and other operating expenses. Management believes "other operating expenses" are typically controllable and predictable, and projects such expenses each year during the Company's annual budgeting process; such expenses consist primarily of employee salaries, programming and similar expenses, advertising and promotional expenses and lease costs for office, studio space and transmission sites, but excludes any barter expense. "Variable expenses," which have averaged 26.2% of non-barter revenue for the last five years, consist primarily of commissions and music licensing fees.

     In the radio broadcasting industry, radio stations may utilize trade or barter agreements to provide advertising time in exchange for goods or services (such as travel, products used in promotional campaigns, "giveaways" or meals) instead of cash compensation. The Company attempts to limit trade or barter, employing it primarily in situations where use of trade or barter will bring incremental cash revenue from a potential client or will reduce a cash expense item. The Company's trade and barter revenue as a percent of total revenue was 9.6%, 8.6%, 7.5%, 8.8% and 10.1% for 1995, 1994, 1993, 1992 and 1991,
respectively.

     Although advertising contracts are generally short-term, the Company has long-term relationships with many of its advertisers. The Company has developed these relationships through both the long local history of many of its radio stations and the long personal relationships many of its managers have developed with advertisers in the stations' markets. In 1995, approximately 86% of the Company's total cash revenue was generated from the broadcast of local advertising, approximately 12% was from the broadcast of national advertising and approximately 2% was from other forms of revenue such as political advertisements, network revenue and tower rentals. Each radio station's local sales staff solicits advertisements directly from local advertisers or through an advertising agency representing local advertisers. National advertising sales for each of the Company's stations are made in conjunction with the efforts of an independent advertising representative who specializes in national sales, acts as an exclusive agent for the stations and is compensated on a commission only basis.

     The Company has net operating loss carryforwards ("NOLs") for federal income tax purposes which may be available to offset the Company's taxable income. The Offering will result in a more-than-50-percent ownership change for purposes of Section 382. Therefore, the Company's use of its NOLs may be reduced in the years following the ownership change, resulting in a potential increase in the Company's effective tax rate for such years.

     Seasonal revenue fluctuations are common in the radio broadcasting industry and are due primarily to fluctuations in advertising expenditures by local retailers. The Company's first fiscal quarter generally produces the lowest revenue for the year and the fourth fiscal quarter generally produces the highest revenue. The Company's operating results in any period may also be affected by the occurrence of advertising and promotional expenses that do not produce commensurate revenue in the period in which the expenses are incurred. Since Arbitron typically reports audience ratings on a quarterly or semiannual basis (depending on the market), a radio station's ability to realize revenue as a result of increased advertising and promotional expenses and any resulting audience rating changes may be delayed for several months. The Company believes the relatively moderate rates of inflation over the past three years have not had a significant impact on the profitability of the Company. In general, the Company believes the effects of inflation are offset through increases in advertising rates.

     The following table sets forth certain consolidated summary data of the Company (dollars in thousands):

                                                                                               THREE-MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                  ----------------------
                                      ---------------------------------------------------    MARCH 26,    MARCH 31,
                                       1991       1992       1993       1994       1995        1995         1996
OPERATING DATA:
Non barter revenue................... $15,892    $17,848    $20,026    $26,213    $30,415     $ 5,751      $ 7,132
Barter revenue.......................   1,785      1,730      1,617      2,473      3,238         756          916
                                      -------    -------    -------    -------    -------     -------      -------
  Total revenue(a)...................  17,677     19,578     21,643     28,686     33,653       6,507        8,048
Variable expenses(b)(c)..............   4,163      4,613      5,312      6,707      8,154       1,679        2,089
Other operating expenses(c)(d).......   7,492      7,886      8,548      9,886     10,683       2,289        3,048
Barter expense(c)....................   1,767      1,831      1,494      2,351      3,054         740          870
Corporate expenses...................   1,167      1,602      2,531      2,110      2,051         461          466
Depreciation & amortization..........   1,606      1,676      1,129      2,145      1,926         437          480
Long-term incentive compensation.....       0          0          0      2,180      2,007         585            0
Separation compensation..............       0          0      1,496          0          0           0            0
                                      -------    -------    -------    -------    -------     -------      -------
  Operating income................... $ 1,482    $ 1,970    $ 1,133    $ 3,307    $ 5,778     $   316      $ 1,095
                                      =======    =======    =======    =======    =======     =======      =======
OTHER DATA:
Broadcast cash flow(e)............... $ 4,255    $ 5,248    $ 6,289    $ 9,742    $11,762     $ 1,799      $ 2,041
Broadcast cash flow margin...........   26.0%      29.2%      31.8%      37.1%      38.2%       30.1%        27.5%
Variable expenses as a percent of
  non-barter revenue.................   26.2%      25.8%      26.5%      25.6%      26.8%       29.2%        29.3%
Other operating expenses as a percent
  of non-barter revenue..............   47.1%      44.2%      42.7%      37.7%      35.1%       39.8%        42.7%
Station operating expenses(c)........  12,080     12,713     13,509     16,483     19,033       4,168        5,375

- ------------------------------

(a) Total revenue less agency commissions equals net revenue, as detailed in the Company's audited financial statements.

(b) Variable expenses consist of all commissions (including agency, salesperson, national representative and tower representative) and music licensing fees, and excludes any barter expense.

(c) Station operating expenses consists of variable expenses plus other operating expenses plus barter expense less agency commissions.

(d) Other operating expenses consist primarily of employee salaries, programming and similar expenses, advertising and promotional expenses and lease costs for office, studio space and transmission sites, and excludes any barter expense.

(e) Broadcast cash flow means EBITDA before corporate expenses.

    RESULTS OF OPERATIONS

    THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 26, 1995.

     Total Revenue. Total revenue increased 23.7% to $8.0 million in the first quarter of 1996 from $6.5 million during the same period in 1995 primarily due to the addition of revenues from the acquisition of WQOL-FM in the Treasure Coast Market, Florida, from the JSAs entered into with WPAW-FM, WAVW-FM, WKQS-FM and WAXE-AM in the Treasure Coast Market, Florida, and WKAP-AM in Allentown, Pennsylvania and from the LMAs entered into with WRKI-FM and WINE-AM in Fairfield County, Connecticut and WVYB-FM, WZZN-FM and WPUT-AM in Westchester/Putnam Counties, New York. On a same station basis, total revenue increased 1.1% to $6.6 million in the first quarter of 1996 from $6.5 million in the first quarter of 1995.

     Station Operating Expenses. Station operating expenses increased 28.9% to $5.4 million in the first quarter of 1996 from $4.2 million during the same period in 1995. The increase was primarily due to the addition of operating expenses from WQOL-FM, WPAW-FM, WAVW-FM, WKQS-FM and WAXE-AM in the Treasure Coast Market, Florida, WRKI-FM and WINE-AM in Fairfield County, Connecticut and WVYB-FM, WZZN-FM and WPUT-AM in Westchester/Putnam Counties, New York. On a same station basis, station operating expenses remained unchanged at $4.2 million in the first quarter of 1996. The variable expense component of station operating expenses increased to $2.1 million in the first quarter of 1996 from $1.7 million during the same period in 1995. The increase was due primarily to higher commissions from increased revenues and a higher effective commission rate at certain of the Company's stations. Variable expenses as a percent of non barter revenue were 29.3% in the first quarter of 1996 as compared to 29.2% in the first quarter of 1995. On a same station basis, variable expenses remained unchanged at $1.7 million in the first quarter of 1996. On a same station basis, variable expenses as a percent of non barter revenue were 30.2% in the first quarter of 1996, as compared to 29.2% in the first quarter of 1995. This increase was due primarily to higher effective commission rates at certain of the Company's stations. The other operating expense component of station operating expenses increased 33.2% to $3.0 million in the first quarter of 1996 from $2.3 million during the same period in 1995 primarily due to the additional operating expenses associated with WQOL-FM, WPAW-FM, WAVW-FM, WKQS-FM and WAXE-AM in the Treasure Coast Market, Florida, WKAP-AM in Allentown, Pennsylvania, WRKI-FM and WINE-AM in Fairfield County, Connecticut and WVYB-FM, WZZN-FM and WPUT-AM in Westchester/Putnam Counties, New York. Other operating expenses were 42.7% of non barter revenue in the first quarter of 1996, increasing from 39.8% of non barter revenue in the first quarter of 1995, primarily due to the fees associated with the Company's various joint operating arrangements. On a same station basis, other operating expenses decreased 2.8% to $2.2 million or 38.5% of non barter revenue in the first quarter of 1996 from $2.3 million or 39.8% of non barter revenue during the same period of 1995.

     Corporate Expenses. Corporate expenses increased 1.1% in the first quarter of 1996 to approximately $466,000 from approximately $461,000 during the same period in 1995. In the first quarter of 1996 corporate expenses included higher salary expenses, which were partially offset by lower incentive accruals as compared to the first quarter of 1995. Corporate expenses as a percent of non barter revenue were 6.5% in the first quarter of 1996 compared to 8.0% in the first quarter of 1995.

     Other Expenses. Depreciation and amortization increased 9.9% to approximately $480,000 in the first quarter of 1996 from approximately $437,000 during the same period in 1995 due primarily to the addition of WQOL-FM in the Treasure Coast Market, Florida. Interest expense increased to $2.5 million in the first quarter of 1996 from approximately $830,000 during the same period in 1995 due to increased interest expense associated with the Senior Subordinated Notes. Interest income of $115,000 was earned on the Company's temporary cash investments. Other expenses increased to approximately $167,000 in the first quarter of 1996 from approximately $56,000 during the same period in 1995. The increase was due primarily to the amortization of financing costs associated with the Recapitalization Transactions.

     Operating Income. Operating income in the first quarter of 1996 increased to $1.1 million from approximately $316,000 in the first quarter of 1995. The increase was partially due to higher revenues and lower long-term incentive compensation which was partially offset by higher station operating expenses. On a same station basis, operating income for the first quarter of 1996 increased to approximately $982,000 from approximately $316,000 in the first quarter of 1995. The increase was due primarily to lower long-term incentive compensation expenses.

     Net Loss. Net loss for the three months ended March 31, 1996 was $1.4 million compared to a net loss of approximately $585,000 during the same period in 1995. The net loss was due primarily to increased interest expense and depreciation and amortization, which were partially offset by increased revenues and interest income and lower long-term incentive compensation.

     Broadcast Cash Flow. Broadcast cash flow for the three months ended March 31, 1996 was approximately $2.0 million, a 13.5% increase from the first quarter of 1995.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994.

     Total Revenue. Total revenue increased 17.3% to $33.7 million in 1995 from $28.7 million in 1994. The inclusion of revenues from the WQOL-FM acquisition and revenues generated from JSAs and LMAs entered into in 1995 provided approximately $1.6 million of this increase. On a same station basis total revenue increased 11.9% to $32.1 million in 1995 from $28.7 million in 1994. WEFX-FM and WNLK-AM in Fairfield County, Connecticut had combined total revenue growth of 45.0% to $3.9 million in 1995 from $2.7 million in 1994 primarily due to increased ratings and selling efforts. WJBR-AM/FM in Wilmington, Delaware and WAEB-AM/FM in Allentown, Pennsylvania posted revenue increases in 1995 of 14.9% and 11.6%, respectively, also primarily due to increased ratings and selling efforts.

     Station Operating Expenses. Station operating expenses increased 15.5% to $19.0 million in 1995 from $16.5 million in 1994 due primarily to the inclusion of station operating expenses from the newly acquired WQOL-FM, station operating expenses resulting from JSAs and LMAs and an increase in barter expense. On a same station basis, station operating expenses increased 9.3% to $18.0 million in 1995 from $16.5 million in 1994 due primarily to the increase in barter expense. The variable expense component of station operating expenses increased 21.6% to $8.2 million or 26.8% of non-barter revenue in 1995 from $6.7 million in 1994 or 25.6% of non-barter revenue in 1994, primarily as a result of increases in the effective commission rates and royalties resulting from the increased revenues and an increase in bad debt expense. On a same station basis, variable expenses increased 17.5% to $7.9 million or 27.2% of non-barter revenue in 1995 from $6.7 million or 25.6% of non-barter revenue in 1994. The increase was due primarily to higher commissions and the increase in overall revenue levels. The other operating expense component of station operating expenses increased 8.1% to $10.7 million in 1995 from $9.9 million in 1994 primarily due to increased operating expenses from the acquisition of WQOL-FM, the JSAs and the LMAs. On a same station basis, other operating expenses remained unchanged at $9.9 million in 1995 as compared to the same period in 1994.

     Corporate Expenses. Corporate expenses decreased 2.8% to $2.0 million in 1995 from $2.1 million in 1994. The decrease was due primarily to reduced travel and entertainment expenses.

     Other Expenses. Depreciation and amortization decreased 10.2% to $1.9 million in 1995 from $2.1 million in 1994 primarily as a result of the Company fully amortizing certain costs associated with the acquisition of WZZO-FM in Allentown, Pennsylvania. Long-term incentive compensation decreased 8.0% to $2.0 million in 1995 from $2.2 million in 1994. The 1995 expense reflects the balance of the long-term incentive compensation obligations due Mr. Friedman and Mr. Shea pursuant to their respective employment agreements. Interest expense increased to $7.4 million in 1995 from $2.9 million in 1994. The increase was due primarily to higher floating rates on the Company's prior senior credit facilities and the cash and non-cash interest on the Senior Subordinated Notes issued in the Recapitalization Transactions (as hereinafter defined). In 1995, interest income of approximately $421,000 was earned on the Company's temporary cash investments. Other expenses, net, decreased 27.9% from approximately $600,000 in 1994 to approximately $400,000 in 1995 primarily due to a decrease in the loss on sale of assets which was partially offset by an increase in the amortization of the deferred financing charges associated with the Recapitalization Transactions and the Company's prior credit facilities.

     Operating Income. Operating income for the year ended December 31, 1995 increased 74.7% to $5.8 million from $3.3 million in the year ended December 31, 1994. The increase was primarily due to increased revenues which were partially offset by increased station operating expenses. On a same station basis, operating income increased 66.8% to $5.5 million in the year ended December 31, 1995 from $3.3 million during the same period in 1994. The increase was due primarily to increased revenues, which were partially offset by higher station operating expenses.

     Net Loss. Net loss before extraordinary items for the year ended December 31, 1995 was approximately $1.8 million as compared to a net loss before extraordinary items of approximately $527,000 during the same period in 1994. The increase was due primarily to higher interest expense and station operating expenses which were partially offset by increased revenue and interest income and lower corporate expense, long-term incentive compensation and depreciation and amortization. Upon consummation of the Recapitalization Transactions, the Company wrote-off approximately $444,000 of deferred financing fees associated with its prior credit agreement and recorded it as an extraordinary loss. The income tax provision of approximately $141,000 for 1995 is related to current state and local tax expenses.

     Broadcast Cash Flow. Broadcast cash flow increased 20.7% to $11.8 million in 1995 from $9.7 million in 1994. Excluding the results of WQOL-FM and the results of the JSAs and LMAs, broadcast cash flow increased 16.3% to $11.3 million in 1995 from $9.7 million in 1994. The broadcast cash flow margin was 38.2% in 1995 as compared to 37.1% in 1994 and excluding the results of WQOL-FM and the results of the JSAs and LMAs the broadcast cash flow margin was 38.6% in 1995.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO THE YEAR ENDED DECEMBER 31, 1993.

     Total Revenue. Total revenue increased 32.5% to $28.7 million in 1994 from $21.6 million in 1993 primarily as a result of the duopoly acquisition of WZZO-FM on December 28, 1993, increased revenue at WAEB-AM/FM and WJBR-AM/FM as well as improved selling efforts at all of the Company's stations. All of the Company's markets showed an increase in revenue in 1994. Excluding WZZO-FM, total revenue for 1994 was $24.3 million, a 12.4% increase from 1993. This increase was due to higher revenue at WAEB-AM/FM and WJBR-AM/FM as well as improved selling efforts at all of the Company's stations.

     Station Operating Expenses.  Station operating expenses increased 22.0% to
16.5 million in 1994 from $13.5 million in 1993. The increase was primarily due to the additional operating expenses associated with the acquisition of WZZO-FM and increased selling expenses due to higher revenues. The variable expense component of station operating expenses increased 26.3% in 1994 primarily from increased commissions resulting from the higher levels of revenue and the addition of the variable expenses from the acquisition of WZZO-FM. Variable expenses as a percent of non-barter revenue decreased to 25.6% in 1994 from 26.5% in 1993 due primarily to lower levels of bad debt in 1994 as compared to 1993. Excluding WZZO-FM, variable expenses increased 6.3% in 1994 from 1993 and variable expenses as a percent of non-barter revenue decreased to 25.4% in 1994 from 26.6% in 1993. The other operating expense component of station operating expenses increased 15.7% to $9.9 million in 1994 from $8.5 million in 1993 primarily as a result of the addition of other operating expenses from the acquisition of WZZO-FM and increased sales expenses at WFAS-AM/FM, WEFX-FM, WNLK-AM and WZZR-FM. Excluding WZZO-FM, other operating expenses increased 5.1% to $9.0 million in 1994 from $8.5 million in 1993 primarily due to increases in sales expenses at WFAS-AM/FM, WNLK-AM and WZZR-FM.

     Corporate Expenses. Corporate expenses decreased 16.6% to $2.1 million in 1994 from $2.5 million in 1993. The decrease in corporate expenses was primarily attributable to lower legal, travel and entertainment, and severance expenses.

     Other Expenses. Long-term incentive compensation expense in 1994 of $2.2 million consisted of a non-cash long-term incentive compensation expense incurred by the Company pursuant to Mr. Friedman's and Mr. Shea's former employment agreements. Depreciation and amortization increased 90% to $2.1 million in 1994 from $1.1 million in 1993 primarily as a result of the acquisition of WZZO-FM. Interest expense, net, decreased to $2.9 million in 1994 from $4.2 million in 1993. The reduction in the Company's annual interest expense was primarily due to the Company entering into the Second Amended and Restated Credit Agreement with The Bank of New York and the conversion of approximately $17.2 million of indebtedness of the Company to Carter Burden and Radio Financial Partners, Inc. into equity securities of the Company. Income taxes for the year ended 1994 consisted of a provision for current state and local tax expenses.

     Operating Income. Operating income for the year ended December 31, 1994 increased to $3.3 million from $1.1 million in the year ended December 31, 1993. The increase was due primarily to increased revenues and the absence of separation compensation expense incurred in the 1993 fiscal year which was partially offset by higher station operating expenses and long-term incentive compensation expense. On a same station basis, operating income increased to $1.3 million in the year ended December 31, 1994 from $1.1 million in the year ended December 31, 1993. The increase was partially due to increased revenues and lower separation compensation expense which were partially offset by higher station operating expenses.

     Net loss. Net loss for 1994 decreased to approximately $527,000 from approximately $3.8 million in 1993 primarily due to increased revenues, lower corporate expenses, separation compensation and interest expense which were partially offset by increased station operating expenses, depreciation and amortization, long-term incentive compensation and income taxes.

     Broadcast Cash Flow. Broadcast cash flow increased 54.9% to $9.7 million in 1994 from $6.3 million in 1993. Excluding WZZO-FM, broadcast cash flow increased 22.5% in 1994 from 1993. The broadcast cash flow margin was 37.1% in 1994, including WZZO-FM, as compared to 31.8% in 1993.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's liquidity needs arise primarily from its debt service obligations, funding of the Huntington Acquisitions and the Company's working capital needs and capital expenditures. Net cash flows provided by operating activities were $1.9 million and approximately $60,000 in the first quarter of 1996 and 1995, respectively. Changes in the Company's net cash flows from operating activities are primarily the result of changes in advertising revenue, the timing of its revenue receipts and its operating expense and interest payments.

     During the first quarter of 1996, net cash flow used in investing activities increased to $15.8 million from approximately $270,000 in the first quarter of 1995. These investing activities in the first quarter of 1996 included approximately $124,000 of capital expenditures, approximately $291,000 of deferred acquisition costs, $915,000 of deposits on acquisitions (including $500,000 for WKHL-FM and WSTC-FM in Fairfield County, Connecticut and $400,000 for WAVW-FM, WKQS-FM and WAXE-AM in the Treasure Coast Market, Florida) and $14.4 million for the acquisition of WRKI-FM and WINE-AM and WVYB-FM, WZZN-FM and WPUT-AM in Fairfield County, Connecticut and Westchester/Putnam Counties, New York, respectively. In the first quarter of 1995 investing activities included approximately $42,000 of capital purchases, approximately $65,000 of loans to employees and $150,000 of deposits on acquisitions.

     Net cash flow provided by financing activities in the first quarter of 1996 totaled $8.1 million as compared to $1.6 million of net cash flow used in financing activities during the first quarter of 1995. These financing activities included $8.5 million of senior debt issued by the Senior Lender under the Company's revolving Senior Credit Facility as partial funding for the acquisitions of WRKI-FM and WINE-AM and the WVYB-FM, WZZN-FM and WPUT-AM in Fairfield County, Connecticut and Westchester/Putnam Counties, New York, respectively, and the payment of approximately $394,000 of deferred debt issuance costs in connection with the Senior Credit Facility. In the first quarter of 1995 net cash flows used in investing activities included approximately $224,000 of deferred debt issuance costs, approximately $333,000 of principal payments on the Senior Credit Facility and payment of $1.0 million to The Bank of New York for the purchase of the redeemable warrant.

     The Senior Credit Facility allows the Company to borrow up to $30 million in revolving loans and up to $5 million in accounts receivable loans. Interest is payable monthly at a rate of 3.5% over LIBOR. Principal amortization commences on November 30, 1997 for the receivable loan.

     On May 1, 1996, the Company entered into a Securities Purchase Agreement with CIBC WG Argosy Merchant Fund 2, LLC ("CIBC Merchant Fund"), pursuant to which the CIBC Merchant Fund agreed to purchase from the Company, if and when requested by the Company, up to an aggregate liquidation value of $12,500,000 of Series A Preferred Stock of the Company in such amounts as the Company may request (the "Preferred Stock Facility"), provided that such request be for an aggregate liquidation value of at least $2.5 million and be made no later than October 31, 1996. The Series A Preferred Stock accrues cash dividends at the rate of 8% per annum, or 10% per annum if paid in additional shares of Series A Preferred Stock, through April 30, 1999. The Company intends to redeem the Series A Preferred Stock with proceeds from the Offering.

     The Company has utilized borrowings under the Senior Credit Facility and the proceeds of issuances of Series A Preferred Stock under the Preferred Stock Facility (which will be redeemed upon the closing of the Offering), together with cash from operating activities, to satisfy its financial needs in the recent past.

Management believes that after consummation of the Offering contemplated hereby, cash from operating activities together with available revolving credit borrowings under the Senior Credit Facility should be sufficient to permit the Company to meet its financial obligations and fund its operations for the foreseeable future. Upon the completion of the Offering management expects that the maximum of $35 million of borrowing capacity under the Senior Credit Facility will be available to it for future cash needs. The Company's long-term debt is comprised of the Senior Subordinated Notes and the Senior Credit Facility. The Company may require additional financing for future acquisitions and there can be no assurance that it will be able to obtain such financing on terms considered by management to be favorable.

RECAPITALIZATION TRANSACTIONS

     On April 21, 1995, the Company completed the offering of its Senior Subordinated Notes. The gross proceeds of approximately $65.0 million were used to: (i) retire existing senior and subordinated indebtedness of approximately $38.6 million resulting in an extraordinary loss of approximately $444,000; (ii) redeem the preferred stock of approximately $8.7 million; (iii) pay the long-term incentive compensation of Mr. Friedman and Mr. Shea of approximately $1.9 million; (iv) pay the estimated fees and expenses of the Recapitalization Transactions which total approximately $4.2 million; and (v) reserve approximately $11.6 million for general corporate purposes and possible future acquisitions and fund the 1995 Treasure Coast Acquisition. In addition, the Company converted all of its existing Common Stock for 486,373 shares of its Class B Common Stock and 119,212 shares (including treasury shares) of its Class A Common Stock. The consolidated financial statements have been retroactively adjusted for this conversion. The above transactions constitute the Recapitalization Transactions. See Note 2 to the "Consolidated Financial Statements." On May 26, 1995, the Company filed with the Securities and Exchange Commission a registration statement on Form S-4 offering to exchange the Senior Subordinated Notes for new notes which are substantially identical except that they are freely transferable (the "Exchange Offer"). The Form S-4 was effective on July 28, 1995 and the Exchange Offer was consummated on August 28, 1995.

RECENT ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" in March 1995, which establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 will be effective for the Company's financial statements beginning in 1996. The Company evaluates intangible assets for potential impairment by analyzing the operating results, trends and prospects of the Company's stations, as well as by comparing them to their competitors. The Company also takes into consideration recent acquisition patterns within the broadcast industry, the impact of recently enacted or potential FCC rules and regulations and any other events or circumstances which might indicate potential impairment. As a result of continued strong growth in radio advertising revenue, and based upon recent valuations of various station acquisitions in many of the Company's markets, management does not believe that the implementations of SFAS No. 121 will have a material effect on its financial statements.

     The Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock Based Compensation" in October 1995, which establishes financial accounting and reporting standards for stock based employee compensation plans including, stock purchase plans, stock options, restricted stock and stock appreciation rights. The Company has elected to continue accounting for stock based compensation under Accounting Principles Board Opinion No. 25. The disclosure requirements of SFAS No. 123 will be effective for the Company's financial statements beginning in 1996. Management does not believe that the implementation of SFAS No. 123 will have a material effect on its financial statements.

                                    BUSINESS

GENERAL

     The Company owns and operates, or provides sales and marketing services for 33 radio broadcasting stations (nineteen FM and fourteen AM stations) in six medium-sized markets. The Company is the leading radio group on a pro forma basis in five of its six markets based on radio advertising revenue and is the leading radio group in each of its six markets based on audience share. The Company's average radio revenue share in its markets was 45.1% in pro forma 1995, which the Company believes is the highest average radio revenue share of any public radio broadcasting company in the United States. The Company's radio stations are located in the following markets: Fairfield County, Connecticut; Allentown, Pennsylvania; Wilmington, Delaware; Westchester/Putnam Counties, New York; the Treasure Coast Market, Florida and Huntington, West Virginia/Ashland, Kentucky. The Company's pro forma net revenue and broadcast cash flow for the year ended December 31, 1995 were $42.5 million and $15.3 million, respectively.

     The Company believes that operating radio stations in medium-sized markets offers significant opportunities to apply its programming, marketing and broadcasting expertise to increase broadcast cash flow and to establish a dominant market position that would be difficult for a competitor to replicate. The Company defines medium-sized markets as markets with approximately $10 million to $35 million of radio advertising revenue, which includes markets ranked between 50 and 150 in terms of radio advertising revenue. The Company believes that medium-sized markets represent attractive operating environments because these markets are generally characterized by (i) a limited number of radio stations, which minimizes the risk of format attack, (ii) fewer alternative advertising media, (iii) undercapitalized owners/operators, (iv) strong station brand identity among listeners that is not typically dependent upon specific on-air talent, (v) a lower cost operating structure and (vi) a high percentage of local advertisers who make advertising decisions based upon relationships and customer service and not solely upon station ratings. The Company believes that these characteristics allow it to capture a greater percentage of a market's total advertising revenue and to achieve broadcast cash flow margins typically higher than industry norms while operating in a more stable competitive environment. In addition, the Company believes that under the recently enacted Telecommunications Act of 1996, which liberalized radio station ownership limits, medium-sized markets offer the Company the greatest opportunity to create dominant, multiple station ownership situations.

     The Company's objective is to increase shareholder value by enhancing its share of the advertising revenue in each of its markets, increasing the broadcast cash flow of its existing stations and pursuing additional acquisitions both in its existing markets and in new markets in which the Company's operational expertise can be successfully applied to increase broadcast cash flow. Through successful implementation of the Company's operating and acquisition strategies, the Company's net revenue and broadcast cash flow have increased at compound annual growth rates of 21.1% and 29.2%, respectively, from 1991 to pro forma 1995 and the broadcast cash flow margin has increased from 26.0% in 1991 to 36.0% in pro forma 1995. On a same station basis, from 1991 to 1995, the Company successfully increased its net revenue and broadcast cash flow at compound annual growth rates of 13.7% and 20.7%, respectively.

     The following table sets forth, on a pro forma basis, certain information with respect to the Company and its markets:

                                         COMPANY DATA                                               MARKET DATA
               ----------------------------------------------------------------    ----------------------------------------------
                                                                      NUMBER OF                   1995
                RADIO    RADIO REVENUE     RADIO     RADIO AUDIENCE   STATIONS(F)                 RADIO                 1990-1995
               REVENUE    MARKET SHARE    AUDIENCE    MARKET SHARE    ---------      VIABLE      REVENUE   1995 RADIO    REVENUE
  MARKET(A)    RANK(B)        %(C)        RANK(D)         %(E)        AM    FM     STATIONS(G)   RANK(H)   REVENUE(I)    CAGR %
Fairfield
 County, CT       1          33.2%            1           26.3%        3     3         9            60      $ 27,851       9.6%
Allentown, PA     1          53.7%            1           47.2%        2     2         8            77      $ 19,300       5.1%
Wilmington,
  DE              2          33.2%            1           42.2%        1     1         5            78      $ 17,800      10.4%
Westchester/Putnam
  Counties, NY(j)    1       34.3%            1           47.3%        2     3         4           115      $ 12,400        N/A
Treasure
  Coast, FL       1          49.7%            1           49.8%        1     5         9           138      $  9,900       6.5%
Huntington,
  WV/
  Ashland, KY     1          66.7%            1           70.4%        5     5         9.5         140      $  9,800       7.3%

- ------------------------------
(a) Actual city of license may be different from metropolitan market served. Market names used in this table are those used by Arbitron for Arbitron Metro Survey Areas or Arbitron Custom Survey Areas for the Company's markets.
(b) Radio Revenue Rank in each market is the ranking, by 1995 radio group market revenue share, of each of the Company's radio groups in its market among all other such radio groups in such market. For each of the Company's radio groups, except Fairfield County, Radio Revenue Rank was derived by the Company determining the radio groups in the market and by then calculating group revenue using the market revenue sources described in note (c) below. Fairfield County was ranked in the source as indicated in note (c) below.
(c) In each of the markets, except Fairfield County, Radio Revenue Market Share was derived by dividing (1) the total 1995 radio revenues of the Company's stations in the market, by (2) the total 1995 radio revenues in that market as published in BIA's Investing in Radio -- 1996 Market Report (2nd ed.). In Fairfield County, the total 1995 radio revenues in the market were obtained from the January 1996 Fairfield Suburban Market Revenue Report by Miller Kaplan (as hereinafter defined).
(d) Ranking of the Company's combined stations versus other radio groups in the market for persons aged 12 and older in the applicable Arbitron Metro Survey Area or Arbitron Custom Survey Areas, Average Quarter Hour Estimates, Monday through Sunday, 6 am to midnight.
(e) Radio Audience Market Share was derived by dividing (1) the sum of audience shares from the applicable Arbitron Market Survey of the Company's combined radio stations, by (2) the total sum of audience shares above the line in the local market served.
(f) The number of stations for Allentown, Pennsylvania includes WKAP-AM for which the Company is providing certain sales and marketing services pursuant to a JSA; the number of stations for the Treasure Coast Market, Florida includes WPAW-FM for which the Company is providing certain sales and marketing services pursuant to a JSA; and the number of stations for Huntington, West Virginia/Ashland, Kentucky includes WMLV-FM, WHRD-AM, WFXN-FM, WKEE-AM, WKEE-FM, WZZW-AM, WBVB-FM and WIRO-AM, for which the Company is providing certain sales and marketing services pursuant to LMAs pending the consummation of the Huntington Acquisitions.
(g) The number of viable radio stations for the Company's Allentown, Wilmington and Huntington/Ashland markets were taken from Duncan's Radio Market Guide (1996 Edition). The number of viable stations for the Company's remaining markets were derived by calculating all radio stations listed home-to-market by Arbitron which received an average quarter hour share of "1" or greater in each of the 1995 Arbitron Surveys for the indicated market.
(h) According to BIA's Investing in Radio Market Guide 1996 (2nd ed.) "Revenue Rank." Fairfield County, CT and Westchester/Putnam Counties, NY Radio Revenue Ranks were estimated using BIA's methodology.
(i) Dollars in thousands.
(j) Radio Revenue Rank and Radio Revenue Market Share for Westchester/Putnam Counties, NY have been estimated by the Company because no data is available for this sub-market.

BUSINESS STRATEGY

     The Company believes the most effective way to achieve its objective of increasing shareholder value is to dominate medium-sized markets by operating multiple radio stations. Multiple station ownership enables the Company to maintain greater influence over the pricing of radio advertising rates and more effectively compete against alternative forms of media advertising. The Company has the ability to program its multiple stations to provide advertisers with access to a variety of attractive demographic groups and as a result capture a significant share of the market's radio advertising revenue. In addition, multiple station ownership enables the Company to attract and retain highly qualified personnel as well as to achieve cost savings through eliminating duplicative overhead and consolidating broadcast facilities. The Company's station operating strategy centers upon the following principal elements:

     Targeted Programming and Market Research. The Company believes that targeted programming is a key element in developing brand loyalty and sustaining high audience and revenue shares. The Company attempts to strategically program its radio stations to dominate specific demographic groups and/or provide advertisers a broad spectrum of multiple demographic targets. The Company utilizes research consultants and performs periodic music testing to assess listener preferences for the station's music and services and adjusts its programming to reflect the results of its research. The Company has developed the in-house expertise to provide weekly call out research and periodic auditorium music testing and believes that it can perform these functions in-house more cost effectively.

     Marketing Partnerships. The Company believes its value-added sales approach creates a marketing partnership with advertisers and provides the Company with a competitive advantage in attracting and retaining advertisers. While station audience ratings are an important measure for selling advertising time in all radio markets, management believes that in many medium-sized markets, the decision to advertise on a given radio station is driven in large measure by customer relationships and the level of customer success with past advertising programs. The Company pursues a value-added sales approach by providing advertisers with: (i) quantitative and qualitative information regarding customer spending habits in the market which assist the advertiser to target advertising campaigns; (ii) promotional ideas and support to increase the effectiveness of the advertising campaign; (iii) "spec" spots, a sample commercial prepared by the Company's on-air talent, which the Company believes increases the likelihood the prospective advertiser will purchase advertising time; (iv) analyses which demonstrate the effectiveness of utilizing radio in tandem with other media and the ability to enhance customer reach and frequency by shifting a portion of the advertiser's budget to radio and (v) professional production of the advertiser's final commercial.

     The Company believes that advertisers in its markets are retained through superior customer service. The Company focuses on providing superior customer service to its top 100 clients at each station, which the Company believes generally provide 80% or more of a radio station's revenue. In order to provide customers with a high level of service, the Company employs separate local sales forces at each of the Company's major stations. Such superior customer service consists of assisting businesses in analyzing advertising expenditures, developing customized promotions and creating jingle packages, among other things. Management believes that building and solidifying the marketing partnership with advertisers and retaining such customers through high quality customer service are significant factors in maintaining leading revenue shares in its markets.

     Cost Controls. Management believes that it is important to maintain the lowest possible cost structure while achieving its operating objectives. The Company seeks to reduce station operating costs by consolidating multiple station facilities in a given market and through the selected use of preprogrammed automation and automated satellite delivered programming. The Company attempts to limit trade or barter, employing it primarily in situations where use of trade or barter will bring incremental cash revenue from a potential client or will reduce a cash expense item. The Company's detailed annual budgeting process reviews expense items for possible reduction and its financial reporting system allows management to track expense variances on a weekly basis at each radio station.

     Performance Based Management Incentives. The Company's senior management has decentralized the daily operation of its stations, while maintaining tight controls through a weekly monitoring system and frequent station visits. The Company believes that it employs highly experienced and qualified station level management. The Company's local radio station management teams have substantial annual incentive opportunities based on achieving aggressive broadcast cash flow targets. The Company believes that its management style enhances a local manager's creativity and enables the Company to attract and retain a highly skilled management staff. By giving its managers the autonomy to operate their stations, focusing a significant portion of each manager's compensation on cash flow incentives, setting target earning goals for each station and providing managers with the sales and financial tools necessary to succeed, the Company believes its managers are highly motivated to meet the goals of the station. The Company provides further incentives to management through potential participation in the Company's stock option plan.

     Community Involvement. The Company believes community involvement is particularly important in medium-sized markets and seeks to use creative promotional activities tied to the local community and charitable events. Each of the Company's radio stations participate in numerous community programs, fund-raisers and activities that benefit a wide variety of organizations and provide the station with community identity. The Company believes this involvement helps to build and maintain station awareness and listener loyalty.

ACQUISITION STRATEGY

     The Company's acquisition strategy is to selectively acquire underperforming radio stations in medium-sized markets at prices that are attractive relative to the Company's potential to increase the acquired stations' broadcast cash flow. The Company believes that significant opportunities exist in other medium-sized markets for the Company to acquire additional radio stations at attractive prices relative to their broadcast cash flow potential. The Company also believes it can effectively capitalize on its presence in and knowledge of the markets in which it operates to make attractive acquisitions in adjacent markets. The Company may also enter new markets either through acquisitions of radio groups that have multiple station ownership in a market or through acquisitions of individual stations in markets in which the Company believes it can establish itself as the markets' dominant radio group by making additional in-market acquisitions.

     In analyzing potential acquisitions, the Company considers many factors including: (i) the price and terms of the purchase in relation to the estimated potential broadcast cash flow for the station or stations; (ii) the possibility of obtaining a synergistic combination with additional stations in a given market; (iii) the existing quality and potential quality of the station's broadcast signal and transmission facility and (iv) the radio and other media competition in the market. While the Company continuously evaluates opportunities to make strategic acquisitions, it has no present commitments or agreements with respect to any material acquisitions other than the Huntington Acquisitions.

RECENT ACQUISITIONS OF RADIO STATIONS

     The Company has made, or has entered into agreements to make, the following acquisitions:

     Fairfield County, Connecticut. In March 1996, the Company consummated the Danbury Acquisition by acquiring, through a subsidiary, all of the issued and outstanding stock of Danbury that is the licensee of radio stations WRKI-FM and WINE-AM in Fairfield County, Connecticut. In May 1996, the Company acquired radio stations WKHL-FM and WSTC-AM in Stamford, Connecticut from Q Broadcasting, Inc.

     Westchester/Putnam Counties, New York. In conjunction with the Danbury Acquisition, in March 1996, the Company acquired the radio broadcast business conducted by radio stations WZZN-FM, WPUT-AM and WVYB-FM in Westchester/Putnam Counties, New York.

     Treasure Coast Market, Florida. In May 1996, the Company acquired radio stations WKQS-FM, WAVW-FM and WAXE-AM in the Treasure Coast Market, Florida from Media VI.

     Huntington, West Virginia/Ashland, Kentucky. In April 1996, the Company, through a subsidiary, entered into (i) a purchase agreement with Adventure Communications, Inc. ("Adventure") to acquire the radio broadcast business conducted by radio stations WKEE-FM and WKEE-AM in Huntington, West Virginia, WZZW-AM in Milton, West Virginia, WBVB-FM in Coal Grove, Ohio and WIRO-AM in Ironton, Ohio, and (ii) a purchase agreement with Simmons Broadcasting Company ("Simmons Broadcasting") and an option agreement to acquire the radio broadcast business conducted by radio stations WHRD-AM in Huntington, West Virginia, WFXN-FM in Milton, West Virginia and WMLV-FM in Ironton, Ohio. In connection therewith, the Company entered into an LMA with Adventure (the "Adventure LMA") and an LMA with Simmons (the "Simmons LMA") to provide, on a cooperative basis, the programming, sales, marketing and certain other services to the stations pending the closing of the acquisitions. The Company anticipates that the Huntington Acquisitions will be consummated in the second half of 1996, however, there can be no assurance that such transactions will be consummated.

STATION AND MARKET OVERVIEW

     Listed below is selected information, on a pro forma basis, relating to the Company's stations and markets:

                              1995
                             MARKET      COMBINED
                              RADIO       RADIO                                              1995 TARGET
                             REVENUE     REVENUE        RADIO STATION          TARGET        DEMOGRAPHIC
        MARKET(A)            RANK(B)     RANK(C)           FORMAT           DEMOGRAPHIC      SHARE %/RANK
- -------------------------    -------     --------     -----------------     ------------     ------------
Fairfield County, CT            60           1
                                                                            Persons
  WKHL-FM                                                  Oldies           25-54               11.0%/3
  WRKI-FM                                                    AOR            Men 18-49           18.7%/3
  WEFX-FM                                               Classic Rock        Men 18-49           12.5%/4
  WINE-AM                                                  Country          Persons 35+          3.8%/5(d)
  WSTC-AM                                              News/Info/Jazz       Persons 35+          6.2%/6
  WNLK-AM                                                   Talk            Persons 35+         1.4%/12
Allentown-Bethlehem, PA         77           1
  WAEB-FM                                                    CHR            Women 18-49         32.0%/1
  WZZO-FM                                                    AOR            Men 18-49           35.4%/1
  WAEB-AM                                             News/Talk/Sports      Persons 35+         10.4%/4
  WKAP-AM(e)                                                 MOR            Persons 35+          9.9%/6
Wilmington, DE                  78           2
  WJBR-FM                                                    A/C            Women 25-54         48.0%/1
  WJBR-AM                                                    MOR            Persons 35+         10.9%/5
Westchester/Putnam
  Counties, NY (f)             115           1
  WFAS-FM                                                    A/C            Women 25-54         41.3%/1
  WVYB-FM(g)                                               Oldies           Women 25-54          1.9%/5
  WZZN-FM(g)                                                 AOR            Women 25-54          1.9%/5
  WFAS-AM                                                    MOR            Persons 35+         19.7%/3
  WPUT-AM(h)                                               Country          Persons 35+             (i)
Treasure Coast
  Market, FL                   138           1
                                                                            Persons
  WAVW-FM(e)                                               Country          25-54               22.4%/1
  WZZR-FM                                                    AOR            Men 18-49           32.5%/1
                                                                            Persons
  WQOL-FM                                                  Oldies           25-54               16.3%/3
                                                                            Persons
  WKQS-FM(e)                                               Country          25-54                3.2%/8
                                                                            Persons
  WPAW-FM(e)                                           Classic Country      25-54                2.6%/9
  WAXE-AM(e)                                             Mature A/C         Persons 35+          3.2%/10
Huntington, WV/
  Ashland, KY                  140           1
                                                                            Persons
  WTCR-FM                                                  Country          25-54               30.6%/1
                                                                            Persons
  WKEE-FM(e)                                                 A/C            25-54               21.8%/2
  WBVB-FM(e)                                               Country          Men 18-34           12.7%/4
  WFXN-FM(e)                                            Classic Rock        Men 25-54            7.7%/5
  WMLV-FM(e)                                            Classic Rock        Men 25-54           1.4%/10
  WHRD-AM(e)                                               Sports           Men 25-54               (i)
  WKEE-AM(e)                                                Easy            Persons 35+          6.2%/6
  WZZW-AM(e)                                               Sports           Men 25-54               (i)
  WIRO-AM(e)                                             Sports/Talk        Men 25-54               (i)
  WTCR-AM                                              Classic Country      Persons 35+          2.4%/9

- ------------------------------
(a) Actual city of license may be different from metropolitan market served. Market names used in this table are those used by Arbitron.

(b) According to BIA's Investing In Radio, Market Guide 1996 (2nd ed.) "Revenue Rank". The Fairfield County, CT and Westchester/Putnam Counties, NY Radio Revenue Ranks were estimated using BIA's methodology.

(c) Combined Radio Revenue Rank in each market is the ranking, by 1995 radio market revenue, of the Company's combined radio revenue in its markets as compared to the radio revenue for all other radio groups in such market. For each of the Company's radio groups, except Fairfield County, Combined Radio Revenue Rank was derived by the Company determining the radio groups in the market and then calculating group revenue using the market revenue as published in BIA's Investing in Radio, 1996 Market Report (2nd ed.). In Fairfield County, the total 1995 radio revenue in the market was obtained from the January 1996 Fairfield Suburban Market Revenue Report by Miller Kaplan. The Combined Revenue Share Rank assumes that the 1995 Treasure Coast Acquisition and the Acquisitions had occurred as of January 1, 1995.

(d) Data for this station was derived from the Danbury Arbitron Survey.

(e) The Company is providing sales and marketing services pursuant to a JSA or an LMA.

(f) Radio Revenue Rank and Combined Radio Revenue Rank for Westchester/Putnam Counties has been estimated by the Company because no published data is available for this sub-market.

(g) In 1995, WVYB-FM and WZZN-FM simulcasted the same program.

(h) WPUT-AM does not receive ratings in the Westchester County market.

(i) The station did not produce a rating in the Arbitron Survey for this market.

FAIRFIELD COUNTY, CONNECTICUT
Radio Revenue Rank:  #60
Market Radio Revenue:  $27.9 million

     The Company has the #1 combined radio revenue share in Fairfield County and has increased its radio revenue share from 9.2% in 1994 to 33.2% in pro forma 1995. The Company entered this market with the 1989 acquisitions of WEFX-FM and WNLK-AM. In 1994, the Company installed a new local management team at these stations which applied the Company's marketing strategy and invested in new transmitting equipment which significantly improved WEFX-FM's signal strength. Following these steps, cash revenue for WEFX-FM and WNLK-AM increased 48.7% to $3.5 million in 1995 and broadcast cash flow increased 117.0% to $813,000 in 1995.

     In 1996, the Company acquired WRKI-FM, WKHL-FM, WSTC-AM and WINE-AM enhancing its position in this market and giving the Company four of the nine total viable stations in the market. The Company believes that opportunities exist to improve the broadcast cash flow of the Company's Fairfield County stations. Prior to its acquisition by the Company, WRKI-FM had competed directly with the Company's WEFX-FM station. The Company refocused WRKI-FM's programming to Album Oriented Rock targeting younger males to complement the Company's WEFX-FM which targets older males with a Classic Rock format. In 1995, WKHL-FM and WSTC-AM had a radio revenue share of 9.8% and a local audience share of 12.3% and the Company believes that the stations' radio revenue share can be significantly increased through implementation of the Company's marketing strategy.

     In 1996, the Company also purchased WVYB-FM which broadcasts from Putnam County, New York. The Company intends to position WVYB-FM, which has sufficient signal reach into Fairfield County, to provide the Company with another viable station in the Fairfield County market. The Company believes it will be able to improve the station's financial performance by targeting the station to the larger Fairfield County market.

     As the Company integrates its recent acquisitions, the Company intends to share programming between the Company's three AM radio stations in the market to capitalize on the strong news and information presence of WSTC-AM and to provide greater coverage to potential advertisers. In order to capture a greater share of the national advertising revenue in the region and of new media expenditures from the New York City market, the Company has combined its 11 Fairfield County and Westchester County radio stations for national sales purposes using an Interep Radio Store sales representative and the Company's own full time national sales representative in this region.

     Fairfield County is a particularly attractive market to advertisers because it is in one of the nation's most affluent regions. The Fairfield County market receives a large share of local and national media expenditures relative to its population. The comparatively few local FM radio stations competing in Fairfield County also adds to the appeal of this market.

ALLENTOWN, PENNSYLVANIA
Radio Revenue Rank:  #77
Market Radio Revenue:  $19.3 million

     The Company has the #1 combined radio revenue share in Allentown and has successfully increased its radio revenue share from 18.7% in 1991 to 53.7% in 1995. The Company entered the market with the 1982 acquisition of WAEB-AM/FM. In 1992, the Company retained a new local management team which created separate sales forces for each of WAEB-FM and WAEB-AM, implemented the Company's marketing strategy and conducted in-house auditorium testing. Following these actions, the stations' cash revenue increased from $2.9 million in 1991 to $5.9 million in 1995, a 19.1% compound annual growth rate, and the stations' broadcast cash flow increased from $445,000 in 1991 to $2.4 million in 1995, a 51.7% compound annual growth rate.

     The Company enhanced its position in the market with the 1993 acquisition of WZZO-FM. This acquisition created the Company's first duopoly which, in part, enabled the Company to increase WZZO's cash revenue from $3.2 million in 1993 to $4.3 million in 1995 and to improve its broadcast cash flow from $1.3 million in 1993 to $2.3 million in 1995. In order to further capitalize on its presence in the Allentown market, in March 1995 the Company entered into a JSA with WKAP-AM, an underperforming station which the Company believes will benefit from the Company's marketing strategy. The Company has also capitalized on its multiple station ownership position by consolidating all of its radio stations in Allentown into one broadcast facility, thereby reducing overhead expense and allowing for greater coordination of the Company's programming, sales and marketing efforts. The Allentown market has only five viable FM radio stations and no local television stations affiliated with a network.

WILMINGTON, DELAWARE
Radio Revenue Rank:  #78
Market Radio Revenue:  $17.8 million

     The Company has the #2 combined radio revenue share in Wilmington and has the #1 combined radio audience share in this market. The Company entered the market with the 1985 acquisition of WJBR-AM/FM. Cash revenue for WJBR-AM/FM increased from $3.9 million in 1991 to $5.9 million in 1995, an 11.0% compound annual growth rate, and broadcast cash flow increased from $1.9 million in 1991 to $3.0 million in 1995, a 12.4% compound annual growth rate. In order to fill a programming void in the market created by a competitor, in August 1994 the Company changed WJBR-AM from a simulcast of the WJBR-FM format to a fully automated satellite-delivered Middle-of-the-Road format which allows advertisers to target a broader demographic group in this market.

     The Wilmington market is particularly attractive due to the fact that the market has only two and a half viable FM radio stations and no local television stations.

WESTCHESTER/PUTNAM COUNTIES, NEW YORK
Radio Revenue Rank:  #115
Market Radio Revenue:  $12.4 million

     The Company has the #1 combined radio revenue share in Westchester/Putnam Counties and has successfully increased its radio revenue market share from an estimated 33.0% in 1995 to 34.3% in pro forma 1995. The Company entered the market with the 1986 acquisition of WFAS-AM/FM. Cash revenues for WFAS-AM/FM increased from $3.2 million in 1991 to $4.1 million in 1995, a 6.1% compound annual growth rate. By emphasizing cost controls, the Company was able to increase broadcast cash flow from $751,000 to $1.4 million, a 15.9% compound annual growth rate. The Company believes that significant opportunities exist to improve WFAS-AM/FM's net revenue and broadcast cash flow and the Company has hired a new station general manager with extensive experience in order to capitalize on these opportunities.

     In March 1996, the Company acquired WZZN-FM which had previously simulcast a Hot Adult Contemporary format. The Company intends to reposition WZZN-FM as an Album Oriented Rock station serving Westchester County, thus providing a complementary male-oriented advertising vehicle to the Company's already dominant female oriented WFAS-FM.

     Westchester County is one of the nation's most affluent regions and has a limited number of viable local FM stations. Westchester County generally has lower advertising rates than those offered by New York City radio stations, thereby making the Company's stations attractive to advertisers interested in reaching only Westchester County listeners as opposed to the entire New York metropolitan population.

TREASURE COAST MARKET, FLORIDA
Radio Revenue Rank:  #138
Market Radio Revenue:  $9.9 million

     The Company has the #1 combined radio revenue share in the Treasure Coast Market and has successfully increased its radio revenue market share from 10.1% in 1991 to 49.7% in pro forma 1995. The Company entered the market with the 1987 acquisition of WZZR-FM. In 1992, the Company retained a new local management team which applied the Company's marketing strategy and implemented a format change from Contemporary Hit Radio to Album Oriented Rock. As a result, cash revenues for WZZR-FM increased from $826,000 in 1991 to $2.1 million in 1995, a 26.7% compound annual growth rate, and broadcast cash flow increased from a loss of $271,000 in 1991 to a profit of $546,000 in 1995.

     In 1995, the Company acquired WQOL-FM and entered into a JSA with WPAW-FM. In 1996, the Company acquired WAVW-FM, WAXE-AM and WKQS-FM. These acquisitions enhanced the Company's position in this market, giving the Company five of the eight viable FM stations and six of the ten total viable stations in the market.

     The Company believes that considerable opportunities exist to apply its operating strategy to improve the broadcast cash flow of the Company's combined stations in the Treasure Coast Market. In 1995, WZZR-FM, WQOL-FM and WAVW-FM were ranked #1, #2 and #3, respectively, in the market for adults 25-54 and the Company is capitalizing on its leading presence in the market by providing advertisers a full range of advertising options. In addition, the Company believes that opportunities exist to improve the performance of WKQS-FM, an undeveloped property in this market which commenced broadcasting in 1995, through refocusing the format of WKQS-FM, building a viable brand and ultimately introducing a dedicated local sales force to this station.

     The Treasure Coast Market is one of the fastest growing markets in the United States and is located directly north of the West Palm Beach market. There is no local television affiliated with a network in the Treasure Coast Market.

HUNTINGTON, WEST VIRGINIA/ASHLAND, KENTUCKY
Radio Revenue Rank:  #140
Market Radio Revenue:  $9.8 million

     The Company has the #1 combined radio revenue share in this market and has successfully increased its radio revenue share from 35.4% in 1991 to 66.7% in pro forma 1995. The Company entered the market with the 1982 acquisition of WTCR-AM/FM. WTCR-FM programs a heritage Country format which consistently ranks first in its targeted demographic ratings and typically ranks in the top ten radio stations in the United States based on average quarter hour share of a market. This strong market position attracted a format competitor beginning in 1992 and a second format competitor in 1995. As a result, cash revenue for WTCR AM/FM grew moderately from $2.8 million in 1991 to $3.2 million in 1995, a 3.3% compound annual growth rate, and broadcast cash flow decreased from $1.0 million in 1991 to $724,000 in 1995. However, the Company believes it has successfully defended its market position and in the first quarter of 1996 WTCR-

AM/FM's cash revenue increased 15.9% from the first quarter of 1995. Furthermore, one of the Company's competitors in this market is under contract to be acquired by the Company in connection with the Huntington Acquisitions.

     Prior to June 1994, WTCR-AM simulcasted the WTCR-FM format. In order to cost effectively capitalize on WTCR's strong brand equity, the Company repositioned WTCR-AM as a primarily satellite-delivered Classic Country format.

     In April 1996, the Company entered into purchase agreements to acquire WKEE-FM, WKEE-AM, WZZW-AM, WBVB-FM, WIRO-FM, WHRD-AM, WHRD-FM and WFXN-FM. These acquisitions enhance the Company's position in this market, giving the Company control of six of the nine viable stations in the market. The Company anticipates that these acquisitions will be consummated during the second half of 1996.

     The Company believes that opportunities exist to apply its operating strategy to improve the broadcast cash flow of the Company's combined group in this market. The combination of WBVB-FM and WTCR-AM/FM will enable the Company to offer advertisers a wide range of advertising options on these three stations. WFXN-FM and WMLV-FM are relatively undeveloped stations which are in the process of petitioning for upgrades and signal improvements at the FCC. With only one other significant radio owner in the market, the Company intends to focus on achieving a greater share of all media expenditures in this market for radio.

ADVERTISING

     Radio is considered an efficient means of reaching specifically identified demographic groups. Stations are typically classified by their on-air format, such as country, adult contemporary, oldies or news/talk. A station's format and style of presentation enable it to target certain demographic and psychographic groups. By capturing a specific listening audience share of a market's radio audience, with particular concentration in a targeted demographic group, a station is able to market its broadcasting time to advertisers seeking to reach a specific audience. Advertisers and stations utilize data published by audience measuring services, such as Arbitron, to estimate how many people within particular geographical markets and demographic groups listen to specific stations.

     Stations determine the number of advertisements broadcast hourly that will balance revenue goals without jeopardizing listening levels. Although the number of advertisements broadcast during a given time period may vary, the total number of advertisements broadcast on a particular station generally does not vary significantly from year to year.

     A station's local sales staff generates the majority of its local and regional advertising sales through direct solicitations of local advertising agencies and businesses. To generate national advertising sales, a station will engage a firm that specializes in soliciting radio advertising sales on a national level. National sales representatives obtain advertising principally from advertising agencies located outside the station's market and receive commissions based on the revenue from the advertising obtained.

COMPETITION

     The radio broadcasting industry is a highly competitive business. The success of each of the Company's stations depends largely upon its audience ratings and its share of the overall advertising revenue within its market. The Company's stations compete for listeners and advertising revenue directly with other radio stations within their respective markets. Radio stations compete for listeners primarily on the basis of program content that appeals to a particular demographic group. By building a strong listener base consisting of a specific demographic group in each of its markets, the Company is able to attract advertisers seeking to reach those listeners.

     Factors that are material to a radio station's competitive position include management experience, the station's local audience rank in its market, transmitter power, assigned frequency, audience characteristics, local program acceptance and the number and characteristics of other radio stations in the market area. The

Company attempts to improve its competitive position with promotional campaigns aimed at the demographic groups targeted by its stations and by sales efforts designed to attract advertisers. Recent changes in the FCC's policies and rules permit increased ownership and operation of local radio stations. Management believes that radio stations which elect to take advantage of these joint arrangements may in certain circumstances have lower operating costs and may be able to offer advertisers more attractive rates and services. Although the Company operates duopolies in Allentown, Pennsylvania, Fairfield County, Connecticut, the Treasure Coast Market, Florida, Westchester/Putnam Counties, New York and Huntington, West Virginia/Ashland, Kentucky, and intends to pursue the creation of additional duopolies, the Company's competitors in certain markets include operators of duopolies or operators who already have entered into LMAs or JSAs.

     Although the radio broadcasting industry is highly competitive, some barriers to entry exist. The operation of a radio broadcast station requires a license from the FCC and the number of radio stations that can operate in a given market is limited by the availability of FM and AM radio frequencies allotted by the FCC to communities in that market, as well as by the FCC's multiple ownership rules which regulate the number of stations which may be owned and controlled by a single entity.

     The Company's stations also compete for advertising revenue with other media, including broadcast television, cable television, newspapers, magazines, direct mail, coupons and billboard advertising. In addition, the radio broadcasting industry is subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems, by DAB, including DARS. The delivery of information through the presently unregulated Internet also could create a new form of competition. The radio broadcasting industry historically has grown despite the introduction of new technologies for the delivery of entertainment and information, such as television broadcasting, cable television, audio tapes and compact disks. Growing population and greater availability of radios, particularly car and portable radios, have contributed to this growth. There can be no assurance, however, that the development or introduction in the future of any new media technology will not have an adverse effect on the radio broadcasting industry.

CHANGES IN THE BROADCASTING INDUSTRY

     Radio stations generate the majority of their revenue from the sale of advertising time to local and national spot advertisers and national network advertisers. Radio serves primarily as a medium for local advertising. During the past decade, local advertising revenue as a percentage of total radio advertising revenue in a given market has ranged from approximately 75% to 79%.

     According to the Radio Advertising Bureau's Radio Marketing Guide and Fact Book for Advertisers 1994-1995, each week, radio reaches approximately 96% of all Americans over the age of twelve. More than one-half of all radio listening is done outside the home, in contrast to other advertising mediums and three out of four adults are reached by car radio each week. The average listener spends approximately three hours and twenty minutes per day listening to radio. The highest portion of radio listenership occurs during the morning, particularly between the time a listener wakes up and the time the listener reaches work. This "morning drive time" period reaches more than 86% of people over twelve years of age and, as a result, radio advertising sold during this period receives premium advertising rates. Radio listeners have gradually shifted over the years from AM (amplitude modulation) to FM (frequency modulation) stations. FM reception, as compared to AM, is generally clearer and provides greater tonal range and higher fidelity. FM's listener share is now in excess of 80%, despite the fact that the number of AM and FM commercial stations in the United States is approximately equal.

     The FCC currently has before it proceedings that will permit the use of DAB to deliver audio programming, and has allocated spectrum for the provision of satellite DAB service. DAB provides a medium for the delivery by satellite or terrestrial means of multiple new, high quality audio programming formats to local and national audiences. This technology also may be used in the future by radio broadcast stations either on existing or alternate broadcasting frequencies or on new frequency bands. In addition, the FCC has authorized an additional 100 kHz of spectrum for the AM band and will soon allocate frequencies in this new band to certain existing AM station licensees. By the end of a transition period to be determined by the FCC, those licensees will be required to return to the FCC either the license for their existing AM band station or the license for the expanded AM band station.

     The Company cannot predict what other matters might be considered in the future by the FCC, nor can it assess in advance what impact, if any, the implementation of any of these proposals or changes might have on its business.

FEDERAL REGULATION OF RADIO BROADCASTING

     The ownership, operation and sale of radio stations are subject to the jurisdiction of the FCC, which acts under authority granted by the Communications Act. Among other things, the FCC assigns frequency bands for broadcasting; determines the particular frequencies, locations and operating power of stations; issues, renews, revokes and modifies station licenses; determines whether to approve changes in ownership or control of station licensees; regulates equipment used by stations; and adopts and implements regulations and policies that directly or indirectly affect the ownership, operation and employment practices of stations. The FCC has the power to impose penalties for violation of its rules or the Communications Act.

     In February 1996, President Clinton signed into law the Telecommunications Act of 1996 (the "1996 Act"). This law amended the Communications Act with respect to the regulation of broadcasters in several key respects. The 1996 Act required the FCC to revise its ownership rule with respect to radio stations (a) to remove the national limit on the number of stations that any one entity could own or in which it could hold an attributable interest and (b) to increase the number of stations that one entity could own, or in which that entity could hold an attributable interest, in a market. The revised rule in most situations permits an entity to own, or hold an attributable interest in, a maximum of between five and eight stations (a maximum of between three and five of which can be FM stations) depending on the size of the market. In addition, whereas the rule previously prohibited the purchase of a station if the purchase would result in the licensee's audience share exceeding 25 percent, the revised rule refers solely to the number of stations that would be owned by the licensee (or in which the licensee would hold an attributable interest) without regard to audience share. Further, under the 1996 Act, competing applications can no longer be filed with respect to a station's renewal unless the FCC first finds that the station is no longer entitled to a grant of its renewal and the 1996 Act significantly strengthens the incumbent licensee's right to a renewal expectancy. The 1996 Act also removed certain prohibitions with respect to foreign ownership of broadcast licenses.

     The following is a brief summary of certain provisions of the Communications Act (as revised by the 1996 Act) and of specific FCC regulations and policies. Reference should be made to the Communications Act, FCC rules and the public notices and rulings of the FCC for further information concerning the nature and extent of Federal regulation of radio stations.

     FCC Licenses. Radio stations operate pursuant to broadcasting licenses that are granted by the FCC. Pursuant to the 1996 Act, the FCC may grant a broadcast license for a maximum term of eight years. Broadcast licenses may be renewed through the submission of an application to the FCC. The FCC licenses for the Company's stations are held by the Company's subsidiaries. During certain periods when a renewal application is pending, petitions to deny license renewals can be filed by interested parties, including members of the public. Historically, the Company's management has not experienced any material difficulty in renewing any licenses for stations under its control. As a result of amendments to the Communications Act of 1934 brought about through the 1996 Act, the FCC must grant the renewal application for a station if it finds that, during the preceding term of that station's license, the station has served the public interest, convenience, and necessity; there have been no serious violations by the licensee of the Communications Act or the rules and regulations of the Commission; and there have been no other violations by the licensee of the Communications Act or the rules and regulations of the Commission which, taken together, would constitute a pattern of abuse. If the Commission is unable to make such findings with respect to the station, it can grant the station's renewal application, but on terms and conditions that the Commission considers to be appropriate or, the Commission can, after providing the licensee with notice and an opportunity for hearing, and if the Commission determines that no mitigating factors justify the imposition of a lesser sanction, deny the renewal application. The terms and conditions that could be imposed by the Commission in granting the renewal include requiring the payment of a forfeiture, requiring the licensee to make periodic reports to the Commission or granting the renewal for a period of time less than a normal license term. In making its determination as to whether the licensee's renewal application can be granted, the Commission may consider facts brought to its attention by parties filing petitions seeking denial of the renewal application.

     The FCC classifies each AM and FM station. An AM station operates on either a clear channel, regional channel or local channel. A clear channel is one on which AM stations are assigned to serve wide areas. Clear channel AM stations are classified as either: (i) Class A stations, which operate unlimited time and are designed to render primary and secondary service over an extended area; (ii) Class B stations, which operate unlimited time and are designed to render service only over a primary service area; (iii) and Class D stations, which operate either daytime, limited time or unlimited time with low nighttime power. A regional channel is one on which Class B and Class D AM stations may operate and serve primarily a principal center of population and the rural area contiguous to it. A local channel is one on which AM stations operate unlimited time and serve primarily a community and the suburban and rural areas immediately contiguous to it. A Class C AM station operates on a local channel and is designed to render service only over a primary service area that may be reduced as a consequence of interference.

     The minimum and maximum facilities requirements for an FM station are determined by its class. Possible FM class designations depend upon the geographic zone in which the transmitter of the FM station is located. In general, commercial FM stations are classified as follows, in order of increasing power and antenna height: Class A, B1, C3, B, C2, C1 or C stations.

     The following table sets forth the market, FCC license classification, antenna height above average terrain (HAAT), power and frequency of each of the Company's owned stations and the date on which each station's FCC license expires:

                                     YEAR OF         RADIO STATION        FCC      POWER IN
     MARKET(A)         STATION     ACQUISITION          FORMAT           CLASS       KW'S       HEIGHT(B)     FREQUENCY
Fairfield County,
 CT                    WEFX-FM         1989          Classic Rock           A           3          300        95.9MHz
                       WNLK-AM         1989              Talk               B         1.0(e)       203        1350kHz
                       WRKI-FM         1996               AOR               B          50          470        95.1MHz
                       WINE-AM         1996             Country             D           1          255        940kHz
                       WKHL-FM         1996(f)          Oldies              A           8          828        96.7 MHz
                       WSTC-AM         1996(f)      News/Info/Jazz          C         .78          444        1400kHz
Allentown, PA          WAEB-FM         1982               CHR               B          50          499        104.1MHz
                       WAEB-AM         1982        News/Talk/Sports         B         3.6(c)       325        790kHz
                       WZZO-FM         1993               AOR               B          30          631        95.1MHz
Wilmington, DE         WJBR-FM         1985               A/C               B          50          500        99.5MHz
                       WJBR-AM         1985               MOR               D         2.5(d)       205        1290kHz
Westchester/Putnam
 Counties, NY          WFAS-FM         1986               A/C               A         0.6          670        103.9MHz
                       WFAS-AM         1986               MOR               C         1.0(c)       430        1230kHz
                       WVYB-FM         1996             Oldies              A          .9          610        105.5MHz
                       WZZN-FM         1996               AOR               A         1.4          440        106.3MHz
                       WPUT-AM         1996             Country             D         1.0          140        1510kHz
Huntington, WV/
 Ashland, KY           WTCR-FM         1982             Country             B          50          492        103.3MHz
                       WTCR-AM         1982         Classic Country         B         5.0(e)       304        1420kHz
Treasure Coast
 Market, FL            WZZR-FM         1987               AOR              C2          50          482        92.7MHz
                       WQOL-FM         1995             Oldies             C2          50          476        103.7MHz
                       WKQS-FM         1996(f)          Country            C3          25          295        94.7MHz
                       WAVW-FM         1996(f)          Country             A         8.1          466        101.7MHz
                       WAXE-AM         1996(f)        Mature A/C            B           1(d)       190        1370kHz

                       EXPIRATION
     MARKET(A)         OF LICENSE
Fairfield County,
 CT                  April 1998
                     April 1998
                     April 1998
                     April 1998
                     April 1998
                     April 1998
Allentown, PA        August 1998
                     August 1998
                     August 1998
Wilmington, DE       August 1998
                     August 1998
Westchester/Putnam
 Counties, NY        June 1998
                     June 1998
                     June 1998
                     June 1998
                     June 1998
Huntington, WV/
 Ashland, KY         October 2002
                     October 2002
Treasure Coast
 Market, FL          February 2003
                     February 2003
                     February 2003
                     February 2003
                     February 2003

- ------------------------------
(a) Actual city of license may be different from metropolitan market served.
(b) Height in feet of antenna radiation center above average terrain for FM stations; height in feet of antenna for AM stations.
(c) Power for daytime only; power of 1.0 kilowatt for nighttime.
(d) Power for daytime only.
(e) Power for daytime only; power of 0.5 kilowatt for nighttime.
(f) The Company anticipates that the Stamford Acquisition and the 1996 Treasure Coast Acquisition will close prior to the effective date of the Offering, however, there can be no assurance that such acquisitions will be consummated.

     Ownership Matters. The Communications Act prohibits the assignment of a license or the transfer of control of a broadcast licensee without the prior approval of the FCC. In determining whether to grant or renew a broadcast license, the FCC considers a number of factors pertaining to the licensee, including compliance with various rules limiting common ownership of broadcast, cable and newspaper properties, the "character" of the licensee and those persons holding "attributable" interests therein, and compliance with the Communications Act's limitations on alien ownership, as well as compliance with other FCC policies, including its equal employment opportunity requirements.

     Pursuant to the 1996 Act, the FCC has revised its ownership rule so as to remove the national limit on the number of stations that any one entity may own or in which that entity may have an attributable interest. Also pursuant to the 1996 Act the FCC revised its ownership rule so as to provide that (a) in a radio market with 45 or more commercial radio stations, a party may own, operate, or control up to eight commercial radio stations, not more than five of which may be in the same service (i.e., AM or FM); (b) in a radio market with between 30 and 44 (inclusive) commercial radio stations, a party may own, operate, or control up to seven commercial radio stations, not more than four of which may be in the same service; (c) in a radio market with between 15 and 29 (inclusive) commercial radio stations, a party may own, operate, or control up to six commercial radio stations, not more than four of which may be in the same service; and (d) in a radio market with 14 or fewer commercial radio stations, a party may own, operate, or control up to five commercial radio stations, not more than three of which are in the same service, except that the party may not own, operate, or control more than 50 percent of the stations in such market. For the purposes of these rules, the FCC considers the "market" of commonly owned or operated stations to be the area in which such stations provide signals of a designated strength. Stations that have signals of designated strength that overlap or intersect the signals of the commonly owned stations are deemed to be within the same market. Accordingly, the number of stations in a market as designated by Arbitron or other ratings services are not the same as those used in applying multiple ownership rules.

     The Communications Act and FCC rules also prohibit the common ownership, operation or control of a radio broadcast station and a television broadcast station serving the same geographic market (subject to the possibility of a waiver of such prohibition if certain conditions are satisfied) and of a radio broadcast station and a daily newspaper serving the same geographic market. Under these rules, absent waivers, the Company would not be permitted to acquire any newspaper or television broadcast station (other than a low-power television) in any geographic market in which it now owns radio broadcast properties.

     The FCC generally applies its ownership limits to "attributable" interests held by an individual, corporation, partnership or other association. In the case of corporations holding broadcast licenses, the interests of officers, directors and those who, directly or indirectly, have the right to vote 5% or more of the corporation's voting stock (or 10% or more of such stock in the case of insurance companies, investment companies and bank trust departments) or to designate any of the Company's directors are generally attributable, as are positions as an officer or director of a corporate parent of a broadcast licensee. Currently, none of the Company's officers, directors or holders of voting stock has an attributable interest in any company licensed to operate broadcast stations other than the Company's stations.

     The Communications Act prohibits the issuance of broadcast licenses to, or the holding of a broadcast license by, any corporation of which more than 20% of the capital stock is owned of record or voted by non-U.S. citizens or their representatives or by a foreign government or a representative thereof, or by any corporation organized under the laws of a foreign country (collectively, "Aliens"). The Communications Act also authorizes the FCC, if the FCC determines that it would be in the public interest, to prohibit the issuance of a broadcast license to, or the holding of a broadcast license by, any corporation directly or indirectly controlled by any other corporation of which more than 25% of the capital stock is owned of record or voted by non-U.S. citizens or their representatives or by a foreign government or representative thereof, or by any corporation organized under the laws of a foreign country. The FCC has issued interpretations of existing law under which these restrictions in modified form apply to other forms of business organizations, including partnerships. As a result of these provisions the licenses granted to the radio station subsidiaries of the Company by the FCC could be rescinded if, among other restrictions imposed by the FCC, more than 25% of the Company's stock were owned or voted by Aliens.

     Local Marketing Agreements. Over the past several years, a number of radio stations have entered into LMAs. While these agreements may take varying forms, under a typical LMA, separately owned and licensed radio stations agree to enter into cooperative arrangements of varying sorts, subject to compliance with the requirements of antitrust laws and with the FCC's rules and policies. Under these arrangements, separately-owned stations could agree to function cooperatively in programming, advertising sales, and similar matters, subject to the licensee of each station maintaining independent control over the programming and operations of its own station. One typical type of LMA is a programming agreement between two separately-owned radio stations serving a common service area, where the licensee of one station programs substantial portions of the broadcast day on the other licensee's station, subject to ultimate editorial and other controls being exercised by the latter licensee, and sells advertising time during those program segments. Such arrangements are an extension of the concept of "time brokerage" agreements, under which a licensee of a station sells blocks of time on its station to an entity or entities that program the blocks of time and sell their own commercial advertising announcements during the time periods in question. The Company is currently a party to the Adventure LMA and the Simmons LMA.

     In the past, the FCC has determined that issues of joint advertising sales should be left to enforcement by antitrust authorities and has revised its so-called "cross-interest" policy to permit time brokerage arrangements whereby one station in a market provides programming to another station in the same market (under this policy, the FCC in certain circumstances may prohibit one party from acquiring non-attributable economic interests in two broadcast stations in the same market). Furthermore, over the past several years, the staff of the FCC's Mass Media Bureau has held that LMAs are not contrary to the Communications Act provided that the licensee of the station that is being substantially programmed by another entity maintains complete responsibility for, and control over, programming and operations of its broadcast station and assures compliance with applicable FCC rules and policies.

     The FCC's multiple ownership rules specifically permit radio station LMAs to continue to be entered into and implemented, but provide that a station brokering more than 15% of the time on another station serving the same market will be considered to have an attributable ownership interest in the brokered station for purposes of the FCC's multiple ownership rules. As a result, the Company would not be permitted to enter into an LMA with another local radio station that it could not own under the FCC's local ownership rules, unless the Company's programming would constitute 15% or less of the other local station's programming time on a weekly basis. The FCC's rules also prohibit a broadcast licensee from simulcasting more than 25% of its programming on another station in the same broadcast service (i.e., AM-AM or FM-FM) either through a time brokerage or LMA arrangement or as a result of common ownership, if the coverage areas of the two stations substantially overlap.

     Another type of LMA that recently has come into use is the so-called JSA. Under a JSA, one station (the "Brokering Station") purchases all, or substantially all, of the commercial time available on another station (the "Brokered Station"), while the licensee of the Brokered Station provides all of the Brokered Station's entertainment programming. Because the Brokering Station provides no entertainment programming under a JSA, arguments have been advanced that a JSA is not an LMA for purposes of the FCC's rules, but instead is a type of joint sales arrangement. Traditionally, the FCC has not treated joint sales arrangements as causing the Brokering Station to hold an attributable interest in the Brokered Station. If a JSA were deemed to be an LMA for purposes of the FCC's attribution rules, and if the Brokering Station aired commercials for more than 15% of the Brokered Station's broadcast week, the Brokering Station could be deemed to hold an attributable interest in the Brokered Station, with the result that the Brokered Station could be counted toward the maximum number of stations that could be held by the Brokering Station. Currently before the FCC is a proceeding wherein the FCC is considering whether it should treat JSAs as LMAs or as joint sales arrangements.

     Programming and Operation. The Communications Act requires broadcasters to serve the "public interest, convenience and necessity." The FCC gradually has relaxed or eliminated many of the more formalized procedures it had developed in the past to promote the broadcast of certain types of programming responsive to the needs of a station's community of license. A licensee continues to be required, however, to present programming that is responsive to issues of concern to the station's community, and to maintain certain records demonstrating such responsiveness. Complaints from listeners concerning a station's programming often will be considered by the FCC when it evaluates renewal applications of a licensee, although listener complaints may be filed at any time and generally may be considered by the FCC at any time. Stations also must follow various rules promulgated under the Communications Act that regulate, among other things, political advertising, sponsorship identifications, the advertisement of contests and lotteries, obscene and indecent broadcasts, and technical operations, including limits on radio frequency radiation. In addition, licensees must develop and implement affirmative action programs designed to promote equal employment opportunities, and must submit reports to the FCC with respect to these matters on an annual basis and in connection with a renewal application. To ensure that stations provide service to communities, the FCC's rules generally require a radio station to maintain a signal of designated strength that encompasses the community to which it is licensed and to maintain a main studio within an area of such designated signal strength.

     Failure to observe these or other rules and policies can result in the imposition of various sanctions, including monetary forfeitures, the grant of "short" (less than the full eight-year term in the case of radio broadcasting) renewal terms or, for particularly egregious violations, the denial of a license renewal application or the revocation of a license.

     Proposed Changes. On January 12, 1995, the FCC initiated a proceeding to solicit comment on whether it should alter its radio and television broadcast ownership "attribution" rules by (i) raising the basic benchmark for attributing ownership in a corporate licensee from 5% to 10% of the licensee's voting stock;
(ii) increasing from 10% to 20% of the licensee's voting stock the attribution benchmark for "passive investors" in corporate licensees; (iii) changing the class of investors eligible for "passive investor" status; (iv) changing the current exemption which provides that minority voting stock interests held in a corporate licensee are not attributable if there is a single majority shareholder of more than 50% of the corporate licensee's outstanding voting stock; (v) changing the current attribution rule which provides that all nonvoting interests are generally nonattributable; and (vi) exempting certain widely-held limited partnership interests from attribution.

     The Congress and the FCC have under consideration, and in the future may consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation, ownership and profitability of the Company's radio stations, result in the loss of audience share and advertising revenue for the Company's radio stations, and affect the ability of the Company to acquire additional radio stations or finance those acquisitions. Such matters include: changes to the license renewal process; spectrum use or other fees on FCC licensees; revisions to the FCC's equal employment opportunity rules and other matters relating to minority and female involvement in the broadcasting industry; proposals to change rules relating to political broadcasting; technical and frequency allocation matters; proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages on radio; changes in the FCC's cross-interest, multiple ownership and cross-ownership policies; changes to broadcast technical requirements; the rules under which telephone companies may deliver audio and video programming to the home through existing phone lines; new technologies such as DAB; proposals to limit the tax deductibility of advertising expenses by advertisers; proposals to auction the right to use the radio broadcast spectrum to the highest bidder, instead of granting FCC licenses and subsequent license renewals; and proposals to repeal or modify existing restrictions on foreign ownership of licensed telecommunications facilities and interests.

     The FCC has recently allocated spectrum for the provision of digital audio radio satellite service ("DARS"). When implemented, DARS would permit a few licensees to broadcast radio programming on a national basis to special receivers designed to receive and decode digital signals.

     The Company cannot predict what other matters might be considered in the future, nor can it judge in advance what impact, if any, the implementation of any of these proposals or changes might have on its business.

SEASONALITY

     Seasonal revenue fluctuations are common in the radio broadcasting industry and are due primarily to fluctuations in advertising expenditures by local retailers. The Company's first fiscal quarter generally produces the lowest revenue for the year and the fourth fiscal quarter generally produces the highest revenue for the year.

EMPLOYEES

     At April 30, 1996, the Company had a staff of approximately 259 full-time employees and 120 part-time employees. The on-air performance staff of WFAS-AM/FM is in the process of deciding whether or not the American Federation of Television and Radio Artists of America will represent them for collective bargaining purposes. The Company believes that its relations with its employees are good.

     The Company employs several on-air personalities and generally enters into employment agreements with certain of these personalities to protect its interests in those relationships that it believes to be valuable. The loss of certain of these personalities could result in a short-term loss of audience share, but the Company does not believe that any such loss would have a material adverse effect on the Company's financial condition or results of operations.

PATENTS AND TRADEMARKS

     The Company owns seven domestic trademark registrations related to the business of the Company and does not own any patents or patent applications. The Company does not believe that any of its trademarks are material to its business or operation.

PROPERTIES/FACILITIES

     The Company's corporate offices are located in New York, New York. The types of properties required to support each of the Company's radio stations include offices, studios, transmitter sites and antenna sites.

     The Company owns, leases or licenses the studios, offices, and transmitter and antenna sites of its stations. The Company considers its facilities to be suitable and of adequate sizes for its current and intended purposes, and does not anticipate any difficulties in renewing those leases or licenses or in leasing or licensing additional space, if required.

     The Company owns substantially all its other equipment, consisting principally of transmitting antennae, transmitters, studio equipment and general office equipment. The towers, antennae and other transmission equipment used by the Company's stations are generally in good condition, although opportunities to upgrade facilities are continuously reviewed.

     The following table sets forth the locations of properties owned by the Company, the stations utilizing such properties and the uses of such properties:

     PROPERTY LOCATION              USE
- ----------------------------    ------------
Norwalk, CT                     AM/FM Tower
Brookfield, CT                  Studio
                                AM/FM Tower
Wilmington, DE                  AM/FM Tower
Port St. Lucie, FL              Studio
                                FM Tower
Vero Beach, FL                  Studio
                                FM Tower
Catlettsburg, KY                Studio
                                AM Tower
Hartsdale, NY                   Studio
                                AM/FM Tower
Patterson, NY                   Studio
Brewster, NY                    AM Tower
Whitehall, PA                   AM Tower

     The following table sets forth the locations of properties leased or licensed by the Company, the stations utilizing such properties and the uses of such properties:

       PROPERTY LOCATION               USE
- -------------------------------    ------------
Norwalk, CT                        Studio
Claymount, DE                      Studio
Vero Beach, FL                     Studio
Pawling, NY                        FM Tower
Bedford, NY                        FM Tower
Mt. Kisco, NY                      Studio
Whitehall, PA                      Studio
Washington Township, PA            FM Tower
Bethlehem, PA                      FM Tower
Huntington, WV                     FM Tower
Stamford, CT                       Studio
                                   AM/FM Tower
Indian River County, FL            AM Tower

LEGAL PROCEEDINGS

     The Company is involved in litigation from time to time in the ordinary course of its business. In management's opinion, the litigation in which the Company is currently involved, individually and in the aggregate, is not material to the Company's financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The following table sets forth the name, age and position with the Company of each person who is a director and/or executive officer of the Company as of May 15, 1996:

NAME                                        AGE     POSITION
Susan L. Burden...........................  48      Chairman of the Board
Bruce A. Friedman.........................  31      President, Chief Executive Officer and
                                                    Director
James T. Shea, Jr.........................  42      Chief Operating Officer
James J. Sullivan.........................  39      Chief Financial Officer, Treasurer and
                                                    Secretary
Scott J. Bacherman........................  42      President of the Northeast Region
Charlie V. DiToro.........................  42      President of the Southern Region
Jay M. Sterin.............................  37      Regional President of Wilmington, Delaware
                                                    and Huntington, West Virginia
Daniel H. Stern...........................  35      Director

     Set forth below is the background of each of the Company's executive officers and directors. Upon completion of the Offering, the Company intends to expand its Board of Directors from three directors to five directors, filling the two vacancies created by such expansion with individuals who are not executive officers of or perform other duties for the Company (other than as directors).

     Susan L. Burden. Susan L. Burden has been a member of the Board of Directors since 1990 and has been a practicing family therapist for 20 years. Mrs. Burden is co-author of The Evaluation and Treatment of Marital Conflict
(1986) and a Director of The Burden Center for the Aging, The Brookdale Center of Aging and The Florence V. Burden Foundation. Mrs. Burden is a graduate of the University of Arizona. Mrs. Burden was elected Chairman of the Board of Directors in April 1996.

     Bruce A. Friedman. Bruce A. Friedman has been the President and Chief Executive Officer of the Company since December 1993 and joined the Company as Chief Financial Officer in 1991. From 1989 to 1991 Mr. Friedman was a Partner of Wedbush Capital Partners, a $30 million private equity fund, and served on the Board of Directors of Anna's Linens, Inc. From 1988 to 1989 Mr. Friedman was owner/manager of Hands on Learning Distribution Corporation, a marketer of educational videotapes and software. Mr. Friedman is a graduate of Stanford University and the Harvard Business School.

     James T. Shea, Jr. James T. Shea, Jr. is the Chief Operating Officer of the Company. Mr. Shea joined the Company as the President of the Mid-Atlantic Region in March 1992 with nearly 20 years experience in the radio business, including eleven years with Wilks-Schwartz Broadcasting. He was Vice President and General Manager of WKRZ-AM/FM in Wilkes-Barre, Pennsylvania from 1980 to 1984 and Vice President and General Manager of WQQQ-FM and WEEX-AM in Allentown, Pennsylvania from 1984 to 1989. In 1986 he was promoted to Executive Vice President of Wilks-Schwartz Broadcasting and from 1989 to 1992 he was the on site General Manager of WNVZ-FM Norfolk, Virginia. He was also the youngest sales manager for RKO General at their Boston property WROR-FM in 1979. Mr. Shea is a graduate of Boston University.

     James J. Sullivan. James J. Sullivan is the Chief Financial Officer, Treasurer and Secretary of the Company. Mr. Sullivan joined the Company in December of 1994. Prior to joining the Company, Mr. Sullivan was Vice President in charge of finance and operations for Screen Media Partners from 1990 to 1994. Before joining Screen Media Partners, Mr. Sullivan was the Senior Manager of Operations for Grant Tinker/Gannett East, Inc. from 1987 through 1989 and held various senior management positions in finance and production at NBC News from 1980 through 1987. Mr. Sullivan is a graduate of Fairfield University.

     Scott J. Bacherman. Scott J. Bacherman is President of the Northeast Region the Company (WEFX-FM, WNLK-AM, WRKI-FM and WINE-AM in Fairfield County and WFAS-AM/FM, WZZN-FM, WVYB-FM and WPUT-AM in Westchester/Putnam County). Mr. Bacherman joined the

Company in April 1994 with almost twenty years experience in the radio industry. Prior to joining the Company, Mr. Bacherman was Vice President/General Manager with Wilks-Schwartz Broadcasting at WWBB-FM in Providence, Rhode Island from 1987 until 1993. Mr. Bacherman is a graduate of the University of Massachusetts.

     Charlie V. DiToro. Charlie V. DiToro is President of the Southern Region of the Company (WZZR-FM, WQOL-FM and WPAW-FM in the Treasure Coast Market). Mr. DiToro joined the Company in June of 1992 from Cox Cable Cedar Rapids (Iowa) where he was Vice President and General Manager from 1989 through 1992. Mr. DiToro was Director of Field Marketing for eight cable systems comprising one Cox cable division from 1986 to 1989, and had broad responsibilities for Cox field sales and telemarketing efforts from 1984 to 1986. Mr. DiToro is a graduate of Florida State University.

     Jay M. Sterin. Jay M. Sterin is Regional President of WJBR-AM/FM in Wilmington, Delaware; WTCR-AM/FM in Huntington, West Virginia-Ashland, Kentucky; WKEE-AM/FM in Huntington, West Virginia; WZZW-AM in Milton, West Virginia; WBVB-FM in Coal Grove, Ohio; WIRO-AM in Ironton, Ohio; WHRD-AM in Huntington, West Virginia; WFXN-FM in Milton, West Virginia; and WMLV-FM in Ironton, Ohio. Mr. Sterin joined the Company in September 1993 with over 15 years experience in the radio business from Wilks-Schwartz Broadcasting where he served for eight years as Vice President/General Manager and directed all operational aspects of WKFM-FM and WFBC-AM in Syracuse, New York, including sales, programming and marketing. From 1980 through 1985 he was General Sales Manager at WROR in Boston. Mr. Sterin is a graduate of Boston University and has a Masters of Business Administration from Babson College.

     Daniel H. Stern. Daniel H. Stern has been a member of the Board of Directors since April 1995. Mr. Stern has been President of Ziff Brothers Investments, LLC, a privately held investment company based in New York City since 1992. From 1989 to 1992, Mr. Stern was Co-Managing Director of William A.
M. Burden & Co., L.P., an investment limited partnership. From 1983 to 1989, Mr. Stern was a Director at Adler & Co., a New York based venture capital firm, and an Associate at Bass Brothers Enterprises, a Fort Worth, Texas based investment management company. Mr. Stern is a graduate of Harvard College and the Harvard Business School.

     All officers are elected until the next annual meeting of the Board of Directors or until their respective successors are chosen and qualified. Directors serve for a one year term or until their successors are elected.

BOARD COMMITTEES

     The Board of Directors will establish an audit committee and a compensation committee at or prior to the consummation of the Offering. The audit committee, the members of which will be non-management directors, will oversee actions taken by the Company's independent auditors, recommend the engagement of auditors and review the scope and results of the Company's accounting and control procedures and the accuracy of its system of internal accounting and control procedures. The compensation committee will review and approve the compensation of executives of the Company, make recommendations to the Board of Directors with respect to standards for setting compensation levels and administer the Company's stock option and incentive plans.

DIRECTORS COMPENSATION

     Directors who are employed by the Company receive no additional compensation in their capacities as directors. However, non-employee directors receive $1,000 for each Board meeting attended.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company does not currently have a compensation committee, however, as stated above, the Company will establish a compensation committee at or prior to the consummation of the Offering. See "Board Committees." During 1995, Mr. Burden and Mr. Friedman established the compensation of the Company's executive officers, including Mr. Friedman's compensation.

EXECUTIVE COMPENSATION

     The following table sets forth the aggregate compensation paid or accrued in 1995, 1994 and 1993 to the Chief Executive Officer of the Company and the next four most highly compensated individuals of the Company:

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG-TERM
                                                                                 OTHER     COMPENSATION AWARDS
                                                    ANNUAL COMPENSATION         ANNUAL     -------------------
                    NAME AND                     -------------------------     COMPENSA-          LTIP
               PRINCIPAL POSITION                YEAR  SALARY($)  BONUS($)      TION($)        PAYOUTS($)
Bruce A. Friedman............................... 1995   242,361   144,500         4,477         1,796,000
  President & Chief                              1994   200,000   300,000         6,428         1,750,000
  Executive Officer                              1993   130,000   294,000            --                --
James T. Shea, Jr............................... 1995   242,361   144,500        22,839           183,000
  Chief Operating Officer                        1994   200,000   184,000         1,582           430,000
                                                 1993   162,500    55,000            --                --
James J. Sullivan............................... 1995   146,944    91,000         1,935                --
  Chief Financial Officer                        1994    11,667        --            --                --
                                                 1993        --        --            --                --
Scott J. Bacherman.............................. 1995   175,885    70,000            --                --
  President of the                               1994   109,616    25,000            --                --
  Northeast Region                               1993        --        --            --                --
Jay M. Sterin................................... 1995   168,000    40,000            --                --
  Regional President                             1994   138,000    20,000            --                --
  of Wilmington, DE                              1993    39,807    10,000            --                --
  and Huntington, WV

STOCK OPTION PLAN

     1995 Stock Option Plan. The Company's 1995 Stock Option Plan (the "1995 Option Plan") became effective upon the consummation of the sale of the Senior Subordinated Notes and Warrants (as hereinafter defined) on April 21, 1995 (the "Private Offering"). 951,300 shares of Class A Common Stock are reserved for issuance under the 1995 Option Plan. The purpose of the 1995 Option Plan is to attract and retain qualified personnel and to provide additional incentives to executive and other key employees of the Company.

     The 1995 Option Plan provides for the granting to executives and other key employees of the Company of incentive stock options ("ISOs") within the meaning of Section 422 of the Code, and nonqualified stock options ("NQOs"). The 1995 Option Plan will be administered by a compensation committee of the Board of Directors (the "Committee") which will determine the terms of the options granted under the 1995 Option Plan, including the exercise price, number of shares subject to the option and excercisability. If as a result of the grant, the optionee has the right in any calendar year to exercise for the first time one or more ISOs for shares having an aggregate fair market value (under all plans of the Company and determined for each share as of the date the option to purchase the share was granted) in excess of $100,000, or such higher amount as may be permitted from time to time under the Code, such options shall be treated as NQOs. Generally, unless the Committee otherwise determines, no option may be transferred by the optionee other than by will or the laws of descent or distribution. Each option may be exercised, during the lifetime of the optionee, only by the optionee. The exercise price of all ISOs and NQOs under the 1995 Option Plan must equal at least the fair market value of the Class A Common Stock of the Company on the date of grant. Payment of the exercise price may be made in cash, Class A Common Stock or such other consideration determined by the Committee.

     The 1995 Option Plan authorizes the Committee to permit a participant to satisfy the exercise price obligation arising from the exercise of an option by surrendering to the Company other shares of Class A Common Stock held by such participant which have on the day of exercise an aggregate fair market value equal to the aggregate exercise price of shares being purchased through exercise of the option. This right enables a participant to increase such participant's ownership of Common Stock through a series of simultaneous tenders of Class A Common Stock as payment for the exercise of options to purchase a greater number of shares of Class A Common Stock.

     The 1995 Option Plan also permits participants to elect to have the Company withhold all or a portion of the shares which the participant may acquire upon exercise of an option, or deliver to the Company other shares of Class A Common Stock which the participant holds, to satisfy tax withholding obligations of the participant resulting from an exercise.

     The Committee has exclusive discretion to select the participants and to determine the type, size and terms of each award, to modify the terms of awards, to determine when awards will be granted and paid, and to make all other determinations which it deems necessary or desirable in the interpretation and administration of the 1995 Option Plan. With limited exceptions, including termination of employment as a result of death, disability or retirement, or except as otherwise determined by the Committee, rights to these forms of contingent compensation are forfeited if a recipient's employment or performance of services terminates within a specified period following the award. In the event of a proposed sale of all or substantially all of the assets of the Company, the merger of the Company with or into another corporation or other transactions constituting a change of control, all restrictions on any outstanding awards shall lapse and participants will be entitled to the partial benefit of such awards, as determined by the Committee, immediately prior to the closing date of such sale or merger.

OPTION GRANTS IN 1995

     The following table sets forth certain information concerning stock option grants during the year ended December 31, 1995 to the named executive officers pursuant to the 1995 Option Plan.

                           INDIVIDUAL GRANTS IN 1995

                                                                                        POTENTIAL REALIZABLE
                                                                                              VALUE AT
                                                                                        ASSUMED ANNUAL RATES
                            NUMBER OF     PERCENT OF                                       OF STOCK PRICE
                            SECURITIES       TOTAL                                          APPRECIATION
                            UNDERLYING  OPTIONS GRANTED     EXERCISE                     FOR OPTION TERM(A)
                             OPTIONS     TO EMPLOYEES         PRICE       EXPIRATION   -----------------------
           NAME              GRANTED      IN 1995(%)      ($/PER SHARE)      DATE          5%          10%
Bruce A. Friedman.........   203,854          29.3%           $6.25         4/21/05    $3,375,006   $6,129,075
James T. Shea, Jr.........   203,854          29.3%            6.25         4/21/05     3,375,006    6,129,075
James J. Sullivan.........    81,540          11.7%            6.25         4/21/05     1,350,538    2,448,875
Scott J. Bacherman........    81,540          11.7%            6.25         4/21/05     1,350,538    2,448,875
Jay M. Sterin.............    54,360           7.8%            6.25         4/21/05       899,984    1,634,388

- ------------------------------
(a) The potential realizable value portion of the foregoing table illustrates values that might be realized upon exercise of the options prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the remaining life of the options. This table does not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or vesting over periods. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. No gain to the optionees is possible without an increase in stock price appreciation, which will benefit all stockholders commensurably.

     The following table sets forth the option values at December 31, 1995 for options held by each named executive officer.

                       AGGREGATED OPTION/SAR EXERCISES IN
                 FISCAL YEAR 1995 AND FY-END OPTION/SAR VALUES

                                                                                              VALUE OF UNEXERCISED
                                                                     NUMBER OF SECURITIES         IN-THE-MONEY
                                                                    UNDERLYING UNEXERCISED      OPTIONS/SARS AT
                                                                   OPTIONS/SARS AT 12/31/95       12/31/95(A)
                         SHARES ACQUIRED ON                              EXERCISABLE/             EXERCISABLE/
         NAME               EXERCISE ($)      VALUE REALIZED ($)        UNEXERCISABLE            UNEXERCISABLE
                         ------------------   ------------------   ------------------------   --------------------
Bruce A. Friedman......           0                    0                   0/203,854              $0/$1,579,869
James T. Shea, Jr......           0                    0                   0/203,854               0/ 1,579,869
James J. Sullivan......           0                    0                   0/ 81,540               0/   631,935
Scott J. Bacherman.....           0                    0                   0/ 81,540               0/   631,935
Jay M. Sterin..........           0                    0                   0/ 54,360               0/   421,290

- ------------------------------
(a) Assumes a per share value of the Company's Common Stock of $          , the
assumed Offering price.

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

     Carter Burden Employment Agreement. Carter Burden served as the Company's Chairman of the Board from its formation in 1980 until his death in January 1996. For the year ended December 31, 1994, the Company paid Mr. Burden an annual salary of $27,000 and reimbursed Mr. Burden and certain entities affiliated with Mr. Burden an aggregate of $172,000 for various expenses incurred by or on behalf of Mr. Burden in connection with his role as its Chairman of the Board. On April 21, 1995, Mr. Burden and the Company entered into a three-year employment agreement. Pursuant to such employment agreement, Mr. Burden was entitled to receive annual compensation of $250,000, subject to annual increases at the discretion of the Board of Directors. Such employment agreement terminated upon the death of Mr. Burden in January 1996. Commencing April 1, 1996, the Company elected to compensate Susan Burden for her services to the Company as Chairman of the Board at the rate of $250,000 per annum.

     Bruce A. Friedman Employment Agreement. On April 21, 1995, the Company and Mr. Friedman amended and restated Mr. Friedman's employment agreement with the Company (the "Amended and Restated Friedman Agreement"). The term of the Amended and Restated Friedman Agreement is three years, terminating on April 30, 1998, and provides for annual base compensation of $250,000, with annual increases of not less than 5% per annum. Mr. Friedman will also be entitled to receive certain incentives based upon the Company's EBITDA. In 1995 such incentive was approximately $144,500. In addition, the Company granted Mr. Friedman stock options to acquire 203,854 shares of Class A Common Stock of the Company under its 1995 Option Plan. On April 21, 1995, Mr. Friedman purchased from Carter Burden 197,057 shares of Class A Common Stock of the Company in exchange for $900,000 in the form of a recourse promissory note (the "Friedman Promissory Note") which accrues interest at the rate of 8% per annum and is secured by such shares of Class A Common Stock. Mr. Friedman's shares of Class A Common Stock are subject to certain rights of repurchase by the Company. Upon the death of Mr. Friedman, the Company will be required to purchase, to the extent of the life insurance proceeds received by the Company as a result of his death, any of the Company's Common Stock which was purchased from Mr. Burden and any shares of Common Stock purchased under the options issued to him in each case as described above and which is owned by Mr. Friedman immediately prior to his death, at a price equal to the fair market value thereof and any excess insurance proceeds remaining after such repurchase shall be paid to Mr. Friedman's estate. The Company will maintain, subject to certain limitations, ten-year term life insurance policies on Mr. Friedman for the benefit of the Company providing aggregate coverage of approximately $9,000,000. In addition, the agreements governing Mr. Friedman's Class A Common Stock contain certain voting provisions which give certain rights to Mr. Burden's estate to vote Mr. Friedman's shares of Class A Common Stock upon the occurrence of certain events. Such agreements also grant Mr. Friedman piggyback registration rights and demand registration rights. In connection with the Amended and Restated Friedman Agreement and in lieu of the long-term compensation arrangement under Mr. Friedman's prior employment agreement, on April 21, 1995: (i) the Company made a cash payment to Mr. Friedman in the amount of $1.5 million; (ii) the Company issued to a trust for the benefit of Mr. Friedman $1,308,000 of the Company's outstanding Senior Subordinated Notes (the "Friedman Senior Subordinated Note"); and (iii) the Company agreed to be obligated to pay Mr. Friedman deferred compensation in the amount of approximately $1.5 million which accrues interest at the rate of 7% per annum and is due on the earlier of (a) eight and one-half years after the consummation of the Private Offering, (b) a Change of Control (as defined in the Amended and Restated Friedman Agreement), (c) an initial public offering of Common Stock of the Company (other than on a registration statement on Form S-4 or S-8) and (d) Mr. Friedman's death; provided, however, the Company's obligation to pay such deferred compensation in the event of Mr. Friedman's death is limited to the extent of the life insurance proceeds actually received by the Company as described above. It is anticipated that proceeds received by the Company in the Offering will be used for the payment of the deferred compensation owed to Mr. Friedman in the amount of approximately $1.5 million plus accrued interest for an aggregate amount of $1,599,247 as of March 31, 1996. It is further anticipated that Mr. Friedman will use such proceeds for the repayment of indebtedness under the Friedman Promissory Note and the 197,057 shares of Class A Common Stock which were pledged to secure the Friedman Promissory Note will be released to Mr. Friedman. Additionally, it is anticipated that upon the consummation of the Offering, the Company and Mr. Friedman will enter into an amendment to the Amended and Restated Friedman Agreement to provide for the release of the Friedman Senior Subordinated Note from trust and their subsequent delivery to Mr. Friedman. At such time, the Friedman Senior Subordinated Note will become freely transferrable, subject to certain securities laws restrictions. The Company has agreed to indemnify Mr. Friedman from certain tax liabilities he may incur in the event such deferred compensation is treated as a parachute payment under Section 280(g) of the Internal Revenue Code of 1986, as amended.

     James T. Shea, Jr. Employment Agreement. On April 21, 1995, the Company and Mr. Shea amended and restated Mr. Shea's employment agreement with the Company (the "Amended and Restated Shea Agreement"). The term of the Amended and Restated Shea Agreement is four years, terminating on April 30, 1999 and provides for annual base compensation of $250,000, with annual increases of not less than 5% per annum. Mr. Shea will also be entitled to annual incentives on terms and conditions substantially similar to Mr. Friedman's annual incentives as described above. In addition, the Company granted Mr. Shea stock options under its 1995 Option Plan which entitle Mr. Shea to acquire 203,854 shares of Class A Common Stock of the Company. The other terms and conditions of the Amended and Restated Shea Agreement are generally similar to the Amended and Restated Friedman Agreement. In 1995 Mr. Shea's incentive was approximately $144,500. In addition, on April 21, 1995, Mr. Shea purchased from Carter Burden 45,497 shares of Class A Common Stock of the Company in exchange for $208,000 in the form of a recourse promissory note (the "Shea Promissory Note") which accrues interest at the rate of 8% per annum and is secured by such shares of Class A Common Stock. In connection with the Amended and Restated Shea Agreement and in lieu of the long-term incentive compensation arrangements under Mr. Shea's prior employment agreement, on April 21, 1995: (i) the Company made a cash payment to Mr. Shea in the amount of $400,000 and (ii) the Company agreed to be obligated to pay Mr. Shea deferred compensation in the amount of $346,000 on terms and conditions generally similar to Mr. Friedman's deferred compensation arrangements as described above. It is anticipated that proceeds received by the Company in the Offering will be used for the payment of the deferred compensation owed to Mr. Shea in the amount of approximately $346,000 plus accrued interest for an aggregate amount of $368,893 as of March 31, 1996. It is further anticipated that Mr. Shea will use such proceeds for the repayment of indebtedness under the Shea Promissory Note and the 45,497 shares of Class A Common Stock which were pledged to secure the Shea Promissory Note will be released to Mr. Shea.

     James J. Sullivan Employment Agreement. On April 21, 1995, the Company and Mr. Sullivan entered into an employment agreement that expires on April 30, 1999. The employment agreement provides for a base salary of $150,000 with annual increases in the base salary of $10,000. Mr. Sullivan's employment agreement provides for incentive compensation in 1995 equal to 15% of EBITDA above $9.5 million and 2.5% for all EBITDA above $9.9 million, and in each calendar year thereafter, as established by the President of the

Company with a potential target between $60,000 and $75,000. In addition, the Company granted Mr. Sullivan stock options under its 1995 Option Plan which entitle Mr. Sullivan to purchase 81,540 shares of Class A Common Stock of the Company.

     Scott J. Bacherman Employment Agreement. On April 21, 1995, the Company and Mr. Bacherman entered into an employment agreement that expires on April 30, 1999. The employment agreement provides for a base salary of $170,000 with annual increases in the base salary of an amount which shall not be less than 5% of the annual base salary in effect immediately prior to such increase. Mr. Bacherman's employment agreement provides for incentive compensation based on the operating cash flow of WEFX-FM, WNLK-AM, WFAS-FM and WFAS-AM, with a maximum payout in 1995 of $70,000, and in each calendar year thereafter, as established by the President of the Company with a potential target of at least $70,000. In addition, the Company granted Mr. Bacherman stock options under its 1995 Option Plan which entitle Mr. Bacherman to purchase 81,540 shares of Class A Common Stock of the Company.

     Charlie V. DiToro Employment Agreement. Mr. DiToro currently has an employment agreement with the Company that expires on June 30, 1999. The employment agreement provides for a base salary of $92,500 from July 1, 1995 to and including December 31, 1995, and a base salary of $170,000 from January 1, 1996 to and including December 31, 1996, with annual increases in the base salary of 5% of the annual base salary in effect immediately prior to such increase. In addition, Mr. DiToro's employment agreement provides for incentive compensation based on the operating cash flow of WZZR-FM, WQOL-FM and WPAW-FM, with a maximum payout in 1995 of $50,000, and in each calendar year thereafter, as established by the President of the Company with a potential target of $50,000. In addition, the Company granted Mr. DiToro stock options under its 1995 Option Plan which entitle Mr. DiToro to purchase 29,880 shares of Class A Common Stock of the Company.

     Jay M. Sterin Employment Agreement. Mr. Sterin currently has an employment agreement with the Company that expires on April 30, 1999. The employment agreement provides for a base salary of $158,000 with annual increases in the base salary of an amount which shall not be less than 5% of the annual base salary in effect immediately prior to such increase. Mr. Sterin's employment agreement provides for incentive compensation based on the operating cash flow of WJBR-AM and WJBR-FM, with a maximum payout in 1995 of $60,000, and in each calendar year thereafter, as established by the President of the Company with a potential target of $60,000. In addition, the Company granted Mr. Sterin stock options under its 1995 Option Plan which entitle Mr. Sterin to purchase 54,360 shares of Class A Common Stock of the Company.

LIMITATIONS ON DIRECTORS AND OFFICERS LIABILITY

     The Company's Amended and Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law, which specifies that a director of a company adopting such a provision will not be personally liable for monetary damages for breach of fiduciary duty as a director, except for the liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company's Amended and Restated Certificate of Incorporation provides for mandatory indemnification of directors and officers (and others) in such manner, under such circumstances and to the fullest extent permitted by the Delaware General Corporation Law, which generally authorizes indemnification as to all expenses incurred or imposed as a result of actions, suits or proceedings if the indemnified parties act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company and the Amended and Restated Certificate of Incorporation provides the right to such expenses in advance of the final disposition of any such action, suit or proceeding. The Company believes that these provisions are necessary or useful to attract and retain qualified persons as directors and officers.

     There is no pending litigation or proceeding involving a director or officer as to which indemnification is being sought.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since 1993, the Company made various loans to Mr. Burden totalling approximately $183,000. Such loans did not bear interest and were in the form of three separate advances of $60,000, $57,500 and $65,500. Mr. Burden repaid all such loans upon the consummation of the Private Offering. In addition, for the year ended December 31, 1995, the Company reimbursed Carter Burden and certain entities affiliated with Mr. Burden for an aggregate amount of approximately $18,000 for various expenses incurred by or on behalf of Mr. Burden in connection with his role as its Chairman of the Board; such expenses were comprised of general administrative and overhead costs, travel and related expenses incurred by Mr. Burden in connection with his activities on behalf of the Company.

     On December 28, 1993, the Company granted a warrant to William A. M. Burden & Co., L.P., an investment limited partnership ("WAMBCO"), to purchase 4.99% of its common stock at an exercise price of $100, on a fully diluted basis. On April 21, 1995, WAMBCO exercised the warrant and purchased 196,661 shares of Class A Common Stock of the Company which shares are being registered in the Offering. See "Principal and Selling Shareholders." WAMBCO consists of partners which are either individuals or entities directly or indirectly related to or affiliated with the family of Carter Burden.

     On April 21, 1995, the Company entered into employment agreements with each of Carter Burden, Bruce A. Friedman, James T. Shea, Jr., Scott J. Bacherman, James J. Sullivan, Judy Jennings and Jay M. Sterin. On July 1, 1995, the Company entered into employment agreements with Richard Lewis and Charlie V. DiToro. See "Employment Agreements and Arrangements."

     During May 1995 the Company advanced funds to certain executive officers as loans. As of the date hereof, an aggregate of $250,375 of such advances is outstanding. Such loans were advanced to enable such officers to purchase Warrants from unrelated third parties exercisable for an aggregate of 36,000 shares of Class A Common Stock and are evidenced by five year notes bearing interest at 7.0% with all interest and principal due on the maturity date. As a result of such advances, the Estate of Carter Burden owes $50,215, Bruce A. Friedman owes $100,160, James T. Shea, Jr. and James J. Sullivan each owe $50,000, plus accrued interest, to the Company.

     The Company has no current intention of making additional loans to employees, executive officers and/or affiliates. If the Company does make such loans in the future, the terms thereof will be determined by the Board of Directors with respect to executive officers and affiliates, and by the President and Chief Executive Officer with respect to employees, each acting in the best interest of the Company. Such determinations will be based upon the likelihood of repayment and the value of such employee, executive officer or affiliate to the Company.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth information concerning the beneficial ownership of the Company's Common Stock as of April 30, 1996 by (i) each person known to the Company to own beneficially more than 5% of any class of Common Stock, (ii) each director and each named executive officer, (iii) each Selling Shareholder and (iv) all directors and executive officers of the Company as a group. All shares are owned with sole voting and investment power other than the shares held by the Executors of the Estate of Carter Burden.




                        SHARES OF CLASS A                            SHARES OF CLASS A      SHARES OF CLASS B
                       COMMON STOCK OWNED                           COMMON STOCK OWNED     COMMON STOCK OWNED
                        PRIOR TO OFFERING                             AFTER OFFERING      PRIOR TO THE OFFERING
                      ---------------------   SHARES     SHARES    ---------------------  ---------------------
    DIRECTORS AND                PERCENT OF    BEING      BEING               PERCENT OF             PERCENT OF
EXECUTIVE OFFICERS(A) NUMBER(B)   CLASS A     OFFERED   PURCHASED(C)  NUMBER   CLASS A    NUMBER(B)   CLASS B
Susan Burden(d)(l)...       --        --            --        --          --       --     3,501,886      100%
Bruce A.
 Friedman(e).........  284,610      54.0%           --        --     284,610      6.1%          --        --
James T. Shea,
 Jr.(f)..............  108,771      21.6%           --        --     108,771      2.4%          --        --
James J.
 Sullivan(g).........   29,420       6.3%           --        --      29,420     *              --        --
Scott J.
 Bacherman(h)........   20,384       4.4%           --        --      20,384     *              --        --
Charlie V.
 DiToro(i)...........    2,988      *               --        --       2,988     *              --        --
Jay Sterin(j)........   13,587       3.0%           --        --      13,587     *              --        --
Daniel Stern.........       --        --            --        --          --       --           --        --
All directors and
 executive officers
 as a group(k)
 (8 people)..........  459,760      70.0%           --        --     459,760      9.7%          --        --
FIVE PERCENT
 SHAREHOLDERS AND
 SELLING SHAREHOLDERS
Estate of
 Carter Burden(l).... 3,501,886     88.8%    1,201,480        --   2,280,690     33.4%    3,501,886      100%
William A.M. Burden &
 Co., L.P.(m)........  216,367      47.1%      216,367        --          --       --           --        --
Putnam Co., Inc.
 1 Post Office Square
 Boston, MA(n).......  288,000      39.6%           --        --     288,000      6.0%          --        --


                           SHARES OF CLASS B                      PERCENT OF VOTING
                          COMMON STOCK OWNED    PERCENT OF ALL       POWER OF ALL
                         AFTER  THE OFFERING     COMMON STOCK        COMMON STOCK
                         --------------------  ------------------  ------------------
    DIRECTORS AND                  PERCENT OF  PRIOR TO   AFTER    PRIOR TO   AFTER
EXECUTIVE OFFICERS(A)   NUMBER      CLASS B    OFFERING  OFFERING  OFFERING  OFFERING
Susan Burden(d)(l)...  2,280,690       100%        89%     33.4%       98%       80%
Bruce A.
 Friedman(e).........         --        --        7.0%      4.1%      1.0%      1.2%
James T. Shea,
 Jr.(f)..............         --        --        2.7%      1.5%     *         *
James J.
 Sullivan(g).........         --        --       *         *         *         *
Scott J.
 Bacherman(h)........         --        --       *         *         *         *
Charlie V.
 DiToro(i)...........         --        --       *         *         *         *
Jay Sterin(j)........         --        --       *         *         *         *
Daniel Stern.........         --        --         --        --        --        --
All directors and
 executive officers
 as a group(k)
 (8 people)..........         --        --       11.1%      6.5%      1.6%      2.0%
FIVE PERCENT
 SHAREHOLDERS AND
 SELLING SHAREHOLDERS
Estate of
 Carter Burden(l)....  2,280,690       100%        89%     33.4%       98%       80%
William A.M. Burden &
 Co., L.P.(m)........         --        --        5.5%       --      *           --
Putnam Co., Inc.
 1 Post Office Square
 Boston, MA(n).......         --        --        6.8%      4.1%      1.0%      1.2%

- ------------------------------

 *  less than 1%

(a) The address of all persons in this table, unless otherwise specified, is c/o Commodore Media, Inc., 500 Fifth Avenue, Suite 3000, New York, New York 10110.

(b) As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting of a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose, or direct the disposition, of a security). A person is deemed as of any date to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person named above, any security that such person has the right to acquire within 60 days of the date of calculation is deemed to be outstanding, but is not deemed to be outstanding for purposes of computing the percentage ownership of any other person.

(c) For further information regarding shares of Class A Common Stock being purchased in the Offering, see "Underwriting."

(d) Includes shares owned by the Estate of Carter Burden of which Susan Burden is an executor and may be deemed a beneficial owner thereof.

(e) Includes (i) 19,599 shares of Class A Common Stock purchasable upon exercise of Warrants held by Mr. Friedman and (ii) 67,954 shares of Class A Common Stock currently purchasable pursuant to options granted to Mr. Friedman under the 1995 Stock Option Plan. Does not include options under the 1995 Stock Option Plan to acquire 135,900 shares of Class A Common Stock which are not presently exercisable.

(f) Includes (i) 12,312 shares of Class A Common Stock purchasable upon exercise of Warrants held by Mr. Shea and (ii) 50,962 shares of Class A Common Stock currently purchasable pursuant to options granted to Mr. Shea under the 1995 Stock Option Plan. Does not include options under the 1995 Stock Option Plan to acquire 152,992 shares of Class A Common Stock which are not presently exercisable.

(g) Includes (i) 9,036 shares of Class A Common Stock purchasable upon exercise of Warrants held by Mr. Sullivan and (ii) 20,384 shares of Class A Common Stock currently purchasable pursuant to options granted to Mr. Sullivan under the 1995 Stock Option Plan. Does not include options under the 1995 Stock Option Plan to acquire 61,157 shares of Class A Common Stock which are not presently exercisable.

(h) Includes 20,384 shares of Class A Common Stock currently purchasable pursuant to options granted to Mr. Bacherman under the 1995 Stock Option Plan. Does not include options under the 1995 Stock Option Plan to acquire 61,157 shares of Class A Common Stock which are not presently exercisable.

(i) Includes 2,988 shares of Class A Common Stock currently purchasable pursuant to options granted to Mr. DiToro under the 1995 Stock Option Plan. Does not include options under the 1995 Stock Option Plan to acquire 26,892 shares of Class A Common Stock which are not presently exercisable.

(j) Includes 13,587 shares of Class A Common Stock currently purchasable pursuant to options granted to Mr. Sterin under the 1995 Stock Option Plan. Does not include options under the 1995 Stock Option Plan to acquire 62,374 shares of Class A Common Stock which are not presently exercisable.

(k) Includes (i) 40,947 shares of Class A Common Stock purchasable upon exercise of Warrants held by all directors and executive officers and (ii) 176,264 shares of Class A Common Stock currently purchasable pursuant to options granted to all directors and executive officers under the 1995 Stock Option Plan. Does not include options under the 1995 Stock Option Plan to acquire 478,771 shares of Common Stock which are not presently exercisable.

(l) Includes 3,501,886 shares of Class A Common Stock issuable upon conversion of the shares of Class B Common Stock owned by the Estate of Carter Burden. Carter Burden, the Company's Chairman of the Board, died in January 1996. The Executors of the Estate of Carter Burden are Susan L. Burden, S. Carter Burden III and Flobelle F. Burden. Each of Susan L. Burden, Carter Burden III and Flobelle F. Burden may be deemed to be beneficial owners of the Common Stock owned by the Estate of Carter Burden.

(m) Includes 19,706 shares of Class A Common Stock purchasable upon partial exercise of the option granted to WAMBCO by Carter Burden to acquire up to 177,351 shares of Class A Common Stock (the "WAMBCO Option"). Does not include 157,645 shares of Class A Common Stock purchasable under the portion of the WAMBCO Option which is not presently exercisable. WAMBCO is an investment limited partnership, the partners of which are individuals and other entities that were directly or indirectly related to or affiliated with the family of Carter Burden. At the time of Carter Burden's death in January 1996, he was both a limited partner of WAMBCO and controlling shareholder of its general partner.

(n) Includes 288,000 shares of Class A Common Stock purchasable upon exercise of Warrants held by Putnam Co., Inc.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR CREDIT FACILITY

     On March 13, 1996, the Company, Holdings and their subsidiaries entered into the Senior Loan Agreement pursuant to which the Senior Lender made available to Holdings senior secured (i) revolving loans (the "Revolving Loans") in an amount up to $30 million and (ii) accounts receivable loans ("Receivable Loans") in an amount which must be the lesser of (A) $5 million or (B) 85% of the net book value of the accounts receivable of the Company and the wholly-owned subsidiaries of Holdings.

     Each Receivable Loan and Revolving Loan bears interest at a floating rate of interest, adjusted on the first calendar day of each calendar month, equal to three and one-half percent (3 1/2%) above LIBOR as published in the Eastern Edition of The Wall Street Journal. Interest on each Receivable Loan and Revolving Loan is payable monthly in arrears on the first day of each month beginning April 1, 1996.

     The indebtedness of Holdings under the Senior Credit Facility is collateralized by liens on substantially all of the assets of Holdings and its subsidiaries and by the Company's pledge of the stock of Holdings and by Holdings' pledge of the stock of the wholly-owned subsidiaries of Holdings, and is guaranteed by the Company and the wholly-owned subsidiaries of Holdings. Principal amortization for the Receivable Loans commences on November 30, 1997 and the principal amortization for the Revolving Loans commences in June 1998.

     Restrictive covenants in the Senior Loan Agreement include: (i) a prohibition on the creation of additional liens on any assets of the Company or any of its subsidiaries, with certain customary and limited exceptions; (ii) a restriction on the use of proceeds of any loan pursuant to the Senior Loan Agreement; (iii) restrictions on non-ordinary course dispositions of assets;
(iv) restrictions on mergers or consolidations involving the Company or any of its subsidiaries; (v) a prohibition on the payment and declaration of any dividends or other distributions on any class of its capital stock, with certain limited exceptions; (vi) restrictions on the incurrence of additional indebtedness and guarantees; (vii) a prohibition on new investments, except for certain intercompany advances, permitted acquisitions, reasonable and customary loans to employees, temporary cash investments and other limited investments;
(viii) restrictions on the disposition of licenses; and (ix) a prohibition on an amendment to either the Indenture or any Senior Subordinated Note or any document governing the obligations evidenced by the Indenture or the Senior Subordinated Notes.

     The Company is also required to satisfy, among other things, the following financial ratios under the Senior Loan Agreement: (i) a ratio of the Company's consolidated EBITDA to consolidated pro forma total debt service, as defined in the Senior Loan Agreement, of not less than 1.10 to 1.00 at the end of each fiscal quarter; (ii) a ratio of the Company's consolidated EBITDA to consolidated senior debt service of not less that 2.0 to 1.0 at the end of each fiscal quarter; (iii) at the time of the making of a Revolving Loan, the ratio of the Company's consolidated debt for borrowed money (excluding the Receivable
Loan) to EBITDA shall not exceed 6.75 to 1.0 at any time prior to May 1, 1998 and shall not exceed 6.25 to 1.0 at any time thereafter; and (iv) the ratio of the aggregate outstanding balance of all Revolving Loans to the Company's consolidated EBITDA shall not exceed 3.5 to 1.0 at any time. The Company is currently in compliance with all maintenance covenants contained in the Senior Loan Agreement.

THE 13 1/4% SENIOR SUBORDINATED NOTES DUE 2003

     The Senior Subordinated Notes are general unsecured obligations of the Company and are subordinated in rights of payment of all Senior Indebtedness (as defined in the Indenture) and senior in rights of payment to any current or future indebtedness of the Company, which is by its terms subordinated to the Senior Subordinated Notes. The Senior Subordinated Notes are unconditionally guaranteed, on a senior subordinated basis, as to payment of principal, premium, if any, and interest, jointly and severally, by the Guarantors named in the Indenture (together with each other Restricted Subsidiary (as defined in the Indenture) which guarantees payment of the Senior Subordinated Notes). The Senior Subordinated Notes were issued pursuant to the Indenture among the Company, the Guarantors named therein and IBJ Schroder Bank & Trust Company, as Trustee. The Senior Subordinated Notes mature on May 1, 2003, are limited in aggregate principal amount to $76,808,000 and bear cash interest at a rate of 7 1/2% per annum from the date of original issuance until May 1, 1998, and at a rate of 13 1/4% per annum from and including May 1, 1998 until maturity. Interest is payable semi-annually in arrears on May 1 and November 1.

     The Senior Subordinated Notes are redeemable at the option of the Company, in whole or in part, at any time on or after (i) May 1, 1999 at 107.5% of the principal amount, (ii) May 1, 2000, at 105.0% of the principal amount, (iii) May 1, 2001, at 102.5% of the principal amount and (iv) May 1, 2002 and thereafter, at 100.0% of the principal amount, together, in each case, with accrued and unpaid interest to the redemption date. Notwithstanding the foregoing, the Company may redeem in the aggregate up to 33 1/3% of the original principal amount of the Senior Subordinated Notes at any time and from time to time prior to May 1, 1998 at a redemption price equal to 108% of the Accreted Value of the Senior Subordinated Notes thereof plus accrued interest to the redemption date out of the net proceeds of one or more Public Equity Offerings (as defined in the Indenture), provided, that at least $50 million in aggregate principal amount of Senior Subordinated Notes remains outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 120 days following the closing of any such Public Equity Offering.

     The Indenture contains, among others, the following covenants:

     Limitation on Additional Indebtedness. The Company will not, and will not permit any Restricted Subsidiary of the Company to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness as such term is defined in the Indenture) unless (a) after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the ratio of the Company's total Indebtedness to the Company's EBITDA (determined on a pro forma basis for the last four fiscal quarters of the Company for which financial statements are available at the date of determination) is less than 6.75 to 1 if the Indebtedness is incurred prior to May 1, 1998 and 6.25 to 1 if the Indebtedness is incurred thereafter; provided, however, that if the Indebtedness which is the subject of a determination under this provision is Acquired Indebtedness, or Indebtedness incurred in connection with the simultaneous acquisition of any Person, business, property or assets, then such ratio shall be determined by giving effect to (on a pro forma basis, as if the transaction had occurred at the beginning of the four-quarter period) both the incurrence or assumption of such Acquired Indebtedness or such other Indebtedness by the Company and the inclusion in the Company's EBITDA of the EBITDA of the acquired Person, business, property or assets, and (b) no Default or Event of Default (as such terms are defined in the Indenture) shall have occurred and be continuing at the time or immediately after giving effect to the incurrence of such Indebtedness.

     Limitation on Restricted Payments. Subject to certain exceptions set forth in the Indenture, the Company will not make, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make, any Restricted Payment (as defined in the Indenture), unless:

          (a) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

          (b) immediately after giving pro forma effect to such Restricted Payment, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described above under "Limitation on Additional Indebtedness"; and

          (c) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Issue Date (as defined in the Indenture) does not exceed the sum of (1) 50% of the Company's cumulative consolidated net income (or in the event such consolidated net income shall be a deficit, minus 100% of such deficit) after the Issue Date, plus (2) 100% of the aggregate net proceeds and the fair market value of securities or other property received by the Company from the issue or sale, after the Issue Date, of capital stock (other than Disqualified Capital Stock or Capital Stock of the Company issued to any Subsidiary of the Company) of the Company or any Indebtedness or other securities of the Company convertible into or exercisable or exchangeable for capital stock (other than Disqualified Capital Stock as such term is defined in the Indenture) of the Company which has been so converted or exercised or exchanged, as the case may be. For purposes of determining under this clause (c) the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 25,101,886 shares of Common Stock, of which 21,600,000 shares are Class A Common Stock, $.01 par value, 439,215 of which are issued and outstanding; and 3,501,886 shares are Class B Common Stock, $.01 par value, of which 3,501,886 are issued and outstanding and 100,000 shares of Preferred Stock, of which 10,000 shares of Series A Preferred Stock are issued and outstanding. In addition, the Company has reserved for issuance (i) 3,501,886 shares of Class A Common Stock upon the conversion of the Class B Common Stock, (ii) 597,960 shares of Class A Common Stock upon the exercise of the warrants and (iii) 951,300 shares of Class A Common Stock under the 1995 Option Plan (see "Management--Stock Option Plans"). There is no established trading market for the Common Stock.

COMMON STOCK

     Dividends. Holders of shares of Common Stock are entitled to receive such dividends as may be declared by the Company's Board of Directors out of funds legally available for such purpose. No dividends may be declared or paid in cash or property on any share of any class of Common Stock, however, unless simultaneously the same dividend is declared or paid on each share of the other classes of Common Stock. In the case of any stock dividend, holders of Class A Common Stock are entitled to receive the same percentage dividend (payable in shares of Class A Common Stock) as the holders of Class B Common Stock receive (payable in shares of Class B Common Stock). The payment of dividends is currently restricted by the Indenture governing the Notes. Under the Indenture, the Company generally is not permitted to pay cash dividends unless (i) no event of default under the Indenture exists at the time of payment or immediately thereafter, (ii) certain ratios regarding the incurrence of additional indebtedness are satisfied and (iii) the aggregate of all dividends or distributions do not exceed certain limits set forth in the Indenture. Additionally, under the Senior Loan Agreement, the Company generally may not pay dividends. However, if no event of default exists the Company may pay noncash dividends consisting of its capital stock, subject to certain restrictions.

     Voting Rights. Holders of shares of Common Stock vote as a single class on all matters submitted to a vote of the stockholders except as otherwise required by law. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to eight votes on all matters. Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of Common Stock voting as a separate class is required to approve, among other things, a change in the designations, preferences and limitations of the shares of such class of common stock.

     Liquidation Rights. Upon liquidation, dissolution or winding-up of the Company, the holders of Class A Common Stock are entitled to share ratably with the holders of Class B Common Stock in all assets available for distribution after payment in full of all obligations to creditors.

     Other Provisions. Each share of Class B Common Stock is convertible, at the option of its holder, into one share of Class A Common Stock at any time. The holders of Common Stock are not entitled to preemptive or subscription rights. The shares of Common Stock presently outstanding are validly issued, fully paid and nonassessable. The shares of Common Stock issuable upon exercise of the Warrants have been reserved and when issued will be validly issued, fully paid and nonassessable. In any merger, consolidation or business combination, the consideration to be received per share by holders of Class A Common Stock must be identical to that received by holders of Class B Common Stock, except that in any such transaction in which shares of Common Stock are distributed, such shares may differ as to voting rights to the extent that voting rights differ among the classes of Common Stock. No class of Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless concurrently the other classes of Common Stock are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

PREFERRED STOCK

     The Amended and Restated Certificate of Incorporation of the Company authorizes the Company's Board of Directors to establish series of Preferred Stock (in an aggregate of 100,000 shares) and to determine, with respect to any series of Preferred Stock, the voting powers, if any, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as are stated in the resolutions of the Board of Directors providing for such class or series and as evidenced by a certificate of designation filed pursuant to the General Corporation Law of the State of Delaware.

     In order to finance prospective acquisitions of radio stations and to provide working capital, in May 1996 the Company entered into a Securities Purchase Agreement (the "Preferred Stock Purchase Agreement") with CIBC Merchant Fund, pursuant to which the CIBC Merchant Fund agreed to purchase from the Company up to an aggregate liquidation value of $12,500,000 of the Series A Preferred Stock, at such time and in such amounts as requested by the Company (the "Preferred Stock Facility"), provided that such request be for an aggregate liquidation value of at least $2,500,000 and be made no later than October 31, 1996. The Company anticipates that all of the outstanding shares of Series A Preferred Stock will be redeemed by the Company by using proceeds from the Offering and that the Preferred Stock Facility will not be utilized by the Company after the consummation of the Offering.

WARRANTS

     Each warrant to purchase one share of the Company's Class A Common Stock issued in the Private Offering (each, a "Warrant" and collectively the "Warrants") entitles the registered holder thereof, subject to and upon compliance with the provisions thereof and of the Warrant Agreement (the "Warrant Agreement") between the Company and IBJ Schroder Bank & Trust Company (the "Warrant Agent"), at such holder's option, prior to May 1, 2000, to purchase at a price of $.01 per Warrant (the "Exercise Price") from the Company one share of Class A Common Stock (the "Warrant Shares"). The number of shares of Class A Common Stock for which a Warrant may be exercised is subject to adjustment as set forth in the Warrant Agreement.

     Holders of Warrants will not be entitled, by virtue of being such holders, to receive dividends, vote, receive notice of any meetings of stockholders or otherwise have any right of stockholders of the Company. Each Warrant may only be exercised in whole. Warrants may be exercised after the occurrence of an Exercise Event which is defined in the Warrant Agreement as the date of the earliest to occur of: (1) a Change of Control (as defined in the Indenture) shall have occurred or (2) seven days prior to the date on which the Company files a registration statement with respect to a Public Equity Offering (as defined in the Warrant Agreement) or (3) the date on which any class of equity securities of the Company is listed on a national securities exchange or authorized for quotation on the National Association of Securities Dealers Automated Quotation System or (4) May 1, 1999. The Offering will qualify as a Public Equity Offering and therefore the Warrants are presently exercisable. The Exercisability Date may be deferred if FCC approval is required for issuance of the Class A Common Stock upon exercise of the Warrants. In no event will the Warrants be exercisable for less than one full year following any deferral required to obtain FCC approval.

     In connection with the Preferred Stock Facility, the Company issued to the CIBC Merchant Fund a warrant to purchase 54,360 shares of the Company's outstanding Class A Common Stock which is immediately exercisable (the "Preferred Facility Warrant"). The terms of the Preferred Facility Warrant are substantially identical to the terms of the Warrants (as hereinafter defined) issued in connection with the Senior Subordinated Notes. The Preferred Facility Warrant contains registration rights and tag-along rights which are substantially similar to the registration rights and tag-along rights of the holders of the Warrants. See "Description of Capital Stock--Registration and Tag-Along Rights" and "Description of Capital Stock-- Preferred Stock."

REGISTRATION AND TAG-ALONG RIGHTS

     The Company, the Control Stockholders (as defined below) and the holders of the Warrants entered into a Registration Rights and Stockholders' Agreement (the "Common Stock Registration Rights Agreement") with respect to the shares of Class A Common Stock issuable upon exercise of the Warrants ("Registrable Securities"). The Common Stock Registration Rights Agreement provides that the purchasers and persons to whom Registrable Securities are transferred (collectively, the "Registrable Holders") will have the registration rights and other rights and obligations with respect to the Registrable Securities described below.

     Registration Rights. The Registrable Holders of at least 25% of the outstanding Registrable Securities are currently entitled to require the Company to effect up to two registrations under the Act of such Registrable Securities (each a "Demand Registration"), subject to certain limitations. In lieu of filing such registration statement the Company may make an offer to repurchase all of the Registrable Securities at a price per share equal to the fair market value per share of Common Stock (without any discount for lack of liquidity, the amount of Common Stock proposed to be sold or the fact that the shares of Common Stock held by the Registrable Holders may represent a minority interest in a private company) determined by a nationally recognized investment banking firm selected by the Company.

     The Registrable Holders will also have the right to include such Registrable Securities in any registration statement, subject to certain exceptions, under the Act filed by the Company for its own account or for the account of any of its securityholders for sale on the same terms and conditions as the securities of the Company or any other selling securityholder included therein.

     Tag-Along Rights. In the event of any proposed transfer, sale or other disposition (collectively, a "Transfer") of Common Stock by any of the Control Stockholders (as defined below) in any transaction, or a series of related transactions involving shares of Common Stock aggregating at least 15% of the shares of Common Stock then owned by the Control Stockholders to a person (such other person being hereinafter referred to as the "proposed purchaser"), other than pursuant to an Exempt Transfer (as defined below), each of the Registrable Holders shall have the right to require the proposed purchaser to purchase from each of them up to a percentage of the number of Warrants or Warrant Shares owned by such holder equalling the percentage derived by dividing the total number of shares of Common Stock the Control Stockholders propose to transfer by the total number of shares of Common Stock owned by such Control Stockholder.

     In the event that the proposed purchaser does not purchase Warrants and/or Warrant Shares from the Registrable Holders on the same terms and conditions as purchased from the Control Stockholders, then the Control Stockholders making such Transfer shall purchase such Warrants and/or Warrant Shares if the Transfer occurs. It is anticipated that the tag-along rights will terminate in accordance with their terms upon the consummation of the Offering since after giving effect to the Offering, it is expected that at least 25% of the Company's Common Stock on a fully-diluted basis will be held by persons other than Control Stockholders or Mr. Friedman.

     As used herein, the term "Exempt Transfer" shall mean a transfer by a Control Stockholder to another Control Stockholder. As used herein, the term "Control Stockholder" shall mean (i) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of Carter Burden, to the extent such Persons beneficially own shares of Common Stock as a result of a Transfer from Carter Burden after the date hereof (other than pursuant to the WAMBCO Option) and (ii) a trust the beneficiaries of which include only Carter Burden and his spouse and lineal descendants.

STOCK TRANSFER AND WARRANT AGENT

     The Company's registrar and transfer agent for the Common Stock is and the Company's warrant agent for the Warrants and the Preferred Facility Warrant is IBJ Schroder Bank & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the Offering, there has been no public market for the Class A Common Stock of the Company. Upon completion of the Offering, 4,542,554 shares of Class A Common Stock will be issued and outstanding and 3,573,018 shares will be issuable upon exercise of outstanding stock options, warrants and shares of Class B Common Stock. See "Description of Capital Stock--Common Stock." The shares of Class A Common Stock sold in the Offering (assuming no exercise of the Underwriters' over-allotment option) will be freely tradeable in the public market without restriction under the Securities Act, except that any shares purchased by "affiliates" of the Company (as defined in Rule 144 promulgated under the Securities Act ("Rule 144")) may generally only be sold in compliance with the applicable provisions of Rule 144.

     The remaining outstanding shares of Common Stock are deemed "restricted securities" within the meaning of Rule 144 in that they were originally issued and sold by the Company in private transactions in reliance upon exemptions from the Securities Act. The Company, its officers, directors, the Selling Shareholders and certain other stockholders, who collectively are the beneficial
holders of an aggregate of           shares of Common Stock, have agreed with
the Underwriters not to, directly or indirectly, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, or warrants, options or rights to purchase or acquire Common Stock or in any other manner transfer all or a portion of the economic consequences associated with the ownership of any Common Stock, or enter into any agreement to do any of the foregoing, for a period of 180 days after the date of this Prospectus. Upon expiration of such 180 day period, such holders will in general be entitled to dispose of their shares (including the shares underlying such options and warrants), although the shares of Common Stock held by affiliates of the Company will continue to be subject to the volume and other restrictions of Rule 144 under the Securities Act.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate of the Company, who has beneficially owned restricted securities for at least two years from the later of the date such restricted securities were acquired from the Company or the date they were acquired from an affiliate of the Company, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Class A Common Stock or (ii) the average weekly trading volume of the Class A Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, subject to certain other limitations and restrictions. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale by such person, and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any prior owner other than an affiliate), would be entitled to sell such shares under Rule 144(k) without regard to any of the restrictions described above.

     The Company has granted registration rights to certain holders of securities and other rights convertible into Class A Common Stock. See "Capitalization" and "Description of Capital Stock." Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares held by affiliates of the Company) immediately upon the effectiveness of such registration. Sales of substantial amounts of Class A Common Stock in the public market could adversely affect prevailing market prices and could impair the Company's future ability to raise capital through the sale of its equity securities.

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters"), for whom DLJ, CS First Boston Corporation and CIBC Wood Gundy Securities Corp. ("CIBC Wood Gundy") are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of an underwriting agreement (the "Underwriting Agreement"), to purchase from the Company and the Selling Shareholders the respective number of shares of Class A Common Stock set forth opposite their names below:

                                                                                NUMBER OF
                                   UNDERWRITERS                                  SHARES
    Donaldson, Lufkin & Jenrette Securities Corporation.......................
    CS First Boston Corporation...............................................
    CIBC Wood Gundy Securities Corp. .........................................
                                                                                  -------
              Total...........................................................  4,300,000
                                                                                  =======

     The Underwriting Agreement provides that the obligation of the several Underwriters to purchase and accept delivery of the shares of Class A Common Stock offered hereby is subject to the approval of certain legal matters by counsel and to certain other conditions. If any of the shares of Class A Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares of Class A Common Stock (other than the shares of Class A Common Stock covered by the overallotment option described below) must be so purchased.

     The Representatives have advised the Company and the Selling Shareholders that the Underwriters propose to offer the Class A Common Stock to the public initially at the price to the public set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at such
price less a concession not to exceed $     per share. The Underwriters may
allow, and such dealers may reallow, discounts not in excess of $          per
share to any other Underwriter and certain other dealers. After the public offering of the shares of Class A Common Stock, the public offering price and other selling terms may be changed by the Representatives.

     The Company and the Estate of Carter Burden have granted to the Underwriters options to purchase up to an aggregate of 645,000 additional shares of Class A Common Stock, at the initial public offering price less underwriting discounts and commissions, solely to cover overallotments. Such options may be exercised at any time until 30 days after the date of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment as indicated in the table above.

     Of the shares of Class A Common Stock offered hereby,           have been
reserved (the "Reserved Shares") for sale to certain individuals, including employees of the Company, family members of such employees and other persons associated with the Company. The Reserved Shares will be sold at a price per share equal to the price to the public set forth on the cover page of this Prospectus. The number of shares available to the general public will be reduced to the extent those persons purchase Reserved Shares. Any shares not so purchased will be offered in the Offering at the price to the public set forth on the cover page of this Prospectus.

     Prior to the Offering, there has been no established trading market for the Class A Common Stock. The initial price to the public for the shares of Class A Common Stock offered hereby will be determined by negotiation among the Company, the Selling Shareholders and the Representatives. The factors considered in determining the initial price to the public include the history of and the prospects for the industry in which the Company competes, the past and present operations of the Company, the historical results of operations of the Company, the prospects for future earnings of the Company, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the Offering.

     The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     Application has been made to have the shares of Class A Common Stock offered hereby approved for quotation on the NASDAQ National Market System under the symbol "CMIA."

     The Company, its officers, directors and the Selling Shareholders, who
collectively are the beneficial owners of an aggregate of        shares of
Common Stock, have agreed with the Underwriters not to, directly or indirectly, issue, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, without the prior written consent of DLJ, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for, or warrants, options or rights to purchase or acquire, Common Stock or in any other manner transfer all or a portion of the economic consequences associated with the ownership of any Common Stock, or enter into any agreement to do any of the foregoing, for a period of 180 days after the date of this Prospectus.

     From time to time CIBC Wood Gundy (or its predecessor firm The Argosy Securities Group, L.P. ("Argosy")) has performed investment banking services for the Company. Argosy acted as placement agent in respect of the Private Offering, for which services Argosy received customary fees. In May 1996 the Company entered into the Preferred Stock Purchase Agreement with the CIBC Merchant Fund, an affiliate of CIBC Wood Gundy. In connection with the Preferred Stock Purchase Agreement, the CIBC Merchant Fund received the Preferred Facility Warrant, and CIBC Wood Gundy will receive a preferred stock advisory fee of $210,000 at the closing of the Offering.

     The CIBC Merchant Fund, an affiliate of CIBC Wood Gundy, will receive more than 10% of the net proceeds from the Offering as a result of the use of proceeds by the Company to redeem all of the outstanding shares of the Company's Series A Preferred Stock. See "Use of Proceeds." As a result, the Offering is being conducted in accordance with Schedule E to the Bylaws of the National Association of Securities Dealers, Inc. (the "NASD"), which provides that, among other things, when more than 10% of the net proceeds of a public offering of equity securities are to be paid to a member of the NASD or an affiliate of a member, the price at which such equity securities are to be distributed to the public can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards ("QIU"). In accordance with this requirement, DLJ has assumed the responsibilities of acting as QIU and will recommend a maximum price to the public in compliance with the requirements of Schedule E. In connection with the Offering, DLJ is performing due diligence investigations and reviewing and participating in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. As compensation for the services of DLJ as QIU, the Company has agreed to pay DLJ $5,000.

     Pursuant to the provisions of Schedule E, NASD members may not execute transactions in the shares of Class A Common Stock in discretionary accounts without the prior written approval of the customer.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the issuance of the Class A Common Stock will be passed upon for the Company by Pryor, Cashman, Sherman & Flynn, New York, New York. Certain legal matters will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom, New York, New York.

                                    EXPERTS

     The consolidated financial statements of the Company at December 31, 1995 and 1994, and for each of the two years in the period ended December 31, 1995 and the financial statements of Media VI (the 1996 Treasure Coast Acquisition) at December 31, 1995, and for the year ended December 31, 1995, each appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon, appearing elsewhere herein and in the Registration

Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated statement of operations, cash flows and stockholders' deficit for the year ended December 31, 1993 of the Company appearing in this Prospectus and Registration Statement have been audited by Weeks DeGraw & Company, P.A., independent auditors, given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Danbury Broadcasting, Inc. (the Danbury Acquisitions) at June 30, 1995 and 1994 and for the two years in the period ended June 30, 1995, appearing in this Prospectus and Registration Statement have been audited by Paneth, Haber & Zimmerman LLP, independent auditors, as set forth in their report thereon, appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Q Broadcasting, Inc. (the Stamford Acquisition) at September 30, 1995 and for the three years in the period ended September 30, 1995, appearing in this Prospectus and Registration Statement have been audited by Holtz Rubenstein & Co., LLP, independent auditors, as set forth in their report thereon, appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Adventure Communications, Inc. (the Huntington Acquisitions) at December 31, 1995 and for the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Brown, Edwards & Co., LLP, independent auditors, as set forth in their report thereon, appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Class A Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the shares of Class A Common Stock offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or previously filed with the Commission. Each such statement is qualified in its entirety by such reference. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and in accordance therewith, files reports, proxy and information statements, and other information with the Commission. The Registration Statement, including exhibits and schedules filed therewith, and the Company's reports, proxy and information statements, and other information filed by the Company with the Commission may be inspected without charge at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Room 1024, Room 1024, Washington, D.C. 20549 or at its Regional Offices located at Room 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois at prescribed rates.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
COMMODORE MEDIA, INC. AND SUBSIDIARIES:
Reports of Independent Auditors.......................................................  F-2
Consolidated Balance Sheets at December 31, 1994 and 1995 and March 31, 1996
  (unaudited).........................................................................  F-4
Consolidated Statements of Operations for the years ended December 31, 1993, 1994 and
  1995 and for the three months ended March 26, 1995 (unaudited) and March 31, 1996
  (unaudited).........................................................................  F-5
Consolidated Statements of Stockholders' Deficit for the years ended December 31,
  1993, 1994 and 1995 and for the three months ended March 31, 1996 (unaudited).......  F-6
Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and
  1995 and for the three months ended March 26, 1995 (unaudited) and March 31, 1996
  (unaudited).........................................................................  F-7
Notes to Consolidated Financial Statements............................................  F-9
MEDIA VI:
Report of Independent Auditors........................................................  F-23
Balance Sheets at December 31, 1995 and March 31, 1996 (unaudited)....................  F-24
Statements of Operations for the year ended December 31, 1995 and for the three months ended March 31, 1995 (unaudited) and 1996 (unaudited)...............................  F-25
Statements of Partners' Equity for the year ended December 31, 1995 and for the three months ended March 31, 1995 (unaudited) and 1996 (unaudited)........................  F-26
Statements of Cash Flows for the year ended December 31, 1995 and for the three months ended March 31, 1995 (unaudited) and 1996 (unaudited)...............................  F-27
Notes to Financial Statements.........................................................  F-28
ADVENTURE COMMUNICATIONS--HUNTINGTON:
  (Division of Adventure Communications, Inc.)
Independent Auditors' Report..........................................................  F-33
Balance Sheets at December 31, 1994 and 1995 and March 31, 1996 (unaudited)...........  F-34
Statements of Operations for the years ended December 31, 1993, 1994 and 1995, and for the three months ended March 31, 1995 (unaudited) and 1996 (unaudited)..............  F-35
Statements of Divisional Equity (Deficit) for the years ended December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1996 (unaudited)..................  F-36
Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995, and for the three months ended March 31, 1995 (unaudited) and 1996 (unaudited)..............  F-37
Notes to Financial Statements.........................................................  F-38
DANBURY BROADCASTING, INC.:
Report of Independent Auditors........................................................  F-43
Balance Sheets at June 30, 1994 and 1995 and March 26, 1996 (unaudited)...............  F-44
Statements of Operations and Accumulated Deficit for the years ended June 30, 1994 and
  1995, for the nine months ended March 31, 1995 (unaudited) and for the period July
  1, 1995 through March 26, 1996 (unaudited)..........................................  F-45
Statements of Cash Flows for the years ended June 30, 1994 and 1995, for the nine months ended March 31, 1995 (unaudited) and for the period July 1, 1995 through
  March 26, 1996 (unaudited)..........................................................  F-46
Notes to Financial Statements.........................................................  F-47
Q BROADCASTING, INC.:
Independent Auditors' Report..........................................................  F-53
Balance Sheets at September 30, 1994 and 1995 and March 31, 1996 (unaudited)..........  F-54
Statements of Operations and Deficit for the years ended September 30, 1993, 1994 and
  1995, and for the six months ended March 31, 1995 (unaudited) and 1996
  (unaudited).........................................................................  F-55
Statements of Cash Flows for the years ended September 30, 1993, 1994 and 1995, and for the six months ended March 31, 1995 (unaudited) and 1996 (unaudited)............  F-56
Notes to Financial Statements.........................................................  F-57

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Commodore Media, Inc.

     We have audited the accompanying consolidated balance sheets of Commodore Media, Inc. and Subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Commodore Media, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP
New York, New York
February 28, 1996, except for Note 14,
  as to which the date is May 16, 1996

- --------------------------------------------------------------------------------

     The foregoing report is in the form that will be signed upon the completion of the 7.2:1 stock split on the Company's Common Stock as described in Note 14 to the financial statements.

                                          ERNST & YOUNG LLP
New York, New York
May 16, 1996

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Commodore Media, Inc.

     We have audited the accompanying consolidated statements of operations, stockholders' deficit and cash flows of Commodore Media, Inc. and Subsidiaries for the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Commodore Media, Inc. and Subsidiaries for the year ended December 31, 1993, in conformity with generally accepted accounting principles.

                                          WEEKS DEGRAW & COMPANY, P.A.

Edison, New Jersey
March 4, 1994
  (except for Note 14, as to which the date is May 16, 1996)

- --------------------------------------------------------------------------------

     The foregoing report is in the form that will be signed upon the completion of the 7.2:1 stock split on the Company's Common Stock as described in Note 14 to the financial statements.

                                          WEEKS DEGRAW & COMPANY, P.A.

Edison, New Jersey
May 16, 1996

                     COMMODORE MEDIA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                             -----------------------------      MARCH 31,
                                                                 1994             1995             1996
                                                             ------------     ------------     ------------
                                                                                               (unaudited)
ASSETS
Current assets:
  Cash and short-term cash investments.....................  $  2,042,249     $ 10,891,489     $  5,086,725
  Accounts receivable, less allowance of $532,231 and
    $700,336 in 1994 and 1995..............................     4,768,905        6,131,447        4,908,411
  Prepaid expenses and other current assets................       526,078          285,412          452,451
                                                             ------------     ------------     ------------
Total current assets.......................................     7,337,232       17,308,348       10,447,587
Property, plant and equipment, net.........................     7,849,037        8,080,043       10,015,567
FCC licenses, net of accumulated amortization of $3,141,761
  in 1994 and $3,677,841 in 1995...........................    17,297,619       18,769,172       29,628,878
Goodwill net of accumulated amortization of $182,258 in
  1994 and $234,327 in 1995................................     1,750,522        1,998,453        5,584,498
Other intangible assets....................................     1,553,574        1,761,306        1,934,213
Deferred charges, net......................................       439,786        3,910,582        4,184,346
Deposits and other assets..................................        54,946          982,876        1,415,769
                                                             ------------     ------------     ------------
Total assets...............................................  $ 36,282,716     $ 52,810,780     $ 63,210,858
                                                             ============     ============     ============
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued expenses....................  $  1,695,583     $  1,774,256     $  1,546,938
  Accrued compensation.....................................     1,261,064          815,162          415,972
  Accrued interest.........................................       377,843          960,368        2,412,728
  Accrued income taxes.....................................       293,975           16,840           10,603
  Current maturities of long-term debt.....................     2,908,544           11,977           11,977
  Subordinated note payable to affiliate...................       685,000               --               --
                                                             ------------     ------------     ------------
Total current liabilities..................................     7,222,009        3,578,603        4,398,218
Long-term debt.............................................    34,112,858       65,142,763       74,465,671
Noncurrent compensation....................................     2,204,018        1,482,275        1,463,345
Subordinated note payable to affiliate.....................     1,368,000               --               --
8.87% cumulative redeemable preferred stock, $1 par value,
  20,000 shares authorized, 10,000 shares issued and
  outstanding in 1994......................................     8,413,660               --               --
Redeemable warrant (Note 5)................................     1,000,000               --               --
Note payable, officer......................................            --        1,161,706        1,174,617
Deferred income taxes......................................            --               --        1,700,000
Stockholders' deficit:
  Class A Common Stock, $0.01 par value; 21,600,000 shares
    authorized and issued: 858,327 shares in 1994 and
    1,054,988 shares in 1995...............................         8,583           10,550           10,550
  Class B Common Stock, convertible into Class A Common
    Stock, $0.01 par value; 3,501,886 shares authorized and
    issued.................................................        35,019           35,019           35,019
  Additional paid-in capital...............................    21,794,986       23,540,944       23,540,944
  Accumulated deficit......................................   (39,875,417)     (42,115,080)     (43,551,506)
                                                             ------------     ------------     ------------
                                                              (18,036,829)     (18,528,567)     (19,964,993)
  Less treasury stock, at cost, 612,598 shares in 1994 and
    615,773 shares in 1995.................................         1,000           26,000           26,000
                                                             ------------     ------------     ------------
Total stockholders' deficit................................   (18,037,829)     (18,554,567)     (19,990,993)
                                                             ------------     ------------     ------------
Total liabilities and stockholders' deficit................  $ 36,282,716     $ 52,810,780     $ 63,210,858
                                                             ============     ============     ============

See accompanying notes.

                     COMMODORE MEDIA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                           YEAR ENDED DECEMBER 31,              THREE MONTHS ENDED
                                   ---------------------------------------   ------------------------
                                      1993          1994          1995       MARCH 26,     MARCH 31,
                                   -----------   -----------   -----------      1995         1996
                                                                             ----------   -----------
                                                                             (unaudited)  (unaudited)
Total revenue..................... $21,643,059   $28,686,381   $33,652,677   $6,507,658   $ 8,047,568
Less agency commissions...........  (1,845,502)   (2,461,478)   (2,857,912)    (540,271)     (631,887)
                                   -----------   -----------   -----------   ----------   -----------
Net revenue.......................  19,797,557    26,224,903    30,794,765    5,967,387     7,415,681
                                   -----------   -----------   -----------   ----------   -----------
Operating expenses:
  Programming, technical and
     news.........................   4,028,677     4,601,374     5,365,686    1,090,881     1,513,468
  Sales and promotion.............   5,289,311     7,325,549     8,796,481    1,867,684     2,421,153
  General and administrative......   4,190,735     4,556,515     4,870,463    1,210,206     1,440,612
  Corporate expenses..............   2,530,703     2,109,741     2,051,181      460,738       465,684
  Depreciation and amortization...   1,129,379     2,145,201     1,926,250      436,991       480,210
  Long-term incentive
     compensation.................          --     2,180,000     2,006,550      584,935            --
  Separation compensation.........   1,496,000            --            --           --            --
                                   -----------   -----------   -----------   ----------   -----------
  Operating income................   1,132,752     3,306,523     5,778,154      315,952     1,094,554
Interest expense..................   4,217,697     2,932,459     7,420,617      829,680     2,451,638
Interest income...................          --           266       420,659           --       115,252
Other expenses, net...............     657,861       601,443       433,704       56,666       167,594
                                   -----------   -----------   -----------   ----------   -----------
Loss before provision for income
  taxes and extraordinary loss....  (3,742,806)     (227,113)   (1,655,508)    (570,394)   (1,409,426)
Provision for income taxes........      39,503       300,000       140,634       15,000        27,000
                                   -----------   -----------   -----------   ----------   -----------
Loss before extraordinary loss....  (3,782,309)     (527,113)   (1,796,142)    (585,394)   (1,436,426)
Extraordinary loss on
  extinguishment of debt (Note
  5)..............................          --            --      (443,521)          --            --
                                   -----------   -----------   -----------   ----------   -----------
Net loss..........................  (3,782,309)     (527,113)   (2,239,663)    (585,394)   (1,436,426)
Preferred Stock dividend..........          --       690,660       252,175      208,000            --
                                   -----------   -----------   -----------   ----------   -----------
Net loss for common
  shareholders.................... $(3,782,309)  $(1,217,773)  $(2,491,838)  $ (793,394)  $(1,436,426)
                                   ===========   ===========   ===========   ==========   ===========
Loss per share:
  Before extraordinary item....... $     (1.88)  $      (.32)  $      (.53)  $     (.21)  $      (.36)
  Extraordinary item..............          --            --          (.11)          --            --
                                   -----------   -----------   -----------   ----------   -----------
  Loss per share.................. $     (1.88)  $      (.32)  $      (.64)  $     (.21)  $      (.36)
                                   ===========   ===========   ===========   ==========   ===========
Weighted average common shares
  outstanding.....................   2,013,100     3,762,700     3,892,300    3,755,500     3,949,900
                                   ===========   ===========   ===========   ==========   ===========

See accompanying notes.

                     COMMODORE MEDIA, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                       COMMON STOCK
                                                         PAR VALUE       ADDITIONAL                                  TOTAL
                                        PREFERRED    -----------------     PAID-IN     ACCUMULATED    TREASURY   STOCKHOLDERS'
                                          STOCK      CLASS A   CLASS B     CAPITAL       DEFICIT       STOCK        DEFICIT
                                       -----------   -------   -------   -----------   ------------   --------   -------------
BALANCE AT DECEMBER 31, 1992, AS
  RESTATED...........................  $ 5,799,686   $8,583    $17,409   $   (25,092)  $(34,565,995)  $ (1,000)  $(28,766,409)
Sale of common stock.................           --       --     8,085      2,491,915            --          --      2,500,000
Conversion of preferred stock to
  common stock.......................   (3,300,000)      --     9,525      3,290,475            --          --
Contribution of loans and accrued
  interest...........................           --       --        --     14,228,662            --          --     14,228,662
Contribution of preferred stock......   (2,499,686)      --        --      2,499,686            --          --             --
Loss for the year....................           --       --        --             --     (3,782,309)        --     (3,782,309)
                                       -----------   ------    ------    -----------   ------------   --------   ------------
BALANCE AT DECEMBER 31, 1993.........           --    8,583    35,019     22,485,646    (38,348,304)    (1,000)   (15,820,056)
Cumulative dividends on redeemable
  preferred stock....................           --       --        --       (690,660)           --          --       (690,660)
Adjustment to carrying value of
  redeemable warrant.................           --       --        --             --     (1,000,000)        --     (1,000,000)
Loss for the year....................           --       --        --             --       (527,113)        --       (527,113)
                                       -----------   ------    ------    -----------   ------------   --------   ------------
BALANCE AT DECEMBER 31, 1994.........           --    8,583    35,019     21,794,986    (39,875,417)    (1,000)   (18,037,829)
Cumulative dividends on redeemable
  preferred stock....................           --       --        --       (252,175)           --          --       (252,175)
Allocation of net proceeds of debt
  offering to warrants...............           --       --        --      2,000,000            --          --      2,000,000
Repurchase of common stock...........           --       --        --             --            --     (25,000)       (25,000)
Exercise of warrants.................           --    1,967        --         (1,867)           --          --            100
Loss for the year....................           --       --        --             --     (2,239,663)        --     (2,239,663)
                                       -----------   ------    ------    -----------   ------------   --------   ------------
BALANCE AT DECEMBER 31, 1995.........           --   10,550    35,019     23,540,944    (42,115,080)   (26,000)   (18,554,567)
                                       -----------   ------    ------    -----------   ------------   --------   ------------
Net loss for the period
  (unaudited)........................           --       --        --             --     (1,436,426)        --     (1,436,426)
                                       -----------   ------    ------    -----------   ------------   --------   ------------
BALANCE AT MARCH 31, 1996
  (unaudited)........................  $        --   $10,550   $35,019   $23,540,944   $(43,551,506)  $(26,000)  $(19,990,993)
                                       ===========   ======    ======    ===========   ============   ========   ============

See accompanying notes.

                     COMMODORE MEDIA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  YEAR ENDED DECEMBER 31,                THREE MONTHS ENDED
                                          ----------------------------------------   --------------------------
                                              1993          1994          1995        MARCH 26,
                                          ------------   -----------   -----------      1995
                                                                                     -----------
                                                                                     (unaudited)    MARCH 31,
                                                                                                       1996
                                                                                                   ------------
                                                                                                   (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss................................  $ (3,782,309)  $  (527,113)  $(2,239,663)  $  (585,394)  $ (1,436,426)
Adjustments to reconcile net loss to net
  cash provided by operating activities:
  Loss on extinguishment of debt........            --            --       443,521            --             --
  Depreciation and amortization.........     1,277,859     2,365,111     2,311,162       491,964        639,180
  Noncash interest......................            --            --     2,288,917            --        839,274
  Long-term incentive compensation......            --     2,180,000        79,000            --             --
  Noncash settlement compensation.......     1,001,000            --            --            --             --
  Provision for uncollectible accounts
    and notes receivable................       825,129       468,155       556,137       177,208        104,981
  (Gain) loss on disposition of
    assets..............................        (8,115)      335,736         9,819            --             --
  Net barter income.....................      (123,310)     (122,163)     (184,300)      (15,292)       (44,864)
  Changes in assets and liabilities, net
    of amounts acquired:
    Increase in accounts receivable.....      (958,612)   (1,509,195)   (1,847,015)      416,863      1,137,320
    Decrease (increase) in prepaid
      expenses and other current
      assets............................       300,824      (267,196)      (88,787)      (93,240)      (153,096)
    Increase (decrease) in accounts
      payable and accrued expenses......       336,812       326,251      (158,855)     (134,166)      (159,141)
    Increase (decrease) in accrued
      compensation......................            --       197,881      (230,645)      139,867       (457,120)
    Increase in accrued interest........     1,586,211       351,639       582,525      (128,738)     1,452,360
    Increase (decrease) in accrued
      income taxes......................        21,889       261,541      (277,135)     (209,440)       (31,908)
                                          ------------   -----------   -----------    ----------   ------------
Total adjustments.......................     4,259,687     4,587,760     3,484,344       645,026      3,326,986
                                          ------------   -----------   -----------    ----------   ------------
Net cash provided by operating
  activities............................       477,378     4,060,647     1,244,681        59,632      1,890,560
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from redemption of note........            --       405,000            --            --             --
Proceeds from sale of property, plant
  and equipment.........................        11,332       398,018            --            --             --
Repayment of loan by stockholder........            --            --       182,988            --             --
Purchase of property, plant and
  equipment.............................      (333,149)     (623,414)     (320,980)      (42,030)      (124,192)
Purchase of station assets..............    (9,375,000)           --    (3,100,000)           --    (14,400,000)
Deferred acquisition costs incurred.....      (245,346)     (172,558)     (417,020)           --       (290,766)
Deposits on pending acquisitions........            --            --      (525,000)     (150,000)      (915,000)
Loans to stockholders and employees.....       (60,000)      (57,500)     (315,863)      (65,488)            --
Other investing activities, net.........       (10,705)           --        87,528       (12,646)       (68,177)
                                          ------------   -----------   -----------    ----------   ------------
Net cash used in investing activities...   (10,012,868)      (50,454)   (4,408,347)     (270,164)   (15,798,135)

                     COMMODORE MEDIA, INC. AND SUBSIDIARIES

                                                  YEAR ENDED DECEMBER 31,                THREE MONTHS ENDED
                                              1993          1994          1995        MARCH 26,
                                          ------------   -----------   -----------      1995
                                                                                     ----------
                                                                                     (unaudited)    MARCH 31,
                                                                                                       1996
                                                                                                   ------------
                                                                                                   (unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES
Gross proceeds from issuance of Senior
  Subordinated Notes and warrants.......  $         --   $        --   $64,956,422            --             --
Proceeds from stockholder loans.........       300,000            --            --            --             --
Proceeds from borrowing.................     7,900,000            --            --            --   $  8,500,000
Proceeds from issuance of common
  stock.................................     2,500,000            --           100            --             --
Repayment of amounts borrowed...........    (1,200,000)   (2,738,166)  (39,014,833)  $  (333,333)            --
Payment of financing related costs......      (110,000)     (104,245)   (4,226,762)           --             --
Payment of deferred debt issuance
  costs.................................            --            --            --      (224,101)      (393,734)
Redemption of preferred stock...........            --            --    (8,665,835)           --             --
Purchase of redeemable warrant..........            --            --    (1,000,000)   (1,000,000)            --
Repurchase of common stock..............            --            --       (25,000)      (25,000)            --
Principal payments on capital leases....       (12,817)      (12,389)      (11,186)       (1,463)        (3,455)
                                          ------------   -----------   -----------    ----------   ------------
Net cash provided by (used in) financing
  activities............................     9,377,183    (2,854,800)   12,012,906    (1,583,897)     8,102,811
                                          ------------   -----------   -----------    ----------   ------------
Net (decrease) increase in cash and
  short-term cash investments...........      (158,307)    1,155,393     8,849,240    (1,794,429)    (5,804,764)
Cash and short-term cash investments at
  beginning of year.....................     1,045,163       886,856     2,042,249     2,042,249     10,891,489
                                          ------------   -----------   -----------    ----------   ------------
  Cash and short-term cash investments
    at end of year......................  $    886,856   $ 2,042,249   $10,891,489   $   247,820   $  5,086,725
                                          ============   ===========   ===========    ==========   ============
SUPPLEMENTARY CASH FLOW INFORMATION:
Cash paid for interest..................  $  2,631,484   $ 2,580,522   $ 4,474,789   $   958,418   $     46,738
Cash paid for income taxes..............        17,915        38,209       417,769       224,440         58,908

SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

Asset acquisitions recorded in connection with barter transactions were approximately $54,700, $144,500 and $112,636 for the years ended December 31, 1993, 1994 and 1995, respectively.

On December 28, 1993, the Company refinanced its loan agreement with The Bank of New York and restructured its capitalization. See Notes 5, 9 and 11 for a description of the noncash financing activities associated with these transactions.

See accompanying notes.

                     COMMODORE MEDIA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Nature of Business

     Commodore Media, Inc. and Subsidiaries (the "Company") is comprised of radio stations that derive their revenue from local, regional and national advertisers. The radio stations are located in the following Arbitron markets:
Wilmington, Delaware; Westchester, Putnam and Dutchess Counties, New York; Huntington, West Virginia--Ashland, Kentucky; Allentown--Bethlehem, Pennsylvania; Fort Pierce--Stuart--Vero Beach, Florida; and Fairfield County, Connecticut. The Company extends credit to its customers in the normal course of business.

  Change of Name

     The Company changed its name from CRB Broadcasting Corporation to Commodore Media, Inc. on March 17, 1995.

  Principles of Consolidation

     The consolidated financial statements include the accounts of Commodore Media, Inc. and all subsidiaries, after elimination of intercompany accounts and transactions.

     Certain reclassifications have been made to the prior year financial statements in order to conform with the current year's presentation.

  Short-Term Cash Investments

     The Company considers investments which have a remaining maturity of three months or less at the time of purchase to be short term cash investments. The Company invests its excess cash in U.S. Treasury Bills.

  Income Taxes

     The Company accounts for income taxes in accordance with FASB Statement No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes are provided for differences between the book and tax bases of the Company's assets and liabilities.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                     COMMODORE MEDIA, INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
  Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Depreciation is provided on the straight-line method based on the following estimated useful lives:

                            CLASSIFICATION                         ESTIMATED LIFE (YEARS)
        Land improvements......................................              20
        Buildings..............................................              20
        Furniture, fixtures and equipment......................             7-10
        Broadcasting and technical equipment...................             7-10
        Towers and antennas....................................              20
        Music library..........................................               7
        Leasehold improvements.................................             10-20
        Vehicles...............................................               3

     Expenditures for maintenance and repairs are charged to operations as incurred. Expenditures for betterments and major renewals are capitalized and, therefore, are included in property, plant and equipment.

  Property Held Under Capital Leases

     The Company is the lessee of office equipment under capital leases expiring in various years through 2004. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over their estimated productive lives of seven to ten years.

  Revenue Recognition

     The Company recognizes revenue upon the airing of advertisements.

  Intangible Assets

     Intangible assets are being amortized by the straight-line method over the following estimated useful lives.

                             CLASSIFICATION                        ESTIMATED LIFE (YEARS)
        FCC licenses and goodwill................................            40
        Tower site lease.........................................             3
        Organization expenses....................................             5
        Network affiliation agreement............................             5
        Covenant not to compete..................................             5
        Pre-sold advertising contracts...........................             1

     Management continually reviews the appropriateness of the carrying value of goodwill of its subsidiaries and the related amortization period based on anticipated undiscounted cash flow of each subsidiary.

  Deferred Charges

     Legal fees, bank loan closing costs and other expenses associated with debt financing and the Recapitalization Transaction (Note 2) are being amortized using the effective interest rate method. Amortization of debt expense charged to operations and included in other expenses amounted to $148,478 in 1993, $219,893 in 1994 and $384,908 in 1995.

                     COMMODORE MEDIA, INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
  Barter Transactions

     The fair value of barter and trade-out transactions is included in broadcast revenue and sales and promotion expense. Barter revenue is recorded when advertisements are broadcast and barter expense is recorded when merchandise or services are received. Barter transactions charged to operations were as follows for the years ended December 31:

                                                     1993            1994            1995
    Trade sales.................................  $ 1,617,288     $ 2,473,002     $ 3,238,111
    Trade expense...............................   (1,493,978)     (2,350,839)     (3,053,811)
                                                  -----------     -----------     -----------
    Net barter transactions.....................  $   123,310     $   122,163     $   184,300
                                                  ===========     ===========     ===========

  Interim Financial Information

     Financial information as of and for the three months ended March 31, 1996 and for the three months ended March 31, 1995 is unaudited. In the opinion of management, all adjustments of a normal and recurring nature, and those that are necessary for a fair presentation of the results as of and for such periods, have been included. Interim results are not necessarily indicative of the results for a full year.

  Net Loss Per Common Share

     Net (loss) income per common share is determined by dividing net income or loss available to common stockholders by the average number of common shares outstanding. The calculation of net income or loss available to common stockholders is based on the net income or loss in each year after the dividend requirement on preferred stock of approximately $691,000 and $252,000 in 1994 and 1995, respectively.

     In all periods, the calculation of average common shares outstanding includes only the common shares outstanding and options issued at an exercise price less than the initial public offering price (see Note 14) to management in July 1995.

2. THE RECAPITALIZATION TRANSACTIONS

     On April 21, 1995, the Company completed the offering of its 13 1/4% Senior Subordinated Notes due 2003 ("Senior Subordinated Notes"). The net proceeds of approximately $65.0 million were used to retire existing senior indebtedness of approximately $36.2 million, fund the Treasure Coast Acquisition for $3.1 million, and repay the Hanson note and RFP note for an aggregate amount of $2.4 million. In addition, the Company used $8.7 million to redeem its preferred stock, paid $1.9 million in connection with the long-term incentive compensation of its President and its Chief Operating Officer (Note 10), paid approximately $4.2 million in related deferred fees of the offering, and used the balance of $8.5 million for general corporate purposes. The Company converted all of its existing common stock for 3,501,886 shares of its Class B Common Stock ("Class B") and 858,327 shares (including 615,773 treasury shares) of its Class A Common Stock ("Class A"). At the time of conversion, the Company's President and its Chief Operating Officer purchased 197,057 shares and 45,497 shares, respectively, of Class A from the Chairman. In addition, William A.M. Burden and Company, an affiliated entity, exercised its option to acquire 196,661 shares of Class A from the Company. Each share of Class B is entitled to 8 votes and each share of Class A is entitled to 1 vote. The consolidated financial statements have been retroactively adjusted for this conversion.

                     COMMODORE MEDIA, INC. AND SUBSIDIARIES

3. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment, at cost, consisted of the following at December 31:

                                                                   1994            1995
    Land and land improvements................................  $ 2,588,139     $ 2,813,139
    Buildings.................................................    2,420,027       2,499,399
    Furniture, fixtures and equipment.........................    1,984,059       2,188,502
    Broadcasting and technical equipment......................    5,563,763       5,907,905
    Towers and antennas.......................................    3,280,482       3,401,300
    Music library.............................................      239,024         250,456
    Leasehold improvements....................................      336,905         365,825
    Vehicles..................................................      113,946         147,567
    Property held under capital leases........................       78,478          81,497
                                                                -----------     -----------
                                                                 16,604,823      17,655,590
    Less accumulated depreciation and amortization............   (8,755,786)     (9,575,547)
                                                                -----------     -----------
    Property, plant and equipment, net........................  $ 7,849,037     $ 8,080,043
                                                                ===========     ===========

     Accumulated amortization of property held under capital leases as of December 31, 1994 and 1995 was $4,942 and $12,728, respectively. Depreciation as a charge to income amounted to $728,681 in 1993, $768,826 in 1994 and $831,656 in 1995.

4. OTHER INTANGIBLE ASSETS

     Other intangible assets, at cost, consisted of the following at December
31:

                                                                     1994           1995
    Covenant not to compete.....................................  $1,250,000     $1,325,000
    Deferred acquisition expenses...............................     495,609        953,441
    Pre-sold advertising contracts..............................     416,584        103,642
    Network affiliation agreement...............................     260,000        260,000
    Tower site lease............................................      14,516         14,516
                                                                  ----------     ----------
                                                                   2,436,709      2,656,599
    Less accumulated amortization...............................    (883,135)      (895,293)
                                                                  ----------     ----------
    Other intangible assets, net................................  $1,553,574     $1,761,306
                                                                  ==========     ==========

     Amortization of the aforementioned intangible assets included as a charge to income amounted to $15,541 for 1993, $817,087 for 1994 and $506,447 for 1995.
Amortization of FCC licenses and goodwill amounted to $385,157 for 1993 , $559,304 for 1994 and $588,149 for 1995.

                     COMMODORE MEDIA, INC. AND SUBSIDIARIES

5. LONG-TERM DEBT

     Long-term debt consisted of the following at December 31:

                                                                       1994            1995
Senior Subordinated Notes due 2003, $75,500,000 principal, net of
  unamortized discount of $10,400,367.............................  $        --     $65,099,633
Senior Subordinated Notes due 2003, $1,308,000 principal, net of unamortized discount of $146,294, held in trust for the benefit
  of the President................................................           --       1,161,706
Loans payable--The Bank of New York, collateralized by capital stock of all subsidiaries and other assets pledged by majority
  stockholder, repaid on April 21, 1995...........................   36,561,833              --
Note payable to Michael Hanson ("Hanson"), interest at 10%,
  maturing January 31, 1997; repaid on April 21, 1995.............      400,000              --
Obligations under capital leases..................................       59,569          55,107
                                                                    -----------     -----------
Total debt........................................................   37,021,402      66,316,446
Less current maturities...........................................    2,908,544          11,977
                                                                    -----------     -----------
Long-term debt....................................................  $34,112,858     $66,304,469
                                                                    ===========     ===========

  Senior Subordinated Notes

     The Senior Subordinated Notes bear cash interest at a rate of 7 1/2% per annum on the principal amount until May 1, 1998 then at a rate of 13 1/4% per annum until maturity, with interest payment dates on May 1 and November 1. The notes may be redeemed at the option of the Company at any time on or after May 1, 1999 at redemption prices specified in the indenture. The terms of the Senior Subordinated Notes contain various covenants for the benefit of the holders that, among other things, restrict the ability of the Company to incur additional indebtedness, pay dividends and make certain investments. The notes, excluding the notes held for the benefit of the President, were issued with detachable warrants to purchase 543,600 shares of Class A Common Stock at an exercise price of $.01 per warrant. The warrants can be exercised upon the earliest of: (1) a change of control as defined in the indenture or (2) an initial public offering or (3) the date upon which the Company's equity securities are registered on a national exchange or (4) May 1, 1999. The holders of warrants are not entitled to any voting rights or otherwise have any rights as stockholders of the Company. The Company estimated the fair market value of the warrants to be $2,000,000 as of the date of issuance and has allocated this amount out of the net proceeds of the debt offering to paid-in capital. Based upon available market information, the fair value of the Senior Subordinated Notes and warrants were $930 per unit and $15 per unit, respectively, as of December 31, 1995.

  The Bank of New York Loans

     As of December 31, 1994, the Company's outstanding obligations under this agreement were as follows:

        Term loan, maturing December 31, 1996, interest at 1.5% above the bank's prime rate or 2.5% over the LIBOR rate.............  $31,500,000
        Term loan, maturing December 31, 1996, interest at 2.5% over the
          bank's prime rate.............................................    5,061,833
        $2,000,000 Revolving credit loan, maturing December 31, 1996, interest at 1.5% above the bank's prime rate or 2.5% over the
          LIBOR rate....................................................           --
                                                                          -----------
                                                                          $36,561,833
                                                                          ===========

                     COMMODORE MEDIA, INC. AND SUBSIDIARIES

5. LONG-TERM DEBT--(CONTINUED)
     The Bank of New York loans were repaid in full as part of the Recapitalization Transaction on April 21, 1995.

     In connection with the debt restructuring of The Bank of New York loan on December 28, 1993, the Company issued the bank a warrant to purchase 4.99% of the common stock of the Company, on a fully diluted basis, for $100. The warrant was exercisable at any time prior to its expiration on December 28, 2003 and contained a put option under which the bank could require the Company to purchase the warrant at any time after January 1, 1997 up until expiration or upon an initial public offering or a sale of the Company at a price based upon
(1) the actual proceeds received by the Company in an initial public offering or sale (2) negotiations between the parties, or (3) an independent appraisal. No value was ascribed to the warrant at the time of issuance. The increase in the fair value of the warrant in 1994 of $1,000,000 was recorded as a reduction to retained earnings (see Note 12). The Company repurchased the warrant in March 1995 for a negotiated price of $1,000,000.

     Aggregate maturities of long-term debt due within the next five years ending December 31, are as follows:

        1996............................................................  $    11,977
        1997............................................................        8,899
        1998............................................................        7,169
        1999............................................................        5,155
        2000............................................................        5,155
        Thereafter......................................................   66,278,091
                                                                          -----------
                                                                          $66,316,446
                                                                          ===========

     In connection with the Recapitalization Transactions, the Company wrote-off the balance of the unamortized deferred financing costs on its retired debt of $443,521. Inasmuch as the Company has no current federal taxable income and has fully reserved for its net deferred tax assets, there is no tax effect attributable to this extraordinary item.

6. ACQUISITION OF BUSINESSES AND JOINT OPERATING AGREEMENTS

  Acquisitions

     On June 27, 1995, the Company purchased the assets (excluding cash and accounts receivable) and broadcasting license of radio broadcast station WQOL-FM in Vero Beach, Florida (Treasure Coast Acquisition) for a total purchase price of $3,150,000. The Company accounted for this transaction under the purchase method of accounting.

     On December 28, 1993, the Company purchased the assets (excluding cash and accounts receivable) and broadcasting license of radio broadcast station WZZO-FM in Allentown, Pennsylvania, for a total purchase price of $9,375,000, which was also accounted for using the purchase method of accounting.

                     COMMODORE MEDIA, INC. AND SUBSIDIARIES

6. ACQUISITION OF BUSINESSES AND JOINT OPERATING AGREEMENTS--(CONTINUED)
     The total purchase price of the aforementioned acquisitions was allocated as follows:

                                                                   WQOL-FM        WZZO-FM
    Tangible assets.............................................  $  663,724     $  468,008
    Intangible assets:
      FCC license...............................................   2,007,634      6,029,000
      Goodwill..................................................     300,000        936,892
      Noncompete agreement......................................      75,000      1,250,000
      Pre-sold advertising contracts............................     103,642        416,584
      Network affiliation agreement.............................          --        260,000
      Other.....................................................          --         14,516
                                                                  ----------     ----------
                                                                   2,486,276      8,906,992
                                                                  ----------     ----------
    Total purchase price........................................  $3,150,000     $9,375,000
                                                                  ==========     ==========

     Unaudited pro forma results of operations for the Company for 1993 as if WZZO-FM was acquired on January 1, 1993 are as follows:

                                                                                 1993
    Net revenue...........................................................    $22,701,935
    Net loss before extraordinary item....................................     (2,684,984)
    Net loss..............................................................     (2,684,984)

     Unaudited pro forma results of operations for the Company for 1995 and 1994 as if WQOL-FM was acquired on January 1, 1994 are as follows:

                                                                   1994            1995
    Net revenue...............................................  $27,361,642     $31,289,433
    Net loss before extraordinary item........................     (491,886)     (1,793,307)
    Net loss..................................................     (491,886)     (2,236,828)

     On October 30, 1995, the Company entered into agreements to purchase the stock of Danbury Broadcasting, Inc., which owns stations WRKI-FM and WINE-AM in Brookfield, CT., and all of the assets (excluding cash and accounts receivable) and FCC licenses of Hudson Valley Growth, L.P., which owns stations WZZN-FM, WVYB-FM, and WPUT-AM in Mt. Kisco, Patterson and Brewster, NY. The total purchase price for all of these stations is $14,900,000. The Company has paid a deposit of $500,000 in connection with these agreements, which is included in other noncurrent assets.

     The Company closed on the acquisition agreements with Danbury Broadcasting, Inc. and Hudson Valley Growth, L.P. on March 27, 1996. The Company used $6.7 million of available cash funds and financed the remaining $8.2 million of the purchase price with funds obtained from AT&T Commercial Finance Corporation ("AT&T"). Under the loan agreement with AT&T, the Company may borrow up to $30 million under a Senior Secured Reducing Revolver Loan, and up to $5 million under a Senior Secured Accounts Receivable Loan. These loans are secured by all of the existing and future assets of the Company. The Company plans to use this facility to finance future acquisitions.

  Local Marketing and Joint Sales Agreements

     The Company has entered into various Local Marketing Agreements ("LMA") and Joint Sales Agreements ("JSA") during 1995. While each agreement is unique in its terms and conditions, generally under an LMA and JSA the brokering station purchases substantially all of the commercial time available on

                     COMMODORE MEDIA, INC. AND SUBSIDIARIES

6. ACQUISITION OF BUSINESSES AND JOINT OPERATING AGREEMENTS--(CONTINUED) the brokered station and provides promotional and sales related services. Under an LMA, the brokering station may also provide the programming; a JSA requires the licensee to continue all of the programming. The brokering station pays a fee to the brokered station for the services provided based upon a flat monthly amount, and/or an amount contingent on the net revenue or profit as calculated in the agreement. As the brokering station, the Company currently has LMAs or JSAs with WKAP-AM, Allentown, PA, and WPAW-FM, Vero Beach, FL. The Company has an option to purchase WPAW-FM for $1.2 million which it may exercise during the twenty-nine month period beginning August 1995. The Company operated stations WRKI-FM/WINE-AM in Brookfield, CT, and WZZN-FM/WVYB-FM/WPUT-AM in Westchester/Putnam Counties, New York under LMA agreements that terminated upon the consummation of the related purchase agreements for the stations.

7. INCOME TAXES

     The Company has recorded a provision for income taxes as follows for the years ended December 31:

                                                           1993         1994         1995
    Current:
      Federal...........................................  $    --     $ 70,400     $     --
      State and local...................................   39,503      229,600      140,634
    Deferred:
      Federal...........................................       --           --           --
      State and local...................................       --           --           --
                                                          -------     --------     --------
              Total.....................................  $39,503     $300,000     $140,634
                                                          =======     ========     ========

     The Company did not record a federal tax benefit on the taxable loss for the years ended December 31, 1995 and 1993 since it was not assured that it could realize a benefit for such loss in the future. During 1994, the Company utilized approximately $2,500,000 of Federal net operating losses to offset current taxable income. Since the valuation allowance remained at 100% at the end of the year, there was no deferred tax effect on 1994 earnings. The Company recorded a provision for federal alternative minimum tax in 1994 because net operating loss carryforwards may be used to offset only 90% of a corporation's alternative minimum taxable income.

     The Company has applied to change its tax method of accounting for FCC licenses for the tax year ended December 31, 1995. The aggregate amount of cumulative amortization that will be deductible ratably over six years for tax purposes is approximately $12,130,000. The Company has reflected this change in the current year and expects final approval from the IRS shortly.

     The reconciliation of income tax computed at the U.S. federal statutory rates to effective income tax expense is as follows for the years ended December 31:

                                                         1993           1994         1995
    Provision at statutory rate.....................  $(1,309,982)    $(79,400)    $(734,695)
    State and local taxes...........................       39,503      229,600       140,634
    Nondeductible expense...........................       21,885       36,575         8,286
    Increase in valuation allowance, net of rate
      changes.......................................    1,288,097       42,825       726,409
    Alternative minimum tax.........................           --       70,400            --
                                                      -----------     --------     ---------
              Total.................................  $    39,503     $300,000     $ 140,634
                                                      ===========     ========     =========

                     COMMODORE MEDIA, INC. AND SUBSIDIARIES

7. INCOME TAXES--(CONTINUED)
     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The approximate effect of temporary differences were as follows at December 31:

                                                                  1994             1995
    Deferred tax assets:
      Allowance for bad debts...............................  $    239,764     $    312,100
      Deferred compensation.................................     1,518,645        1,244,100
      Unamortized discount on Senior Subordinated Notes.....            --          959,200
      Intangibles...........................................     1,521,168          290,300
      Depreciation..........................................        14,805           76,460
      Net operating loss carryforwards......................    11,169,686       12,405,800
                                                              ------------     ------------
              Total deferred tax assets.....................    14,464,068       15,287,960
    Deferred tax liabilities:
      Depreciation..........................................      (518,609)        (537,260)
      Other.................................................       (37,800)          (4,800)
                                                              ------------     ------------
    Total deferred tax liabilities..........................      (556,409)        (542,060)
                                                              ------------     ------------
    Net deferred tax asset..................................    13,907,659       14,745,900
    Less valuation allowance................................   (13,907,659)     (14,745,900)
                                                              ------------     ------------
    Net deferred tax asset, net of allowance................  $         --     $         --
                                                              ============     ============

     The Company has provided a valuation allowance equivalent to its net deferred tax asset in 1993, 1994 and 1995 as the past history of the Company makes the realization of taxable income in the future years uncertain. At December 31, 1995, the Company had net operating loss carryforwards of approximately $30,700,000 for federal purposes that expire in the years 1999 through 2010, and $19,700,000 for state purposes that expire in the years 1996 to 2010. Pending final approval from the IRS, the Company will also have available $10,100,000 of carryforward deductions related to the change in accounting for FCC licenses that will be deductible in the years 1996 to 2000.

8. COMMITMENTS

  Lease Commitments

     The principal types of property leased by the Company and its subsidiaries are office space, tower, real estate related to tower sites, office equipment and transmitting equipment.

     Total rent expense for the Company was approximately $220,200, $306,400 and $332,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

                     COMMODORE MEDIA, INC. AND SUBSIDIARIES

8. COMMITMENTS--(CONTINUED)
     The minimum rental commitments of the Company, under all noncancellable operating leases, are set forth below:

                                      YEAR                                   AMOUNT
        1996.............................................................  $  318,267
        1997.............................................................     296,088
        1998.............................................................     272,755
        1999.............................................................     254,433
        2000.............................................................     207,803
        Thereafter.......................................................     515,244
                                                                           ----------
        Total minimum lease payments.....................................  $1,864,590
                                                                           ==========

  Other Commitments

     The Company entered into a separation agreement with its former President effective December 31, 1993, under which the Company agreed to pay him an aggregate amount of $1,650,000; a portion was paid in cash, and the remainder of $1,000,000 became payable in semi-monthly installments through December 31, 1997. A present value discount of $154,000 was recorded against the total installment liability of $1,000,000 as of December 31, 1993. At December 31, 1994 and 1995, the current portion under this obligation of $201,939 and $219,816 is included in accounts payable and accrued expenses and the remainder of $454,018 and $239,275 is reflected in noncurrent compensation.

     The Company has other employment agreements with key executives under which the executives are paid a base salary and annual incentives based on broadcast cash flow and EBITDA, as defined in the agreements.

9. STOCKHOLDERS' DEFICIT

  Preferred Stock

     Under the December 28, 1993 debt restructuring, all previously authorized, issued and outstanding shares of Series A, Series B, and Series C Preferred Stock were contributed to paid-in capital or converted into common stock and canceled.

     The Series A and Series B preferred shares were converted into 237,600 shares of common stock resulting in additional paid-in capital of $3,290,475. All dividends in arrears, of which none had been declared or accrued, were forfeited by the preferred stockholders.

     The Series C preferred shares were contributed to paid-in capital by the Company's former President.

  Redeemable Preferred Stock

     On December 28, 1993, Radio Financial Partners, Inc. ("RFP"), a related entity (see Note 11), converted $7,723,000 of outstanding debt and accrued interest into 10,000 shares of the Company's new 8.87% cumulative redeemable preferred stock ("Redeemable Preferred Stock"). The Company redeemed all outstanding shares of the preferred stock as part of the Recapitalization Transactions on April 21, 1995; the total liquidation value as of the date of redemption was $8,665,835 which included $942,835 in accumulated dividends.

                     COMMODORE MEDIA, INC. AND SUBSIDIARIES

9. STOCKHOLDERS' DEFICIT--(CONTINUED)
  Common Stock

     Each share of Class B stock is convertible at the option of the holder into one share of Class A stock. The Company has reserved a total of 4,996,786 shares of Class A stock for issuance as follows: (1) 543,600 shares upon the exercise of the warrants (2) 951,300 shares upon the exercise of shares granted under the 1995 Stock Option Plan and (3) 3,501,886 shares upon the conversion of Class B common stock. Shareholders of Class A and Class B stock are provided the same dividend and liquidation rights, although dividend payments are currently restricted by the indenture governing the notes. Holders of shares of common stock vote as a single class on all matters submitted to a vote; each share of Class A stock is entitled to one vote and each share of Class B stock is entitled to eight votes on all matters.

10. LONG-TERM INCENTIVE COMPENSATION AND EMPLOYMENT AGREEMENTS

     Effective January 1, 1994, the Company entered into an agreement with its President and Chief Executive Officer under which he would be employed in that capacity through 1996 and provided for annual salary requirements and bonuses, and a Long-Term Incentive Payment ("LTIP"). The LTIP is based on a formula derived from the Company's net equity value, as defined. A fair value amount of $1,750,000 was charged to income as long-term incentive compensation in 1994 relating to the LTIP. On April 21, 1995, the President's employment agreement was amended and restated. In lieu of the LTIP, the Company paid the President $1,500,000 in cash, issued $1,308,000 principal ($1,125,000 net of discount) of the Company's Senior Subordinated Notes to a trust for his benefit, and agreed to provide $1,500,000 in deferred compensation which accrues interest at a rate of 7% and is payable in 2003. The Company recorded the deferred compensation on April 21, 1995 at its calculated net present value of $921,000. The aggregate effect of the employment agreement restructuring was to charge $1,817,750 to long term incentive compensation expense during 1995. In addition, the President's amended employment agreement extended his date of employment through April 30, 1998, granted stock options to him to acquire 203,854 shares of Class A Common Stock at an exercise price of $6.25 per share and provides for annual bonuses based upon specific operating results of the Company.

     The Company also amended its existing employment agreement with its Chief Operating Officer on April 21, 1995. The prior employment agreement provided for a long-term incentive based upon the increase in certain station values. As of December 31, 1994, $430,000 had been accrued as long-term incentive compensation. The amended employment agreement provided for a cash payment of $400,000 on April 21, 1995 and deferred compensation of $346,000 which accrues interest at a rate of 7% and is payable in 2003. The Company recorded the deferred compensation on April 21, 1995 at its calculated net present value of $213,000. The aggregate effect of the employment agreement restructuring was to charge $188,800 to long term incentive compensation expense during 1995. In addition, the amended employment agreement extended his date of employment through April 30, 1999, granted stock options to acquire 203,854 shares of Class A Common Stock at an exercise price of $6.25 per share, and provides for annual bonuses based upon specific operating results of the Company.

11. RELATED PARTY TRANSACTIONS

     In connection with the debt restructuring that occurred on December 28, 1993, $9,617,240 of notes payable to the majority stockholder, as well as an additional $300,000 loan provided to the Company during the year ended December 31, 1993, were converted into additional paid-in capital. In addition, all accrued interest on the notes, which was $4,311,422 as of the date of the restructuring, was canceled and recorded as a capital contribution. The majority stockholder purchased an additional 201,600 shares of common stock for $2,500,000 on December 28, 1993.

                     COMMODORE MEDIA, INC. AND SUBSIDIARIES

11. RELATED PARTY TRANSACTIONS--(CONTINUED)
     During 1995 the Company paid the majority stockholder approximately $180,000 in annual salary. In addition, the majority stockholder repaid an outstanding loan of $182,988 of which $65,488 was advanced in the year ended December 31, 1995; the majority stockholder owed the Company $117,500 as of December 31, 1994. These loans are reflected in other current assets in 1994 and 1995.

     On April 10, 1992, the Company obtained $9,300,000 from RFP in exchange for a subordinated note bearing interest at 7% and maturing in 1997. On December 28, 1993, RFP agreed to convert a total of $7,247,000 of the unpaid principal on the subordinated note and $476,000 of accrued interest into 10,000 shares of Redeemable Preferred Stock (see Note 9). The remaining principal balance of $2,053,000 was converted into a noninterest-bearing subordinated note with a final maturity of April 10, 1997. The Company repaid the outstanding balance of the note and redeemed the preferred stock on April 21, 1995.

     During May 1995, the Company loaned approximately $250,000 to certain executive officers as evidenced by 7% promissory notes that mature in 2001, with all accrued interest and principal due on the maturity date. The total amount owed the Company as of December 31, 1995 is $261,329 which is included in noncurrent assets.

     In connection with the debt restructuring described above, on December 28, 1993, the Company granted a warrant to an affiliate to purchase 4.99% of its common stock at an exercise price of $100, on a fully diluted basis. The warrant was exercised during 1995.

12. STOCK OPTION AND 401(K) PLANS

     On April 21, 1995, the Company adopted a stock option plan which provides for the granting of incentive stock options and nonqualified stock options to executives and key employees. The Company has reserved 951,300 shares of Class A Common Stock, which represents 17.5% of the Company's outstanding common stock on a fully diluted basis, for options issued under this plan. The options are exercisable at a price equal to the fair market value on the date of grant. As of December 31, 1995, a total of 696,024 shares were granted at an exercise price of $6.25 per share under this plan, of which none were exercisable as of that date.

     The Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock Based Compensation" in October 1995, which establishes financial accounting and reporting standards of stock based employee compensation plans including stock option plans. The Company has elected to continue accounting for stock based compensation under APB No. 25. The disclosure requirements of SFAS No. 123 will be effective for the Company's financial statements beginning in 1996. The Company does not believe that the implementation of SFAS 123 will have a material effect on its financial statements.

     During the year ended December 31, 1995, the Company established the Commodore Media, Inc. 401(K) Plan for the benefit of all eligible employees. Eligible participants under this plan are defined as all full-time employees with one year of service. All eligible participants may elect to contribute a portion of their compensation to the plan subject to Internal Revenue Service limitations. The Company may make discretionary matching contributions to the plan, subject to board approval; no contributions were made for the plan year ended December 31, 1995.

13. LEGAL PROCEEDINGS

     The Company is involved is various legal proceedings from time to time in the normal course of business. In management's opinion, the litigation in which the Company is currently involved, individually and in the aggregate, is not material to the Company's financial condition or results of operations.

                     COMMODORE MEDIA, INC. AND SUBSIDIARIES

14. SUBSEQUENT EVENTS

     On February 16, 1996, the Company entered into an Asset Purchase Agreement to purchase radio stations WKQS-FM, WAVW-FM and WAXE-AM in the Fort Pierce-Stuart-Vero Beach, Florida Market from Media VI for approximately $8,000,000. In addition, the Company entered into a Joint Sales Agreement with Media VI to provide sales, marketing and certain other functions to the stations pending the closing of the acquisition. The Company expects to close on the Media VI acquisition in the second quarter of 1996 and will fund the transaction with borrowings from the Senior Credit Facility (as hereinafter defined), and funds from the Preferred Stock Facility (as hereinafter described).

     On March 13, 1996, the Company entered into a Loan and Security Agreement with AT&T Commercial Finance Corporation ("AT&T") pursuant to which AT&T will make available to the Company senior secured (i) revolving loans in an amount up to $30 million and (ii) accounts receivable loans in an amount which shall be the lessor of (A) $5 million or (B) 85% of the net book value of the accounts receivable of the Company (the "Senior Credit Facility"). The Company's subsidiaries agreed to guarantee the indebtedness to AT&T. Interest is payable monthly at a rate of 3.5% over LIBOR and principal amortization of the revolving loans and accounts receivable loans begins June 1, 1998 and November 30, 1999, respectively.

     On March 15, 1996, the Company entered into an Asset Purchase Agreement to acquire radio stations WKHL-FM and WSTC-AM in Stamford, Connecticut from Q Broadcasting, Inc. for approximately $9,500,000. The Company expects to close on the Q Broadcasting acquisition in the second quarter of 1996 and will fund the transaction with borrowings from the Senior Credit Facility and funds from the Preferred Stock Facility (as hereinafter defined).

     On March 27, 1996 the Company purchased (i) certain defined assets of radio stations WZZN-FM in Mount Kisco, New York, WVYB-FM in Patterson, New York and WPUT-AM in Brewster, New York from Hudson Valley Growth, L.P. for $4,950,000 and
(ii) all of the issued and outstanding common stock of Danbury Broadcasting, Inc., owner of WRKI-FM and WINE-AM in Brookfield, Connecticut, plus certain real property for $9,950,000. The transaction was financed with the Company's existing cash and borrowings under the Senior Credit Facility.

     On April 8, 1996 the Company entered into (i) an Asset Purchase Agreement to purchase from Adventure Communications, Inc., radio stations WKEE(FM) and WKEE(AM) in Huntington, West Virginia, WZZW(AM) in Milton, West Virginia, WBVB(FM) in Coral Grove, Ohio and WIRO(AM) in Ironton, Ohio for an aggregate purchase price of approximately $7,765,000 and (ii) an Asset Purchase Agreement with Simmons Broadcasting Company and an Option Agreement with Michael R. Shott to acquire radio stations WHRD(AM) in Huntington, West Virginia, WFXN(FM) in Milton, West Virginia and WMLV(FM) in Ironton, Ohio for an aggregate purchase price of approximately $4,235,000. In addition, the Company entered into Local Marketing Agreements with each of Adventure Communications, Inc. and Simmons Broadcasting Company to provide, on a cooperative basis, the programming, sales, marketing and certain other services to the stations pending the closing of the acquisitions. The Company expects to close on the aforementioned acquisitions in the latter part of 1996 and will fund the transaction with borrowings from the Senior Credit Facility and funds from the Preferred Stock Facility (as hereinafter defined).

     On May 1, 1996, the Company entered into a Securities Purchase Agreement with CIBC WG Argosy Merchant Fund 2, LLC ("CIBC Merchant Fund"), pursuant to which the CIBC Merchant Fund agreed to purchase from the Company, if and when requested by the Company, up to an aggregate liquidation value of $12,500,000 of Senior Exchangeable Redeemable Preferred Stock, Series A, $.01 par value per share, of the Company in such amounts as the Company may request (the "Preferred Stock Facility"), provided that such request be for an aggregate liquidation value of at least $2,500,000 and be made no later than October 31, 1996. The Preferred Stock accrues cash dividends at the rate of 8% per annum, or 10% per annum if paid in additional shares of Preferred Stock, through April 30, 1999. The Company has the option to purchase the

                     COMMODORE MEDIA, INC. AND SUBSIDIARIES

14. SUBSEQUENT EVENTS (UNAUDITED)--(CONTINUED)
Preferred Stock at any time for a price equal to its liquidation value plus accrued dividends. However, if the Company does not purchase the Preferred Stock in the case of a change in control, an initial public offering, certain asset sales or under certain circumstances, the dividend rate increases by four hundred basis points. In connection with the Preferred Stock Facility, the Company issued to the CIBC Merchant Fund a warrant to purchase 54,360 shares of the Company's Class A Common Stock, at an exercise price of $.01 per warrant, which is immediately exercisable and expires April 30, 2000. Should the Preferred Stock not be redeemed by October 31, 1996, the Company is obligated to issue additional warrants for 1% of the Company's fully-diluted common equity for each $2,500,000 of Preferred Stock liquidation value outstanding.

     In May 1996, the Company filed a Registration Statement on Form S-1 with the Securities and Exchange Commission for a primary and secondary public offering of shares of Class A Common Stock. In connection with this offering, the Company's Common Stock was split 7.2 for 1. The consolidated financial statements have been restated to retroactively reflect this split.

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Media VI

     We have audited the accompanying balance sheet of Media VI as of December 31, 1995, and the related statement of operations, partners' equity and cash flows for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Media VI at December 31, 1995, and the results of its operations and its cash flows for the year ended December 31, 1995 in conformity with generally accepted accounting principles.
                                          ERNST & YOUNG LLP

New York, New York
April 26, 1996

                                    MEDIA VI

                                 BALANCE SHEETS

                                                                                       MARCH 31,
                                                                                         1996
                                                                     DECEMBER 31,     -----------
                                                                         1995
                                                                     ------------     (unaudited)
ASSETS
Current assets:
  Cash.............................................................   $   57,762      $    36,635
  Accounts receivable, net of allowance for doubtful accounts of
     $12,200 in 1995 and $10,600 in 1996...........................      284,941          183,821
  Due from Commodore Media, Inc. (Note 1)..........................           --           28,169
  Prepaid expenses and other current assets........................        9,666            8,941
                                                                      ----------       ----------
          Total current assets.....................................      352,369          257,566
Property and equipment, at cost less accumulated depreciation......      782,690          769,065
Intangible assets at cost, less accumulated amortization...........    2,147,258        2,134,434
Other assets.......................................................        1,340            1,340
                                                                      ----------       ----------
          Total assets.............................................   $3,283,657      $ 3,162,405
                                                                      ==========       ==========
LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
  Accounts payable.................................................   $    9,613      $    21,319
  Accrued expenses and other current liabilities...................       54,949           17,477
  Current portion of long-term debt................................      119,185          119,185
                                                                      ----------       ----------
          Total current liabilities................................      183,747          157,981
Long term debt.....................................................    2,152,371        2,122,575
Partners' equity...................................................      947,539          881,849
                                                                      ----------       ----------
          Total liabilities and partners' equity...................   $3,283,657      $ 3,162,405
                                                                      ==========       ==========

See notes to financial statements.

                                    MEDIA VI

                            STATEMENTS OF OPERATIONS

                                                          YEAR ENDED          THREE MONTHS ENDED
                                                         DECEMBER 31,              MARCH 31,
                                                             1995         ---------------------------
                                                         ------------        1995            1996
                                                                          -----------     -----------
                                                                          (unaudited)     (unaudited)
Broadcast revenue......................................   $2,131,480       $ 519,981       $ 230,507
Less agency commissions................................      138,807          34,241          15,117
                                                          ----------        --------        --------
Net broadcast revenue..................................    1,992,673         485,740         215,390
Net JSA revenue (Note 1)...............................           --              --          79,893
                                                          ----------        --------        --------
Net revenue............................................    1,992,673         485,740         295,283
Operating expenses:
  Programming, technical and news......................      108,591          24,585          23,983
  Sales and promotion..................................      973,219         217,484         125,572
  General and administrative...........................      410,528          71,356          94,951
  Depreciation and amortization........................      149,160          38,242          26,450
                                                          ----------        --------        --------
Income (loss) from operations..........................      351,175         134,073          24,327
Interest expense, net..................................     (215,966)        (57,069)        (46,232)
                                                          ----------        --------        --------
Net income (loss)......................................   $  135,209       $  77,004       $ (21,905)
                                                          ==========        ========        ========

See notes to financial statements.

                                    MEDIA VI

                         STATEMENTS OF PARTNERS' EQUITY

                                                          YEAR ENDED          THREE MONTHS ENDED
                                                         DECEMBER 31,              MARCH 31,
                                                             1995         ---------------------------
                                                         ------------        1995            1996
                                                                          -----------     -----------
                                                                          (unaudited)     (unaudited)
Partners' equity, beginning of period..................    $911,332        $ 911,332       $ 947,539
Net income (loss)......................................     135,209           77,004         (21,905)
Distributions to partners..............................     (99,002)              --         (43,785)
                                                           --------         --------        --------
Partners' equity, end of period........................    $947,539        $ 988,336       $ 881,849
                                                           ========         ========        ========

See notes to financial statements.

                                    MEDIA VI

                            STATEMENTS OF CASH FLOWS

                                                          YEAR ENDED          THREE MONTHS ENDED
                                                         DECEMBER 31,              MARCH 31,
                                                             1995         ---------------------------
                                                         ------------        1995            1996
                                                                          -----------     -----------
                                                                          (unaudited)     (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)......................................   $  135,209       $  77,004       $ (21,905)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization........................      149,160          38,242          26,450
Changes in current assets and liabilities:
  (Increase) decrease in accounts receivable...........      (27,328)         20,599         101,120
  (Increase) in Due from Commodore Media, Inc..........                                      (28,169)
  (Increase) decrease in prepaid expenses and other
     current assets....................................         (572)             --             725
  (Decrease) increase in accounts payable..............      (15,044)        (23,373)         11,706
  Increase (decrease) in accrued expenses and other
     current liabilities...............................       16,333         (27,869)        (37,472)
                                                           ---------        --------        --------
Net cash provided by operating activities..............      257,758          84,603          52,455
                                                           ---------        --------        --------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment....................       (8,048)         (1,617)             --
Proceeds from sale of property and equipment...........       21,936              --              --
                                                           ---------        --------        --------
Net cash provided by (used in) investing activities....       13,888          (1,617)             --
                                                           ---------        --------        --------
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to partners..............................      (99,002)             --         (43,786)
Proceeds from debt.....................................      650,000              --              --
Repayment of debt......................................     (854,419)        (53,992)        (29,796)
                                                           ---------        --------        --------
Net cash used in financing activities..................     (303,421)        (53,992)        (73,582)
                                                           ---------        --------        --------
Net (decrease) increase in cash........................      (31,775)         28,994         (21,127)
Cash, beginning of period..............................       89,537          89,537          57,762
                                                           ---------        --------        --------
Cash, end of period....................................   $   57,762       $ 118,531       $  36,635
                                                           =========        ========        ========
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest.................................   $  206,884       $  46,538       $  48,304
                                                           =========        ========        ========

See notes to financial statements.

                                    MEDIA VI

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

1. NATURE OF BUSINESS AND ORGANIZATION

     Media VI (the "Company") was formed under the laws of the State of Florida as a general partnership, comprised of six general partners for the primary purpose of owning and operating radio stations WAXE-AM and WAVW-FM located in Vero Beach/Ft. Pierce, Florida.

     In August 1995, the Company acquired substantially all of the assets of Media 5, Inc. ("Media 5"), consisting primarily of radio station WKQS-FM, in a business combination between companies under common control, similar to a pooling of interest, for a 6% interest in the Company. Accordingly, the results of operations of Media 5 have been included in the Company's statement of operations for the year ended December 31, 1995.

     On February 16, 1996, the Company entered into an Asset Purchase Agreement (the "Agreement") to sell substantially all of the assets relating to the operation of WAXE-FM, WAVW-FM and WKQS-FM (collectively, the "Stations") to Commodore Media, Inc. ("Commodore") for $8,000,000 in cash. Commodore paid an initial cash deposit of $400,000, which is being held by an escrow agent until the closing date, which is expected to occur during 1996.

     In conjunction with the Agreement, the Company entered into a Joint Sales Agreement ("JSA") with Commodore. Under the terms of the JSA, Commodore purchases all available broadcast air time from the Company for a fee of $60,000 per month. Additionally, Commodore assumed responsibility for a majority of the operating expenses of the Stations. The JSA will terminate upon closing of the Agreement.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition/Credit Risk

     The Company's primary source of revenue is the sale of airtime to advertisers. Revenue is recorded when the advertisements are broadcast. The Company provides advertising time to national, regional, and local advertisers within the geographic areas in which the Company operates. Credit is extended based on an evaluation of the customer's financial condition; generally, advance payment is not required. Credit losses are provided for in the financial statements in the form of an allowance for doubtful accounts.

     During the three months ended March 31, 1996, the Company recognized approximately $80,000 additional revenue related to the JSA with Commodore Media (Note 1).

     Cash is deposited in a major money center financial institution, to which the Company is exposed to credit risk. At times, deposited amounts may exceed federally insured limits.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Barter Transactions

     Barter transactions represent the exchange of commercial air time for programming, merchandise or services. These transactions are included in broadcast revenue and both sales and promotion and general and administrative expenses at the fair value of the merchandise or services received. Barter revenue is recorded when advertisements are broadcast and barter expense is recognized when the merchandise or services are received.

                                    MEDIA VI

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
     For the year ended December 31, 1995, barter revenue and expense amounted to $96,651 and $85,103, respectively.

  Income Taxes

     The Company is not subject to federal or state income taxes. Income or loss from the Company's operations is included in the determination of taxable income of the respective partners, pursuant to the terms of the partnership agreement.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided for using the straight-line method based on the following schedule of estimated useful lives:

                                                                         ESTIMATED LIFE
                                CLASSIFICATION                               (YEARS)
        Land improvements..............................................        15
        Building and building improvements.............................        31
        Furniture, fixtures and equipment..............................         5
        Broadcasting and technical equipment...........................       5-20
        Vehicles.......................................................        3-5

     Expenditures for maintenance and repairs are charged to operations as incurred. Expenditures for betterments and major renewals are capitalized and, therefore, are included in property and equipment.

  Intangible Assets

     Intangible assets are being amortized using the straight-line method based on the following schedule of estimated useful lives:

                                                                         ESTIMATED LIFE
                                CLASSIFICATION                               (YEARS)
        FCC licenses...................................................        40
        Goodwill.......................................................        40
        Deferred financing costs.......................................        4-7

     It is the Company's policy to account for intangible assets at the lower of amortized cost or fair value. As part of an ongoing review of the valuation and amortization of intangible assets, management assesses the carrying value of the Company's intangible assets if facts and circumstances suggest that it may have been impaired, If this review indicates that the intangible assets will not be recoverable as determined by an undiscounted cash flow analysis of the Company over the remaining amortization period, the carrying value of the Company's intangible assets would be reduced to its estimated fair value.

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed of ("FAS 121"), effective for fiscal years beginning after December 15, 1995. The new rules establish standards for the recognition and measurement of impairment losses on long-lived assets and certain intangible assets. The Company expects the adoption of FAS 121 will not have a material effect on its financial statements.

  Interim Financial Information

     Financial information as of and for the three months ended March 31, 1996 and for the three months ended March 31, 1995 is unaudited. In the opinion of management, all adjustments of a normal and recurring

                                    MEDIA VI

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) nature, and those that are necessary for a fair presentation of the results as of and for such periods, have been included. Interim results are not necessarily indicative of the results for a full year.

3. ACQUISITION OF MEDIA 5

     The separate results of the combining entities prior to the combination for the seven months ended July 31, 1995 are as follows:

                                                                 MEDIA VI     MEDIA 5
        Net revenue............................................  $960,142     $241,803
        Less intercompany transactions.........................    49,360           --
                                                                 --------     --------
                                                                  910,782      241,803
                                                                 ========     ========
        Net income (loss)......................................  $181,043     $(30,133)
                                                                 ========     ========

4. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1995:

        Land and land improvements.......................................  $  216,671
        Building and building improvements...............................     283,909
        Furniture, fixtures and equipment................................      76,776
        Broadcasting and technical equipment.............................     611,101
        Vehicles.........................................................      13,300
                                                                           ----------
                                                                            1,201,757
        Less accumulated depreciation....................................    (419,067)
                                                                           ----------
        Property, plant and equipment, net...............................  $  782,690
                                                                           ==========

5. INTANGIBLE ASSETS

     Intangible assets consists of the following at December 31, 1995:

        FCC License......................................................  $2,295,349
        Goodwill.........................................................     132,510
        Deferred financing costs.........................................      48,617
                                                                           ----------
                                                                            2,476,476
        Less accumulated amortization....................................    (329,218)
                                                                           ----------
        Other intangible assets, net.....................................  $2,147,258
                                                                           ==========

                                    MEDIA VI

6. LONG-TERM DEBT

     At December 31, 1995, the Company's long-term debt consisted of the following:

        First Mortgage payable to Barnett Bank of the Treasure Coast (the
          "First Mortgage")..............................................  $1,675,723
        Second Mortgage payable to Barnett Bank of the Treasure Coast
          (the "Second Mortgage")........................................     595,833
                                                                           ----------
                                                                            2,271,556
        Less current maturities..........................................    (119,185)
                                                                           ----------
        Total long-term debt.............................................  $2,152,371
                                                                           ==========

  The First Mortgage

     Principal is being repaid in equal monthly installments of approximately $2,200, with a lump sum payment of the balance due on May 31, 2002. Interest is payable monthly at a variable rate equal to the Barnett Bank prime, which fluctuated from a low of 8.5% to a high of 9% during 1995. The First Mortgage is secured by an interest in all of the Company's assets and a first mortgage on all real property owned or subsequently acquired prior to maturity.

  The Second Mortgage

     Principal is being repaid in equal monthly installments of approximately $7,700, with the final payment due on May 17, 2002. Interest is payable monthly at a variable rate equal to Barnett Bank prime, which fluctuated from a low of 8.5% to a high of 9% during 1995. The Second Mortgage is secured by an interest in all the Company's assets and a second mortgage on all real property.

     Aggregate maturities of long-term debt due within the next five years ending December 31, are as follows:

        1996.............................................................  $  119,185
        1997.............................................................     119,185
        1998.............................................................     119,185
        1999.............................................................     119,185
        2000.............................................................     119,185
        Thereafter.......................................................   1,675,631
                                                                           ----------
                                                                           $2,271,556
                                                                           ==========

7. LEASE COMMITMENTS

     The principle types of property leased by the Company consist of land used for its broadcast tower, vehicles, computer software and other office equipment. The Company's minimum lease commitments under all non-cancelable operating leases are as follows:

        1996...............................................................  $39,408
        1997...............................................................   19,171
        1998...............................................................    9,828
        1999...............................................................    3,259
        2000...............................................................    1,200
        Thereafter.........................................................   10,800
                                                                             -------
                                                                             $83,666
                                                                             =======

                                    MEDIA VI

7. LEASE COMMITMENTS--(CONTINUED)
     The Company's rental expense, covering the use of a modular office unit, amounted to approximately $7,800 for the year ended December 31, 1995, and has been included in general and administrative expenses.

8. LEGAL PROCEEDINGS

     The Company is involved in various legal proceedings from time to time in the normal course of business. In management's opinion, the litigation with which the Company is currently involved, individually and in the aggregate, is not material to the Company's financial condition or the results of its operations.

9. RELATED PARTY TRANSACTIONS

     The sole shareholder of one of the Company's general partners is an attorney employed by a law firm which provides professional services to the Company on a continuing and regular basis. During 1995, fees of approximately $14,000 were paid to this firm.

     Additionally, the sole shareholder of one of the Company's general partners is the owner of a local business with which the Company's radio stations conduct business. During 1995, the Company recorded sales of approximately $7,000 related to advertisements aired for this partner's business.

10. DEFINED CONTRIBUTION RETIREMENT PLAN

     The Company has a 401(k) Plan (the "Plan") for the benefit of all employees. Participants may elect to contribute a percentage of their annual compensation to the Plan, subject to applicable Internal Revenue Service limitations. The Company makes a matching contribution to the Plan, not to exceed 1% of the employees' contributions. The employer's share of the contributions vest according to a predetermined schedule. Total contributions made by the Company for the year ended December 31, 1995 amounted to $9,181.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Adventure Communications--Huntington
(Division of Adventure Communications, Inc.)

     We have audited the accompanying balance sheets of Adventure Communications--Huntington (Division of Adventure Communications, Inc.) as of December 31, 1995 and 1994, and the related statements of operations, division's equity (deficit), and cash flows for the three years ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Adventure
Communications--Huntington (Division of Adventure Communications, Inc.) as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the three years ended December 31, 1995 in conformity with generally accepted accounting principles.
                                          BROWN, EDWARDS & CO., LLP

Bluefield, West Virginia
May 1, 1996

                      ADVENTURE COMMUNICATIONS--HUNTINGTON
                  (DIVISION OF ADVENTURE COMMUNICATIONS, INC.)

                                 BALANCE SHEETS

                                                     DECEMBER 31,                  MARCH 31,
                                                -----------------------     -----------------------
                                                   1994         1995           1995         1996
                                                                            (UNAUDITED)  (UNAUDITED)
ASSETS
CURRENT ASSETS
  Cash........................................  $  271,000   $  105,926     $  292,881   $  169,814
  Accounts receivable, less allowance for
     doubtful accounts of $48,000, $66,000,
     $50,992 and $74,717 on December 31, 1994
     and 1995 and March 31, 1995 and 1996,
     respectively (Note 7)....................     535,031      647,986        439,398      561,348
  Prepaid assets..............................       8,310        1,325         14,422        1,045
  Other receivables...........................      40,162       43,120         27,948       31,718
  Deferred income taxes (Note 5)..............          --       26,400             --       26,400
                                                ----------   ----------     ----------   ----------
          Total current assets................     854,503      824,757        774,649      790,325
                                                ----------   ----------     ----------   ----------
PROPERTY AND EQUIPMENT, NET
  (Notes 3 and 7).............................   1,090,102    1,225,957      1,102,838    1,186,035
                                                ----------   ----------     ----------   ----------
INTANGIBLES, NET (Note 4).....................      59,727      135,140         56,625      130,269
                                                ----------   ----------     ----------   ----------
                                                $2,004,332   $2,185,854     $1,934,112   $2,106,629
                                                ==========   ==========     ==========   ==========
               LIABILITIES AND
              DIVISION'S EQUITY
CURRENT LIABILITIES
  Accounts payable and accrued expenses.......  $  148,848   $  177,321     $  163,441   $   76,004
  Inter-divisional payable (Note 6)...........   2,327,152    2,282,170      2,263,962    2,258,038
                                                ----------   ----------     ----------   ----------
          Total current liabilities...........   2,476,000    2,459,491      2,427,403    2,334,042
                                                ----------   ----------     ----------   ----------
Commitment (Note 7)...........................          --           --             --           --
DIVISION'S EQUITY (DEFICIT)...................    (471,668)    (273,637)      (493,291)    (227,413)
                                                ----------   ----------     ----------   ----------
                                                $2,004,332   $2,185,854     $1,934,112   $2,106,629
                                                ==========   ==========     ==========   ==========

The Notes to Financial Statements are an integral part of these statements.

                      ADVENTURE COMMUNICATIONS--HUNTINGTON
                  (DIVISION OF ADVENTURE COMMUNICATIONS, INC.)

                            STATEMENTS OF OPERATIONS

                                                                               THREE MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,                  MARCH 31,
                                    ------------------------------------     -----------------------
                                       1993         1994         1995           1995         1996
                                                                             (UNAUDITED)  (UNAUDITED)
Advertising revenue...............  $2,370,460   $2,718,483   $3,352,771      $700,746     $721,678
Agency commissions................     109,983     (144,313)    (187,292)      (35,875)     (48,607)
                                    ----------   ----------   ----------      --------     --------
          Net revenue.............   2,260,477    2,574,170    3,165,479       664,871      673,071
Other operating revenue...........      27,218       22,060       36,225         5,550        7,649
                                    ----------   ----------   ----------      --------     --------
          Total revenue...........   2,287,695    2,596,230    3,201,704       670,421      680,720
                                    ----------   ----------   ----------      --------     --------
Operating expenses (Note 6):
  Station operating expenses......   1,472,000    1,657,235    2,118,139       505,591      406,651
  Corporate expenses..............     369,077      413,117      572,980       145,052      145,052
  Depreciation....................      88,635       97,374      230,600        48,734       48,471
  Amortization....................       8,932        9,511       13,587         3,102        4,871
                                    ----------   ----------   ----------      --------     --------
                                     1,938,644    2,177,237    2,935,306       702,479      605,045
                                    ----------   ----------   ----------      --------     --------
          Operating income
            (loss)................     349,051      418,993      266,398       (32,058)      75,675
Interest income...................       4,558        7,753        7,273         2,193        1,366
                                    ----------   ----------   ----------      --------     --------
          Income (loss) before
            taxes.................     353,609      426,746      273,671       (29,865)      77,041
(Provision) benefit for income
  taxes (Note 5)..................          --           --      (75,640)        8,242      (30,816)
                                    ----------   ----------   ----------      --------     --------
          Net income (loss).......  $  353,609   $  426,746   $  198,031      $(21,623)    $ 46,224
                                    ==========   ==========   ==========      ========     ========

The Notes to Financial Statements are an integral part of these statements.

                      ADVENTURE COMMUNICATIONS--HUNTINGTON
                  (DIVISION OF ADVENTURE COMMUNICATIONS, INC.)

                   STATEMENTS OF DIVISION'S EQUITY (DEFICIT)
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

Balance, December 31, 1992......................................................  $(1,252,023)
  1993 net income...............................................................      353,609
                                                                                  -----------
Balance, December 31, 1993......................................................     (898,414)
  1994 net income...............................................................      426,746
                                                                                  -----------
Balance, December 31, 1994......................................................     (471,668)
  1995 net income...............................................................      198,031
                                                                                  -----------
Balance, December 31, 1995......................................................     (273,637)
  Three months ended March 31, 1996 net income (unaudited)......................       46,224
                                                                                  -----------
Balance, March 31, 1996 (unaudited).............................................  $  (227,413)
                                                                                  ===========

The Notes to Financial Statements are an integral part of these statements.

                      ADVENTURE COMMUNICATIONS--HUNTINGTON
                  (DIVISION OF ADVENTURE COMMUNICATIONS, INC.)

                            STATEMENTS OF CASH FLOWS

                                                                                   THREE MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,               MARCH 31,
                                            -----------------------------------   ---------------------
                                              1993        1994         1995         1995        1996
                                                                                  (UNAUDITED) (UNAUDITED)
CASH FLOW FROM OPERATING ACTIVITIES
  Net income (loss)........................ $ 353,609   $ 426,746   $   198,031   $ (21,623)  $  46,224
  Adjustments to reconcile net income
     (loss) to net cash provided by
     operating activities:
     Depreciation and amortization.........    97,567     106,885       244,187      51,836      53,342
     Deferred income taxes.................        --          --       (26,400)         --          --
  Changes in current assets and
     liabilities:
     (Increase) decrease in:
       Accounts receivable.................   (77,872)   (115,602)     (112,955)     95,633      86,638
       Prepaid expenses and other
          receivables......................    25,720      15,506         4,027       6,102      11,682
     (Decrease) increase in:
       Accounts payable and accrued
          expenses.........................     2,317      (5,421)       28,473      14,593    (101,317)
                                            ----------- ---------     ---------   ---------   ---------
          Net cash provided by operating
            activities.....................   401,341     428,114       335,363     146,541      96,569
                                            ----------- ---------     ---------   ---------   ---------
CASH FLOW FROM INVESTING ACTIVITIES
  Purchase of property and
     equipment.............................   (52,697)   (391,518)     (366,455)    (61,470)     (8,549)
  Purchase of intangible assets............        --     (35,000)      (89,000)         --          --
                                            ----------- ---------     ---------   ---------   ---------
          Net cash used in investing
            activities.....................   (52,697)   (426,518)     (455,455)    (61,470)     (8,549)
                                            ----------- ---------     ---------   ---------   ---------
CASH FLOW FROM FINANCING ACTIVITIES
  Increase in inter-divisional payable.....   369,077     813,117       975,018     136,810     175,868
  Repayment of inter-divisional payable....  (580,000)   (850,000)   (1,020,000)   (200,000)   (200,000)
                                            ----------- ---------     ---------   ---------   ---------
          Net cash used in financing
            activities.....................  (210,923)    (36,883)      (44,982)    (63,190)    (24,132)
                                            ----------- ---------     ---------   ---------   ---------
          Increase (decrease) in cash......   137,721     (35,287)     (165,074)     21,881      63,888
CASH
  Beginning................................   168,566     306,287       271,000     271,000     105,926
                                            ----------- ---------     ---------   ---------   ---------
  Ending................................... $ 306,287   $ 271,000   $   105,926   $ 292,881   $ 169,814
                                            =========== =========     =========   =========   =========
SUPPLEMENTAL SCHEDULE OF
  NONCASH TRANSACTIONS
  Barter revenue........................... $ 142,065   $ 181,861   $   233,219   $  56,406   $  62,658
                                            =========== =========     =========   =========   =========
  Barter expense........................... $ 142,370   $ 202,653   $   163,100   $  26,493   $  30,082
                                            =========== =========     =========   =========   =========

The Notes to Financial Statements are an integral part of these statements.

                      ADVENTURE COMMUNICATIONS--HUNTINGTON
                  (DIVISION OF ADVENTURE COMMUNICATIONS, INC.)

                         NOTES TO FINANCIAL STATEMENTS
                    (INFORMATION FOR THE THREE MONTHS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)
                               DECEMBER 31, 1995

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES

  Nature of business:

     Adventure Communications--Huntington (the Division) is a division of Adventure Communications, Inc. (the Company). The Company's principal business is the operation of AM and FM radio broadcasting stations in the areas of Bluefield and Huntington, West Virginia; Statesville, North Carolina; and Hilton Head, South Carolina. The Division operates WKEE-AM and FM, WBVB-FM, WZZW-AM and WIRO-AM (the Stations).

     The Company also has joint operating and marketing agreements with other radio stations located in the Huntington area. Under these agreements, the Company is responsible for various promotional and marketing activities of the Stations. Revenue and expenses resulting from these agreements are included in the Division's operations.

     On April 8, 1996, the Company entered into an asset purchase agreement to sell substantially all the assets relating to the operations of the Stations (Note 11).

  Revenue recognition:

     Advertising revenue is recognized in the accounting period which corresponds with the broadcast of the advertisement. Barter revenue is reported when advertisements are broadcast and barter merchandise or services received are expensed when used. Barter transactions are valued at the market value of the broadcast time which approximates the market value of the product or services received.

  Property and equipment:

     Property and equipment are recorded at cost and are depreciated over their estimated useful lives using straight-line and accelerated methods.

  Valuation of receivables:

     The Division provides for bad debts under the reserve method which charges current operations for estimated uncollectibles based upon the Division's collection experience and an evaluation of the receivables at year end.

  Intangible assets:

     Acquisition costs (non-compete covenants and goodwill) in excess of the net tangible assets of acquired radio stations are amortized on a straight-line basis over periods of up to 15 years, and are included in the financial statements at cost less accumulated amortization.

  Income taxes:

     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to the allowance for doubtful accounts which is not deductible for income tax return purposes until the accounts are written off as uncollectible. The deferred tax asset represents the future tax return deduction.

     Effective January 1, 1995, the Company revoked its S Corporation election and became a taxable entity. Previously, its income and losses were included in the personal tax returns of the stockholders, and the Company did not record an income tax provision or benefit.

                      ADVENTURE COMMUNICATIONS--HUNTINGTON
                  (DIVISION OF ADVENTURE COMMUNICATIONS, INC.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                    (INFORMATION FOR THE THREE MONTHS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)
                               DECEMBER 31, 1995

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
  Statement of cash flows:

     Separate disclosures have not been made for cash paid for interest and income taxes because these amounts are included in inter-divisional transactions with the Company.

  Use of estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 2.  ACQUISITIONS

     In November 1994, the Company purchased selected assets of an AM radio station in Milton, West Virginia. The acquisition was accounted for by the purchase method, and the statement of income includes the results of operations of this station from the date of acquisition.

        Property and equipment............................................  $365,000
        Intangibles.......................................................    35,000
                                                                            --------
                                                                            $400,000
                                                                            ========

     In June 1995, the Company purchased selected assets of an AM radio station in Ironton, Ohio. The acquisition was accounted for by the purchase method, and the statement of income includes the results of operations of this station from the date of acquisition.

        Property and equipment............................................  $211,000
        Intangibles.......................................................    89,000
                                                                            --------
                                                                            $300,000
                                                                            ========

     Pro forma results of operations from these acquisitions were not material to the Division's operations. Therefore, such information has not been presented.

NOTE 3.  PROPERTY AND EQUIPMENT

     Major classes of property and equipment are as follows:

                                              DECEMBER 31,                    MARCH 31,
                                        -------------------------     -------------------------
                                           1994           1995           1995           1996
    Land and improvements.............  $   50,000     $   60,000     $   50,000     $   60,000
    Buildings and improvements........     520,557        550,557        520,557        550,557
    Broadcasting equipment............   1,482,136      1,735,498      1,482,136      1,735,498
    Furniture and fixtures............     119,846        124,756        141,681        124,756
    Transportation equipment..........       4,480         22,280         22,280         22,280
    Computer and office equipment.....     137,033        187,416        158,868        195,965
                                        ----------     ----------     ----------     ----------
                                         2,314,052      2,680,507      2,375,522      2,689,056
    Less accumulated depreciation.....   1,223,950      1,454,550      1,272,684      1,503,021
                                        ----------     ----------     ----------     ----------
                                        $1,090,102     $1,225,957     $1,102,838     $1,186,035
                                        ==========     ==========     ==========     ==========

                      ADVENTURE COMMUNICATIONS--HUNTINGTON
                  (DIVISION OF ADVENTURE COMMUNICATIONS, INC.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                    (INFORMATION FOR THE THREE MONTHS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)
                               DECEMBER 31, 1995

NOTE 4.  INTANGIBLES

     Intangibles are stated at cost, net of amortization and consist of the following:

                                                  DECEMBER 31,                MARCH 31,
                                              ---------------------     ---------------------
                                                1994         1995         1995         1996
    Non-compete covenant....................  $ 10,000     $ 20,000     $ 10,000     $ 20,000
    Goodwill................................    99,317      163,317       99,317      163,317
    License fees............................    15,000       30,000       15,000       30,000
                                              --------     --------      -------     --------
                                               124,317      213,317      124,317      213,317
    Less accumulated amortization...........    64,590       78,177       67,692       83,048
                                              --------     --------      -------     --------
                                              $ 59,727     $135,140     $ 56,625     $130,269
                                              ========     ========      =======     ========

NOTE 5.  INCOME TAXES

     The (provision) benefit for income taxes consists of the following components:

                                                                          THREE MONTHS ENDED
                                                          YEAR ENDED           MARCH 31,
                                                         DECEMBER 31,     -------------------
                                                             1995          1995        1996
    Current (expense) benefit..........................   $ (102,040)     $8,242     $(30,816)
    Deferred...........................................       26,400          --           --
                                                         ------------     ------     --------
         (Provision) benefit for income taxes..........   $  (75,640)     $8,242     $(30,816)
                                                          ==========      ======     ========

     Income tax (expense) benefit differs from the statutory federal rate of 34% as follows:

                                                                          THREE MONTHS ENDED
                                                          YEAR ENDED           MARCH 31,
                                                         DECEMBER 31,     -------------------
                                                             1995          1995        1996
    Tax (expense) benefit..............................   $ (109,468)     $4,520     $(30,816)
    Non-deductible items...............................       (4,172)         --           --
    Change in tax status...............................       38,000       3,722           --
                                                         ------------     ------     --------
         (Provision) benefit for income taxes..........   $  (75,640)     $8,242     $(30,816)
                                                          ==========      ======     ========

     As discussed in Note 1, the Company changed its tax status from nontaxable to taxable effective for 1995. Accordingly, the deferred tax asset of approximately $38,000 at the date that the termination election became effective has been recorded through a charge to the tax provision for 1995.

NOTE 6.  INTER-DIVISIONAL TRANSACTIONS

     The Company has allocated to the Division various expenses it incurred for corporate services, overhead and interest costs. The amounts included in corporate services and overhead allocations are comprised mainly of corporate office salaries, related payroll taxes and employee benefits, professional fees and administrative expenses. These costs have been allocated based on revenues of the Division compared to total revenues of the Company. Management believes the amounts allocated to the Division have been computed and charged to the Division on a reasonable basis.

                      ADVENTURE COMMUNICATIONS--HUNTINGTON
                  (DIVISION OF ADVENTURE COMMUNICATIONS, INC.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                    (INFORMATION FOR THE THREE MONTHS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)
                               DECEMBER 31, 1995

NOTE 6.  INTER-DIVISIONAL TRANSACTIONS--(CONTINUED)
     The Division is obligated to the Company for monies received from the Company for the original purchase of the Stations as well as the allocated expenses mentioned above. The Division, in return, transfers cash to the Company that is in excess of its operating needs. These transactions are conducted on an interest free basis. The inter-divisional payable is analyzed below:

                                                  DECEMBER 31,                    MARCH 31,
                                           --------------------------     -------------------------
                                              1994           1995            1995           1996
Balance, beginning.......................  $2,364,035     $ 2,327,152     $2,327,152     $2,282,170
Allocations of corporate costs to the
  Division...............................     413,117         675,018        136,810        175,868
Purchase of Stations.....................     400,000         300,000             --             --
Cash transfers...........................    (850,000)     (1,020,000)      (200,000)      (200,000)
                                           ----------     -----------     ----------     ----------
Balance, ending..........................  $2,327,152     $ 2,282,170     $2,263,962     $2,258,038
                                           ==========     ===========     ==========     ==========

NOTE 7.  COMMITMENT

     Adventure Communications Inc. is obligated for long-term debt of approximately $6,900,000 for which substantially all assets of the Company (including the Division) are pledged as collateral. At December 31, 1995, the book value of total assets of the Company exceeds the long-term debt. Approximately $3,700,000 of the debt is also secured by a $4,000,000 life insurance policy on the majority stockholder of the Company.

     A note payable to the majority stockholder of the Company of $2,400,000 is included in the $6,900,000 debt referred to above.

NOTE 8.  EMPLOYEE BENEFIT PLANS

     The Company has a contributory profit sharing plan covering all full time employees with one or more years of service. The plan provides for annual employer contributions on a discretionary basis as determined by the Board of Directors. No contributions were made to the plan in 1993, 1994 or 1995.

     The Company also has a 401(k) retirement plan, whereby participants may contribute a percentage of their compensation.

     The Company's matching contribution percentage (which is determined annually by the Company) is limited to 10% of the participant's compensation for each plan year. The Division's contributions were approximately $8,600, $9,400 and $8,200 for the years ended December 31, 1993, 1994 and 1995, respectively.

NOTE 9.  OPERATING LEASES

     The Division leases certain transmission towers and automobiles under non-cancelable lease agreements. These leases have been classified as operating leases; and accordingly, all rents are charged to operations as incurred.

                      ADVENTURE COMMUNICATIONS--HUNTINGTON
                  (DIVISION OF ADVENTURE COMMUNICATIONS, INC.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                    (INFORMATION FOR THE THREE MONTHS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)
                               DECEMBER 31, 1995

NOTE 9.  OPERATING LEASES--(CONTINUED)
     The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1995:

        YEAR ENDING DECEMBER 31:
        1996...............................................................  $15,630
        1997...............................................................    8,500
        1998...............................................................    2,400
        1999...............................................................    2,400
        2000...............................................................    2,400
                                                                             -------
        Total minimum payments required....................................  $31,330
                                                                             =======

     Lease expense was approximately $30,800, $28,200 and $15,630 for 1993, 1994 and 1995, respectively.

NOTE 10.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of the inter-divisional payable approximates fair value. It is included in the financial statements as a current liability due to the pending sales discussed in Note 11. The inter-divisional payable will be satisfied by the proceeds of the sale. In the financial statements of the Company, all inter-divisional payables/receivables are eliminated.

NOTE 11.  SUBSEQUENT EVENT

     On April 8, 1996, the Company entered into an asset purchase agreement to sell substantially all the assets relating to the operations of the Stations for $7,765,000. The sale of the Station is contingent based on FCC consent. The buyer will purchase all of the assets for the Stations, free and clear of any liabilities, mortgages, liens, pledges, conditions or encumbrances except for the Stations' cash, rights to refunds or deposits which relate to the period prior to closing and accounts receivable. Also at closing, $475,000 of the sales price will be deposited with the indemnification escrow agent. The indemnification period will be for a period of two (2) years following the closing. The indemnification by seller and buyer shall be for any losses, liabilities or damages resulting from untrue representations, breach of warranty or non-fulfillment of covenants, liabilities not expressly assumed by buyer, liabilities resulting from operations prior to the closing date for the buyer or liabilities resulting from operation after the closing date for the seller.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Danbury Broadcasting Inc.

     We have audited the accompanying balance sheets of Danbury Broadcasting Inc. as of June 30, 1995 and 1994, and the related statements of operations and accumulated deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Danbury Broadcasting Inc. as of June 30, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          PANETH, HABER & ZIMMERMAN LLP

New York, NY
August 18, 1995

                           DANBURY BROADCASTING INC.

                                 BALANCE SHEETS

                                                                    JUNE 30,
                                                            ------------------------   MARCH 26,
                                                               1994          1995         1996
                                                                                       (unaudited)
CURRENT ASSETS
  Cash....................................................  $    92,716   $  177,627   $  422,092
  Accounts receivable, net of allowance for doubtful
     accounts of $22,000 and $22,738 at June 30, 1994 and
     1995, respectively...................................      621,637      700,274      129,407
  Due from related party..................................           --       12,189       43,810
  Prepaid expenses........................................       18,951       36,526       14,598
  Other...................................................        7,593       10,165        9,140
                                                             ----------   ----------   -----------
          Total Current Assets............................      740,897      936,781      619,047
PROPERTY AND EQUIPMENT, at cost, less accumulated
  depreciation............................................    1,508,309    1,120,583    1,002,879
INTANGIBLE ASSETS, less accumulated amortization..........    1,064,940    1,233,912    1,071,404
OTHER ASSETS..............................................        5,986        5,258           --
                                                             ----------   ----------   -----------
                                                            $ 3,320,132   $3,296,534   $2,693,330
                                                             ==========   ==========   ===========
                            LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES
  Current maturities of long-term debt....................  $   487,500   $  225,369   $  300,745
  Advances from affiliate.................................        6,100           --           --
  Accounts payable........................................       49,243        8,842       36,352
  Accrued expenses........................................      245,486      174,021      154,600
  Dividend payable........................................       13,750           --           --
                                                             ----------   ----------   -----------
          Total Current Liabilities.......................      802,079      408,232      491,697
LONG-TERM DEBT, less current maturities...................    2,700,000    3,102,853    2,950,000
                                                             ----------   ----------   -----------
          Total Liabilities...............................    3,502,079    3,511,085    3,441,697
                                                             ----------   ----------   -----------
COMMITMENTS
REDEEMABLE PREFERRED STOCK
  Series A cumulative preferred, 500 shares, nonvoting,
     par value $100 per share; authorized, issued and
     outstanding. Liquidation preference and redemption
     amount $1,000 per share plus accrued dividends.......      500,000      541,250      582,500
                                                             ----------   ----------   -----------
STOCKHOLDERS' DEFICIENCY
  Common stock, par value $.01 per share; authorized 1,000
     shares; issued and outstanding 40 shares.............           --           --           --
  Accumulated deficit.....................................     (681,947)    (755,801)  (1,330,867)
                                                             ----------   ----------   -----------
          Total Stockholders' Deficiency..................     (681,947)    (755,801)  (1,330,867)
                                                             ----------   ----------   -----------
                                                            $ 3,320,132   $3,296,534   $2,693,330
                                                             ==========   ==========   ===========

See notes to financial statements.

                           DANBURY BROADCASTING INC.

                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                  YEAR ENDED                 NINE          JULY 1,
                                                   JUNE 30,                 MONTHS          1995
                                          ---------------------------       ENDED          THROUGH
                                             1994            1995         MARCH 31,       MARCH 26,
                                          -----------     -----------        1995           1996
                                                                          ----------     -----------
                                                                          (unaudited)    (unaudited)
REVENUE
  Broadcasting revenue..................  $ 3,027,281     $3,451,684      $2,566,181     $ 1,086,935
  Less agency commissions...............      260,702        311,768         228,664          97,015
                                           ----------     ----------      ----------     -----------
          Net Revenue...................    2,766,579      3,139,916       2,337,517         989,920
                                           ----------     ----------      ----------     -----------
EXPENSES
  Programming...........................      427,896        502,299         384,488         176,639
  Technical.............................       93,016        106,475          77,567          96,262
  Selling...............................      826,110        865,381         659,034         413,511
  General and Administrative............      770,714        903,627         624,320         557,666
  Interest Expense......................      352,253        347,578         257,570         314,567
  Depreciation..........................      204,543        197,197         140,367         119,552
  Amortization..........................      181,916        236,213         151,332         165,915
  Local marketing agreement fees........           --             --              --        (320,376)
                                           ----------     ----------      ----------     -----------
          Total Expenses................    2,856,448      3,158,770       2,294,678       1,523,736
                                           ----------     ----------      ----------     -----------
NET (LOSS) INCOME.......................      (89,869)       (18,854 )        42,839        (533,816)
ACCUMULATED DEFICIT
  Beginning of year (period)............     (537,078)      (681,947 )      (681,947)       (755,801)
  Preferred stock dividends.............      (55,000)       (55,000 )       (41,250)        (41,250)
                                           ----------     ----------      ----------     -----------
          End of year (period)..........  $  (681,947)    $ (755,801 )    $ (680,358)    $(1,330,867)
                                           ==========     ==========      ==========     ===========

See notes to financial statements.

                           DANBURY BROADCASTING INC.

                            STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED                          JULY 1,
                                                                   JUNE 30,            NINE MONTHS     1995
                                                          --------------------------      ENDED       THROUGH
                                                              1994          1995        MARCH 31,    MARCH 26,
                                                          ------------   -----------      1995         1996
                                                                                       -----------   ---------
                                                                                       (unaudited)   (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)......................................  $   (89,869)  $   (18,854)  $    42,839   $(533,816)
  Adjustments to reconcile net loss to net cash provided
     by operating activities:
     Depreciation and amortization.......................      386,459       433,410       291,699     285,467
     Change in:
       Accounts receivable...............................     (140,959)      (78,637)      (59,733)    570,867
       Due from related party............................           --        24,663       (45,940)    (31,621)
       Prepaid expenses and other current assets.........        1,139       (20,147)      (23,263)     22,953
       Other assets......................................          955        (2,749)        2,864       5,258
       Accounts payable..................................      (12,950)      (42,801)       27,940      27,510
       Accrued expenses..................................       58,485       (71,465)     (147,037)    (19,421)
                                                             ---------   -----------   -----------   ---------
          Net Cash Provided by Operating Activities......      203,260       223,420        89,369     327,197
                                                             ---------   -----------   -----------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Advances from affiliate................................           --        (6,100)       (6,100)         --
  Purchases of property and equipment....................      (59,047)      (34,521)      (27,710)     (5,255)
                                                             ---------   -----------   -----------   ---------
          Net Cash Used in Investing Activities..........      (59,047)      (40,621)      (33,810)     (5,255)
                                                             ---------   -----------   -----------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Deferred financing costs...............................           --      (211,110)     (211,110)         --
  Proceeds of notes payable..............................      (62,500)    3,404,106     3,404,106          --
  Repayments of notes payable............................           --    (3,263,384)   (3,226,158)    (77,477)
  Preferred stock dividends..............................      (55,250)      (27,500)      (27,500)         --
                                                             ---------   -----------   -----------   ---------
Net Cash Used in Financing Activities....................     (117,750)      (97,888)      (60,662)    (77,477)
                                                             ---------   -----------   -----------   ---------
NET INCREASE (DECREASE) IN CASH..........................       26,463        84,911        (5,103)    244,465
CASH
  Beginning of year......................................       66,253        92,716        92,716     177,627
                                                             ---------   -----------   -----------   ---------
  End of year............................................  $    92,716   $   177,627   $    87,613   $ 422,092
                                                             =========   ===========   ===========   =========
SUPPLEMENTAL DISCLOSURES OF CASH
  FLOW INFORMATION
  Interest Paid..........................................  $   354,649   $   434,894   $   344,188   $ 262,449
  Income Taxes Paid......................................           --            --            --          --
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES
  Broadcast equipment acquired through trade-out
     transactions........................................  $    15,475   $     2,400   $     2,400   $      --
  Broadcast equipment and property exchanged for
     favorable tower lease (Note 12).....................  $        --   $   190,248   $   190,248   $      --
  Unpaid accrual of redeemable preferred stock
     dividends...........................................  $        --   $    41,250   $    27,500   $  41,250

See notes to financial statements.

                           DANBURY BROADCASTING INC.

                         NOTES TO FINANCIAL STATEMENTS

                                 JUNE 30, 1995

1. SIGNIFICANT ACCOUNTING POLICIES

  Nature of Business

     Danbury Broadcasting Inc. (the "Company"), a Connecticut corporation, operates radio stations WRKI-FM and WINE-AM in Danbury, Connecticut. Its revenues are derived from advertisers consisting primarily of local businesses. Credit is extended to its advertisers in the normal course of business.

  Depreciation and Amortization

     Depreciation of property and equipment is computed over the estimated useful lives of the respective assets using the straight-line method. Estimated useful lives range from 5 to 20 years. Expenditures for repairs and maintenance are charged to operations as incurred.

     Goodwill, which is included in intangible assets, represents the cost of acquired assets in excess of values ascribed to the net identified assets and is being amortized using the straight-line method over 40 years. Costs incurred in obtaining long-term financing were capitalized and are included in intangible assets. They are being amortized using the straight-line method (that does not differ materially from the interest rate method) over the term of the related debt.

     A covenant not to compete, which restricts the seller and the previous owner from competing with the Company in the Greater Danbury, Connecticut area for a period of four years, is included in intangible assets. This covenant is being amortized on a straight-line basis over its four year life.

     The stations' broadcast license is being amortized using the straight-line method over 25 years.

     A favorable lease for broadcast tower rental is being amortized using the straight-line method over its 30 year term.

  Non-Monetary Transactions

     Barter transactions represent the exchange of unsold advertising time for merchandise or services. Barter transactions are reported at the estimated fair value of the product or service received. Revenue is recognized when commercials are broadcast and merchandise or services obtained are reported when received or used. For merchandise or services received prior to the broadcast of the commercial, a liability is provided; conversely, a receivable is established when the commercial is broadcast prior to the receipt of the merchandise or services.

  Income Taxes

     The Company has adopted Statement of Financial Accounting Standards 109 ("SFAS 109") and recognizes deferred tax assets and liabilities for temporary differences between amounts recorded for financial statement and tax purposes.

  Reclassification

     Certain prior year amounts have been reclassified to conform with current year presentation.

2. CASH

     Cash in the amount of $164,000 and $351,000 (including outstanding checks of $38,000 and $213,000) shown on the June 30, 1994 and 1995 balance sheets respectively, was on deposit in a commercial bank located in Fairfield, Connecticut, of which $100,000 was insured by the FDIC.

                           DANBURY BROADCASTING INC.

                                 JUNE 30, 1995

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                          JUNE 30,
                                                                  -------------------------
                                                                     1994           1995
    Land........................................................  $  209,722     $  163,583
    Building....................................................     704,314        551,831
    Equipment, furniture and fixtures...........................     958,603        980,729
    Tower improvements in progress..............................      36,851             --
                                                                  ----------     ----------
                                                                   1,909,490      1,696,143
    Less accumulated depreciation...............................     401,181        575,560
                                                                  ----------     ----------
                                                                  $1,508,309     $1,120,583
                                                                  ==========     ==========

4. INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                                          JUNE 30,
                                                                  -------------------------
                                                                     1994           1995
    Goodwill....................................................  $  192,421     $  192,421
    Deferred financing costs....................................      61,815        272,925
    Covenant not to compete.....................................     550,000        550,000
    Stations' licenses..........................................     618,000        618,000
    Favorable lease.............................................          --        190,248
                                                                  ----------     ----------
                                                                   1,422,236      1,823,594
    Less accumulated amortization...............................     357,296        589,682
                                                                  ----------     ----------
                                                                  $1,064,940     $1,233,912
                                                                  ==========     ==========

5. ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                                          JUNE 30,
                                                                  -------------------------
                                                                     1994           1995
    Accrued commissions.........................................    $ 89,000       $ 66,511
    Accrued compensation........................................      30,558         70,000
    Accrued interest............................................      87,656          1,889
    Other items.................................................      38,272         35,621
                                                                  ----------     ----------
                                                                    $245,486       $174,021
                                                                  ==========     ==========

                           DANBURY BROADCASTING INC.

                                 JUNE 30, 1995

6. LONG TERM DEBT

                                                                          JUNE 30,
                                                                  -------------------------
                                                                     1994           1995
    Term loan payable to United Jersey Bank (UJB) at an interest rate of 1.5% over the bank's per annum index rate (9% at
      June 30, 1995) plus principal payments escalating from
      $37,500 quarterly for the year ending June 30, 1995 to
      $200,000 quarterly for the period ending December 31,
      1999......................................................  $       --     $2,175,000
    Revolving loan payable to United Jersey Bank requiring
      payment of interest only at 1.5% over the bank's per annum index rate (9% at June 30, 1995) and payable quarterly.
      Payment of the outstanding principal balance is due
      December 31, 1999.........................................          --      1,150,000
    Capital lease payable.......................................                      3,222
    Note payable to BCI Growth, L.P ("BCI") at 11% interest only for the period from July 1, 1992 through June 30, 1993,
      payable quarterly. Thereafter, interest at 11% on the
      unpaid balance plus principal payments escalating from
      $62,500 quarterly for the year ending June 30, 1994 to
      $100,000 quarterly for the period ending March 31, 1997.
      The note was paid off from the proceeds of the UJB loan.
      This note was owed to the holder of the outstanding
      warrants. See Note 10.....................................   3,187,500             --
                                                                  ----------     ----------
                                                                   3,187,500      3,328,222
    Less current maturities.....................................     487,500        225,369
                                                                  ----------     ----------
                                                                  $2,700,000     $3,102,853
                                                                  ==========     ==========

     The notes with UJB contain certain restrictive covenants and stipulate various financial and operating requirements. Included, among other things, are covenants regarding dividends, operating expenditures, capital expenditures and debt.

     Capital stock, preferred stock, all tangible and intangible assets of the Company, and a key man life insurance policy of $1,000,000 are pledged as collateral on the above note. Scheduled maturities of long-term debt during the next five years ending June 30, are:

        1996.............................................................  $  225,369
        1997.............................................................     377,479
        1998.............................................................     500,374
        1999.............................................................     675,000
        2000.............................................................   1,550,000
                                                                           ----------
                                                                           $3,328,222
                                                                           ==========

                           DANBURY BROADCASTING INC.

                                 JUNE 30, 1995

7. BARTER TRANSACTIONS

     The accompanying financial statements include the following barter transactions:

                                                                          YEAR ENDED
                                                                           JUNE 30,
                                                                     ---------------------
                                                                       1994         1995
    Barter revenue.................................................  $255,908     $271,253
                                                                     ========     ========
    Barter expenditures............................................  $241,340     $182,821
                                                                     ========     ========
    Amounts included in accounts receivable from trade-out
      transactions.................................................  $ 47,005     $136,493
                                                                     ========     ========

8. REDEEMABLE PREFERRED STOCK

     The Series A cumulative preferred stock carries a liquidation preference of $1,000 per share and a par value of $100 per share. The Company may redeem the shares at this price, plus accrued but unpaid dividends, at any time through June 30, 1997. At the earlier of that date, or an event of default (as defined) the holder can require the Company to redeem the shares in full, with accrued but unpaid dividends out of funds "legally available". An event of default occurred during the year ended June 30, 1995 in that the Company did not pay the full dividend. This gives the holders of the shares the right to demand redemption.

     The Series A cumulative preferred stock provides for an annual dividend of $110 per share. Dividends of $55,000 and $13,750 were declared on the preferred stock and paid for the years ended June 30, 1994 and 1995, respectively. At June 30, 1995, dividends in arrears amounted to $41,250 and were accrued in the accompanying balance sheet.

9. COMMITMENTS

  Operating Leases

     During 1995, the Company leased space on a transmitting tower under a five year lease renewable in five (5) year terms at the Company's option from a related party (Note 12). Automobiles under operating leases expire in various years through 1998.

     Future minimum annual lease payments, by year and in the aggregate, under such leases are as follows:

        1996..............................................................  $ 38,000
        1997..............................................................    32,000
        1998..............................................................    23,000
        1999..............................................................    21,000
        2000..............................................................     9,000
                                                                            --------
                                                                            $123,000
                                                                            ========

     Rent expense on the above, for the years ended June 30, 1994 and 1995 was $44,000 and $46,500, respectively.

  Other Commitments

     The Company also has various commitments under contracts with a rating service, programming services, advertising displays and a software license expiring in various years through 1998.

                           DANBURY BROADCASTING INC.

                                 JUNE 30, 1995

9. COMMITMENTS--(CONTINUED)
     Future annual payments by year and in the aggregate under such commitments are as follows:

        1996...............................................................  $12,000
        1997...............................................................    6,000
        1998...............................................................    1,000
                                                                             -------
                                                                             $19,000
                                                                             =======

10. STOCKHOLDERS' DEFICIENCY

     There is an outstanding warrant (the "warrant") issued to BCI in 1992, giving it the right to purchase up to 80% of the Company's Common Stock for $0.01 per share. This warrant also allows them the option to acquire 90% of the common stock if the Company fails to achieve certain cash flow levels after June 30, 1997, as extended. No value has been assigned to this warrant which expires June 30, 1998.

11. INCOME TAXES

     The Company has a net operating loss carryforward of approximately $284,000 which can be carried forward to the years 2008 and 2009 to offset taxable income resulting in a deferred tax asset of $118,000. Other temporary differences resulting from differences between book and tax amortization and depreciation result in a deferred tax asset of approximately $195,000 and $81,000 at June 30, 1994 and 1995, respectively. Total deferred tax assets of approximately $224,000 at June 30, 1994 and $199,000 at June 30, 1995 have been completely offset by a valuation allowance. The valuation allowance increased by $69,000 during the year ended June 30, 1994 and decreased by $25,000 during the year ended June 30, 1995.

     Income tax benefit for the years ended June 30, 1994 and 1995 differs from the expected statutory rate for the following reasons:

                                                                       1994         1995
    Federal, at statutory rates....................................  $(30,500)    $ (6,500)
    State, net of Federal benefit..................................    (6,500)      (1,500)
    Nondeductible expenses.........................................     5,500       10,000
    Taxable gain on asset transfer.................................        --       23,000
    Change in estimate.............................................   (37,500)          --
                                                                     ---------    ----------
                                                                      (69,000)      25,000
    Change in deferred tax asset valuation allowance...............    69,000      (25,000)
                                                                     ---------    ----------
    Tax provision..................................................  $     --     $     --
                                                                     =========    ==========

12. RETIREMENT PLAN

     Employees of the Company may participate in profit sharing/401(k) savings plan and may elect to make contributions pursuant to a salary reduction agreement upon meeting length of service and age requirements. The Company can elect to make discretionary contributions to the profit sharing plan but has not done so for either year. The Company has matched 20% of individual 401(k) contributions during the year ended June 30, 1995. The Company's cost amounted to approximately $4,500.

                           DANBURY BROADCASTING INC.

                                 JUNE 30, 1995

13. RELATED PARTY TRANSACTIONS

     During the year ended June 30, 1995, the Company exchanged its tower and associated real property with a book value of $190,000 for a favorable lease with a Partnership formed to improve and rent the tower to the Company and others. The Partnership has committed to the financing of tower improvements which will improve the broadcast signal. The Company's lease for placement of its antenna on the tower at the optimal site is at below market rates. The Company and the Partnership are related through common control. The favorable lease has been valued at $190,000, the book value of the property exchanged.

     In connection with the tower improvement project, the Company advanced $12,189 on behalf of the Partnership.

14. SUBSEQUENT EVENT (UNAUDITED)

     In March 1996, the outstanding warrants held by BCI (Note 10) were exercised.

                          INDEPENDENT AUDITORS' REPORT

Stockholders and Board of Directors
Q Broadcasting, Inc.
Stamford, Connecticut

     We have audited the accompanying balance sheets of Q Broadcasting, Inc. as of September 30, 1995 and 1994 and the related statements of operations and deficit and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, these financial statements referred to above present fairly, in all material respects, the financial position of Q Broadcasting, Inc. as of September 30, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1995, in conformity with generally accepted accounting principles.

                                          HOLTZ RUBENSTEIN & CO., LLP
                                          CERTIFIED PUBLIC ACCOUNTANTS

Melville, New York
February 12, 1996

                              Q BROADCASTING, INC.

                                 BALANCE SHEETS

                                                             SEPTEMBER 30,
                                                      ---------------------------      MARCH 31,
                                                         1994            1995            1996
                                                      -----------     -----------     -----------
                                                                                      (unaudited)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................  $    56,327     $       831     $     1,300
  Accounts receivable, less allowance for doubtful
     accounts of $55,000 in 1994, $58,000 in 1995
     and $58,000 as of March 31, 1996...............      652,416         510,971         640,322
  Prepaid expenses and other current assets.........       54,288          53,951          94,744
  Due from related parties (Note 4).................       35,433          72,880          46,925
                                                      -----------     -----------     -----------
          Total current assets......................      798,464         638,633         783,291
PROPERTY AND EQUIPMENT, net (Notes 5 and 7).........      523,025         407,292         328,517
INTANGIBLES, net (Notes 6 and 8)....................    2,633,683       2,375,195       2,308,451
OTHER ASSETS........................................       57,131          39,168          37,262
                                                      -----------     -----------     -----------
                                                      $ 4,012,303     $ 3,460,288     $ 3,457,521
                                                      ===========     ===========     ===========
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable..................................  $    70,116     $   124,646     $   210,443
  Accrued expenses..................................      113,151         159,316         148,503
  Current portion of capital lease obligations
     (Notes 5 and 7)................................        8,695           6,183           5,098
                                                      -----------     -----------     -----------
          Total current liabilities.................      191,962         290,145         364,044
                                                      -----------     -----------     -----------
CAPITAL LEASE OBLIGATIONS (Notes 5 and 7)...........       10,161           3,981           1,519
                                                      -----------     -----------     -----------
NOTE PAYABLE--STOCKHOLDERS (Note 9).................    6,027,893       6,995,290       7,688,074
                                                      -----------     -----------     -----------
COMMITMENTS (Note 8)
STOCKHOLDERS' DEFICIT:
  Common stock, no par value, 1,000 shares
     authorized, issued and outstanding.............        1,000           1,000           1,000
  Additional paid-in capital........................      999,000         999,000         999,000
  Deficit...........................................   (3,217,713)     (4,829,128)     (5,596,116)
                                                      -----------     -----------     -----------
                                                       (2,217,713)     (3,829,128)     (4,596,116)
                                                      -----------     -----------     -----------
                                                      $ 4,012,303     $ 3,460,288     $ 3,457,521
                                                      ===========     ===========     ===========

See notes to financial statements.

                              Q BROADCASTING, INC.

                      STATEMENTS OF OPERATIONS AND DEFICIT

                                                YEARS ENDED                     SIX MONTHS ENDED
                                               SEPTEMBER 30,                        MARCH 31,
                                  ---------------------------------------   -------------------------
                                     1993          1994          1995          1995          1996
                                  -----------   -----------   -----------   -----------   -----------
                                                                            (unaudited)   (unaudited)
REVENUE.........................  $ 1,511,181   $ 2,267,625   $ 2,508,867   $ 1,181,990   $ 1,690,948
  Less: Commissions and fees....      127,866       193,342       222,411       105,714       144,633
                                  ------------  ------------  ------------  ------------  ------------
                                    1,383,315     2,074,283     2,286,456     1,076,276     1,546,315
                                  ------------  ------------  ------------  ------------  ------------
EXPENSES:
  Broadcast and production (Note
     8).........................      715,511       742,018       786,377       361,014       607,182
  Selling and promotion.........      844,004       880,429     1,500,873       647,172       967,285
  General and administrative
     (Note 8)...................      764,768       703,908       823,312       361,744       352,108
  Depreciation and
     amortization...............      637,397       538,600       447,602       158,568       152,600
                                  ------------  ------------  ------------  ------------  ------------
                                    2,961,680     2,864,955     3,558,164     1,528,498     2,079,175
                                  ------------  ------------  ------------  ------------  ------------
LOSS FROM OPERATIONS............   (1,578,365)     (790,672)   (1,271,708)     (452,222)     (532,860)
                                  ------------  ------------  ------------  ------------  ------------
OTHER INCOME (EXPENSE):
  Interest expense (Note 9).....     (257,732)     (438,647)     (493,578)     (240,384)     (295,784)
  Other, net....................       13,705        51,805       153,871        76,963        61,656
                                  ------------  ------------  ------------  ------------  ------------
                                     (244,027)     (386,842)     (339,707)     (163,421)     (234,128)
                                  ------------  ------------  ------------  ------------  ------------
NET LOSS........................   (1,822,392)   (1,177,514)   (1,611,415)     (615,643)     (766,988)
DEFICIT, beginning of period....     (217,807)   (2,040,199)   (3,217,713)   (3,217,713)   (4,829,128)
                                  ------------  ------------  ------------  ------------  ------------
DEFICIT, end of period..........  $(2,040,199)  $(3,217,713)  $(4,829,128)  $(3,833,356)  $(5,596,116)
                                  ============  ============  ============  ============  ============

See notes to financial statements.

                              Q BROADCASTING, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                 SIX MONTHS ENDED
                                            YEARS ENDED SEPTEMBER 30,                MARCH 31,
                                     ---------------------------------------   ---------------------
                                        1993          1994          1995         1995        1996
                                     -----------   -----------   -----------   ---------   ---------
                                                                               (unaudited) (unaudited)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net loss.........................  $(1,822,392)  $(1,177,514)  $(1,611,415)  $(615,643)  $(766,988)
                                     -----------   -----------   -----------   ---------   ---------
  Adjustments to reconcile net loss
     to net cash used in operating
     activities:
     Depreciation and
       amortization................      637,397       538,600       447,602     158,568     152,600
     Provision for doubtful
       accounts....................       25,150        75,655        29,702          --          --
     Changes in operating assets
       and liabilities:
       (Increase) decrease in
          assets:
          Accounts receivable......       (9,557)     (444,619)      111,743     131,467    (129,351)
          Prepaid expenses and
            other current assets...         (690)         (196)          337     (70,952)    (40,793)
          Other assets.............       (3,853)      (25,309)       17,963        (201)      1,906
       (Decrease) increase in
          liabilities:
          Accounts payable.........      (22,712)       14,456        54,530     (39,679)     85,797
          Accrued expenses.........      (31,444)       12,009        46,165      38,259     (10,813)
                                     -----------   -----------   -----------   ---------   ---------
     Total adjustments.............      594,291       170,596       708,042     217,462      59,346
                                     -----------   -----------   -----------   ---------   ---------
     Net cash used in operating
       activities..................   (1,228,101)   (1,006,918)     (903,373)   (398,181)   (707,642)
                                     -----------   -----------   -----------   ---------   ---------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Purchase of property and
     equipment.....................      (91,532)      (23,118)      (73,381)       (995)     (7,081)
                                     -----------   -----------   -----------   ---------   ---------
     Net cash used in investing
       activities..................      (91,532)      (23,118)      (73,381)       (995)     (7,081)
                                     -----------   -----------   -----------   ---------   ---------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Principal repayment of note
     payable.......................     (327,719)           --            --          --          --
  Repayment of capital lease
     obligations...................       (8,585)       (9,823)       (8,692)     (5,841)     (3,547)
  Loans from stockholders..........    1,632,185     1,111,592       967,397     317,374     692,784
  Loans to related parties.........           --       (35,433)      (37,447)     35,433      25,955
                                     -----------   -----------   -----------   ---------   ---------
     Net cash provided by financing
       activities..................    1,295,881     1,066,336       921,258     346,966     715,192
                                     -----------   -----------   -----------   ---------   ---------
Net (decrease) increase in cash and
  cash equivalents.................      (23,752)       36,300       (55,496)    (52,210)        469
Cash and cash equivalents at
  beginning of period..............       43,779        20,027        56,327      56,327         831
                                     -----------   -----------   -----------   ---------   ---------
Cash and cash equivalents at end of
  period...........................  $    20,027   $    56,327   $       831   $   4,117   $   1,300
                                     ===========   ===========   ===========   =========   =========

See notes to financial statements.

                              Q BROADCASTING, INC.

                         NOTES TO FINANCIAL STATEMENTS

                 YEARS ENDED SEPTEMBER 30, 1993, 1994 AND 1995
                AND THE SIX MONTHS ENDED MARCH 31, 1995 AND 1996
  (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

1. DESCRIPTION OF ORGANIZATION AND BUSINESS:

     Q Broadcasting, Inc. (the "Company") owns and operates two radio broadcast stations in Stamford, Connecticut. These stations, WSTC-AM and WKHL-FM, principally serve the Stamford metropolitan area.

2. BASIS OF PRESENTATION:

     The financial statements have been prepared on a going concern basis which contemplates continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business. The Company's ability to continue as a going concern is dependent upon the continued financial support of its shareholders.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  a. Revenue recognition

     Broadcasting revenue is recognized when commercials are aired. Barter transactions are recorded at the estimated fair value of the merchandise or services received.

  b. Depreciation

     The Company provides for depreciation using the declining balance method over the estimated useful lives of the fixed assets as follows:

        Broadcast and other equipment.......................................   5 years
        Tower and antenna systems...........................................   7 years
        Transmitter equipment...............................................   7 years
        Furniture and fixtures..............................................   7 years

  c. Amortization

     The Company provides for amortization using the straight-line method over the estimated useful lives of the intangible assets as follows:

        Broadcast license..................................................   25 years
        Transmitter lease..................................................   23 years
        Covenant not to compete............................................    3 years
        Organizational costs...............................................    5 years

  d. Income taxes

     The shareholders of the Company elected to be taxed as a "Small Business Corporation," for federal and state income tax purposes pursuant to the Internal Revenue Code. As a result of this election, the income of the Company will be taxed directly to the individual shareholders. Accordingly, no provision for taxes is included in the financial statements of the Company.

  e. Statement of cash flows

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

                              Q BROADCASTING, INC.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(CONTINUED)
  f. Advertising

     The Company charges to expense, advertising costs as incurred. Advertising costs amounted to $227,094, $41,405 and $112,226 for the years ended September 30, 1993, 1994 and 1995, respectively and $17,168 and $23,972 for the six months ended March 31, 1995 and 1996, respectively.

  g. Interim financial statements

     The unaudited financial statements as of March 31, 1996 and for the six months ended March 31, 1995 and 1996 reflect all adjustments (consisting only of normal recurring accruals) which are, in the opinion of management, necessary for a fair statement of the results for the period. The results of operations are not necessarily indicative of the results expected for the fiscal year.

4. DUE FROM RELATED PARTIES:

     The Company advanced funds on behalf of three related entities. Approximately $16,800 and $54,200 for two entities 100% owned by the Company's owners as of September 30, 1994 and 1995, respectively and approximately $18,700 to an entity which the Company's owners have a minority interest as of September 30, 1994 and 1995. As of March 31, 1996 these receivables amounted to approximately $18,700 and $28,200, respectively.

5. PROPERTY AND EQUIPMENT:

     Property and equipment, at cost, is summarized as follows:

                                                           SEPTEMBER 30,            MARCH 31,
                                                     -------------------------        1996
                                                        1994           1995        -----------
                                                                                   (unaudited)
    Broadcast and office equipment.................  $  583,853     $  586,269     $   586,269
    Tower and antenna systems......................     268,000        268,000         268,000
    Transmitter equipment..........................      75,000         75,000          75,000
    Furniture and fixtures.........................     229,519        300,484         307,565
                                                     ----------     ----------      ----------
                                                      1,156,372      1,229,753       1,236,834
    Less accumulated depreciation..................     633,347        822,461         908,317
                                                     ----------     ----------      ----------
                                                     $  523,025     $  407,292     $   328,517
                                                     ==========     ==========      ==========

     Included in furniture and fixtures was $41,975 related to assets recorded under capital leases; the related amount included in accumulated depreciation is $19,095 and $28,707 as of September 30, 1994 and 1995 and $33,513 as of March
31, 1996.

                              Q BROADCASTING, INC.

6. INTANGIBLES:

     Intangibles, at cost, is summarized as follows:

                                                           SEPTEMBER 30,           MARCH 31,
                                                     -------------------------        1996
                                                        1994           1995        ----------
                                                                                   (unaudited)
    Organizational costs...........................  $   97,917     $   97,917     $   97,917
    Covenant not to compete........................     450,000        450,000        450,000
    Broadcast license..............................   1,000,000      1,000,000      1,000,000
    Transmitter lease..............................   1,700,000      1,700,000      1,700,000
                                                     ----------     ----------     ----------
                                                      3,247,917      3,247,917      3,247,917
    Less accumulated amortization..................     614,234        872,722        939,466
                                                     ----------     ----------     ----------
                                                     $2,633,683     $2,375,195     $2,308,451
                                                     ==========     ==========     ==========

7. CAPITAL LEASE OBLIGATIONS:

     Included in property and equipment are assets recorded under capital leases. The future minimum lease payments for these capital leases and the present value of the net minimum lease payments as of September 30, 1995 are as follows:

                                    FISCAL YEAR
          1996.............................................................  $ 6,826
          1997.............................................................    4,168
                                                                             -------
        Minimum lease payments.............................................   10,994
        Less amount representing interest..................................      830
                                                                             -------
        Present value of net minimum lease payments........................  $10,164
                                                                             =======

8. COMMITMENTS:

     The Company leases studio and office space and a transmitter tower site under operating leases expiring in September 1999 and December 2017, respectively. Rent expense for these leases was approximately $179,000, $186,000 and $211,000 for the years ended September 30, 1993, 1994 and 1995, respectively. Rent expense for these leases was approximately $110,000 for the six months ended March 31, 1995 and 1996.

     Minimum rental commitments for the remaining terms of the operating leases are as follows:

                            YEAR ENDING SEPTEMBER 30,
             1996.........................................................  $212,685
             1997.........................................................   213,180
             1998.........................................................   213,180
             1999.........................................................   213,180
             2000.........................................................    21,780
        Thereafter........................................................   430,939

9. NOTE PAYABLE--STOCKHOLDERS:

     In connection with advances made by its stockholders for the acquisition of assets and working capital, the Company has issued an 8% demand note payable to its stockholders. The stockholders have agreed not to demand payment until a date subsequent to October 1, 1996. Interest expense for the years ended

                              Q BROADCASTING, INC.

9. NOTE PAYABLE--STOCKHOLDERS--(CONTINUED)
September 30, 1993, 1994 and 1995 was $238,187, $435,895 and $492,397,
respectively. Interest expense for the six months ended March 31, 1995 and 1996 was $240,384 and $295,784, respectively.

10. SUBSEQUENT EVENT:

     The Company has entered into a letter of intent for the sale of substantially all of its operating assets.

11. SUPPLEMENTARY INFORMATION--STATEMENT OF CASH FLOWS:

     Barter transactions resulted in sales and related expenses of $306,600, $314,500 and $315,900 for the years ending September 30, 1993, 1994 and 1995, respectively. Barter transactions resulted in sales and related expenses of $105,455 and $121,930 for the six months ended March 31, 1995 and 1996, respectively.

     Cash paid during the years ended September 30, 1993, 1994 and 1995 for interest was $261,018, $438,648 and $493,578, respectively. Cash paid during the six months ended March 31, 1995 and 1996 for interest was $137,526 and $-0-, respectively.

             ------------------------------------------------------
             ------------------------------------------------------

NO DEALER, SALES REPRESENTATIVE, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
Prospectus Summary....................      3
Risk Factors..........................      9
Use of Proceeds.......................     13
Dividend Policy.......................     13
Dilution..............................     14
Capitalization........................     15
Unaudited Pro Forma Consolidated
  Financial Information...............     16
Selected Historical and Pro Forma
  Consolidated Financial Data.........     23
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     26
Business..............................     33
Management............................     50
Certain Relationships and Related
  Transactions........................     57
Principal and Selling Shareholders....     58
Description of Certain Indebtedness...     60
Description of Capital Stock..........     62
Shares Eligible for Future Sale.......     65
Underwriting..........................     66
Legal Matters.........................     67
Experts...............................     67
Available Information.................     68
Index to Financial Statements.........    F-1

             ------------------------------------------------------
             ------------------------------------------------------

             ------------------------------------------------------
             ------------------------------------------------------
                                4,300,000 SHARES
                             COMMODORE MEDIA, INC.

                              CLASS A COMMON STOCK
                            -----------------------

                                   PROSPECTUS
                            -----------------------
                          DONALDSON, LUFKIN & JENRETTE
              SECURITIES CORPORATION

                                CS FIRST BOSTON

                        CIBC WOOD GUNDY SECURITIES CORP.

                                           , 1996
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses expected to be incurred by the Company in connection with the issuance and distribution of the Class A Common Stock registered hereby, all of which expenses, except for the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the NASDAQ National Market System listing application fee, are estimates:

                                    DESCRIPTION                              AMOUNT
                                                                             -------
        Securities and Exchange Commission registration fee................  $25,863
        National Association of Securities Dealers, Inc. filing fee........  $ 8,000
        NASDAQ National Market System listing application fee..............        *
        Accounting fees and expenses.......................................        *
        Legal fees and expenses............................................        *
        Printing and engraving fees and expenses...........................        *
        Blue Sky fees and expenses.........................................        *
        Transfer Agent fees and expenses...................................        *
        Miscellaneous fees and expenses....................................        *
                                                                             -------
                  Total....................................................  $     *
                                                                             =======

- ---------------
* To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Each of Commodore Media, Inc. (the "Company"), Commodore Holdings, Inc. ("Holdings"), Commodore Media of Delaware, Inc. ("Commodore-DE"), Commodore Media of Pennsylvania, Inc. ("Commodore-PA"), Commodore Media of Florida, Inc. ("Commodore-FL"), Commodore Media of Kentucky, Inc. ("Commodore-KY"), Commodore Media of Norwalk, Inc. ("Commodore-Norwalk") and Commodore Media of Westchester, Inc. ("Commodore-Westchester") is a Delaware corporation, and Danbury Broadcasting, Inc. is a Connecticut corporation ("Danbury"). Each such company's Certificate of Incorporation or By-laws also contains provisions making indemnification of such company's directors and officers mandatory to the fullest extent permitted by the Delaware General Corporation Law or the Connecticut General Corporation law, as the case may be, provided that certain procedural requirements are met and any applicable authorizations by such company's Board of Directors are obtained.

     The Delaware General Corporation Law permits the indemnification by a Delaware corporation of its directors, officers, employees and other agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than derivative actions which are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was illegal. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and court approval is required before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

     The Connecticut General Corporation Law permits the indemnification by a Connecticut corporation of its shareholders, directors, officers, employees and/or agents, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred provided (i) such person is successful on the merits in the defense of any proceeding; or (ii) it is determined such person acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was illegal; or (iii) the court determines that such person is fairly and reasonably entistled to be indemnified, and then for such amount as the court shall determine. Such persons shall receive indemnification against reasonable expenses actually incurred in derivative proceedings provided that either he or she is adjudged not to have breached his or her duty to the corporation or where the court shall have determined that such person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine; provided, however, that such persons shall not be indemnified for amounts paid in settling or otherwise disposing of a derivative proceeding, with or without court approval, or for expenses incurred in defending a proceeding which is settled or otherwise disposed of without court approval.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In May 1996, the Company issued 10,000 shares of Series A Preferred Stock under the Preferred Stock Facility to the CIBC Merchant Fund for an aggregate of $10 million. In connection with the Preferred Stock Facility, in May 1996 the Company issued to the CIBC Merchant Fund a warrant to purchase 7,550 shares of the Company's Class A Common Stock which is immediately exercisable.

     As part of the Recapitalization Transactions in April 1995, the Company completed the sale of 75,500 Units (the "Units"), each Unit consisting of $1,000 principal amount of the Company's Senior Subordinated Notes and a warrant to purchase one share of the Company's Class A Common Stock at an exercise price of $.01 per warrant. Also as part of the Recapitalization Transactions, in April 1995 the Company converted all of its existing common stock at such time into 486,373 shares of its Class B Common Stock and 119,212 shares (including 85,524 treasury shares) of its Class A Common Stock, which reflects a conversion ratio of approximately 4:1. Further, in connection with the Recapitalization Transactions, the Company issued the Friedman Senior Subordinated Note to a trust for the benefit of Mr. Friedman.

     In connection with the refinancing of the Company's loan agreement with The Bank of New York in December 1993, the Company issued to The Bank of New York a warrant to purchase 4.99% of the Common Stock of the Company, on a fully diluted basis, for $100. In March 1995, the Company redeemed the warrant for an aggregate purchase price of $1,000,000. In addition, as part of the December 1993 debt restructuring, all previously authorized, issued and outstanding shares of Series A, Series B and Series C Preferred Stock were contributed to paid-in capital or converted into common stock and canceled. The shares of Series A and Series B Preferred Stock were converted into 33,000 shares of common stock resulting in additional paid-in capital of $3,299,670. The shares of Series C Preferred Stock were contributed to paid-in capital by the Company's former President. Further, in December 1993, Carter Burden purchased 28,000 shares of Class A Common Stock for $2,500,000.

     In December 1993, the Company granted a warrant to WAMBCO, to purchase 4.99% of its common stock at an exercise price of $100, on a fully diluted basis. In April 1995, WAMBCO exercised the warrant and purchased 27,314 shares of Class A Common Stock of the Company.

     In December 1993, Radio Financial Partners, Inc. converted $7,723,000 of outstanding debt and accrued interest into 10,000 shares of the Company's 8.87% cumulative redeemable preferred stock. In April 1995, as part of the Recapitalization Transactions, the Company redeemed all outstanding shares of preferred stock for an aggregate purchase price of approximately $8.7 million.

     The Company has reserved 132,125 shares of Class A Common Stock for options issued under the Company's 1995 Stock Option Plan. As of May 17, 1996, options to purchase a total of 25,730 shares were exercisable at an exercise price of $45 per share.

     All of the shares referred to in the foregoing paragraphs do not give effect to the 7.2-for-1 stock split of the Common Stock. All of the securities referred to in the foregoing paragraphs were issued by the Company in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

 EXHIBIT
 NUMBER                                          DESCRIPTION
1*         --  Proposed form of Underwriting Agreement.
3.1.1      --  Amended and Restated Certificate of Incorporation of the Company, as amended.
3.1.2      --  By-laws of the Company, as amended.
3.2.1      --  Certificate of Incorporation of Commodore-Delaware, as amended.
3.2.2(a)   --  By-laws of Commodore-Delaware.
3.3.1      --  Certificate of Incorporation of Commodore-Pennsylvania, as amended.
3.3.2(a)   --  By-laws of Commodore-Pennsylvania.
3.4.1      --  Certificate of Incorporation of Commodore-Florida.
3.4.2(a)   --  By-laws of Commodore-Florida.
3.5.1      --  Certificate of Incorporation of Commodore-Kentucky, as amended.
3.5.2(a)   --  By-laws of Commodore-Kentucky.
3.6.1      --  Certificate of Incorporation of Commodore-Norwalk.
3.6.2(a)   --  By-laws of Commodore-Norwalk.
3.7.1      --  Certificate of Incorporation of Commodore-Westchester, as amended.
3.7.2(a)   --  By-laws of Commodore-Westchester.
3.8.1(b)   --  Certificate of Incorporation of Danbury Broadcasting, Inc.
3.8.2(b)   --  By-laws of Danbury Broadcasting, Inc.
3.9.1      --  Certificate of Incorporation of Commodore Holdings, Inc.
3.9.2      --  By-laws of Commodore Holdings, Inc.
4.1.1(a)   --  Indenture dated as of April 21, 1995 among the Company, IBJ Schroder Bank &
               Trust Company, as Trustee, and the Guarantors named therein (the "Indenture").
4.1.2(a)   --  Amendment No. 1 to Indenture.
4.1.3(b)   --  Amendment No. 2 to Indenture.
4.1.4(b)   --  Amendment No. 3 to Indenture.
4.1.5(c)   --  Amendment No. 4 to Indenture.
4.2(a)     --  Form of Original Note No. 1 for $75,500,000, Cusip No. 20266P AA 9, with
               Guarantee of Guarantors listed therein.
4.3(a)     --  Form of Note with Form of Guarantee.
4.4(a)     --  Registration Rights Agreement dated as of April 21, 1995 by and among the
               Company, the Guarantors named therein and each of the Purchasers referred to therein.
5.1*       --  Form of Opinion of Pryor, Cashman, Sherman & Flynn.
10.1(a)    --  Securities Purchase Agreement dated as of April 13, 1995 by and among the
               Company, the Guarantors named therein and each of the Purchasers referred to therein.
10.2(a)    --  Warrant Agreement dated as of April 21, 1995 between the Company and IBJ
               Schroder Bank & Trust Company, as Warrant Agent.
10.3(a)    --  Form of Original Warrant Certificate No. 1 for 75,500 Warrants, Cusip No. 20266P
               11 9.
10.4(a)    --  Common Stock Registration Rights and Stockholders' Agreement dated as of April
               21, 1995 among the Company, certain control stockholders and each of the
               Purchasers referred to therein.

 EXHIBIT
 NUMBER                                          DESCRIPTION
10.5(a)    --  Note No. 1 for $1,308,000, Cusip No. 20266P AA 9, with Guarantee of Guarantors listed therein.
10.6.1     --  1995 Stock Option Plan of the Company.
10.7.1(a)  --  Construction Permit dated October 19, 1994 issued by the FCC to Commodore-PA in connection with WAEB-AM.
10.7.2(a)  --  Letters dated April 27, 1995 and May 10, 1995 from the FCC to Commodore-PA regarding Program Test Authority.
10.7.3(b)  --  Broadcast Station License dated July 28, 1995 issued by the FCC to Commodore-PA in connection with WAEB-AM.
10.8(a)    --  Broadcast Station License dated August 5, 1993 issued by the FCC to Commodore-PA in connection with WAEB-FM.
10.9(a)    --  Broadcast Station License dated June 19, 1990 issued by the FCC to Holt Corp. of
               Pennsylvania ("Holt") in connection with WZZO-FM, together with an assignment thereof from Holt to Commodore-PA, and evidence of license renewal.
10.10(a)   --  Broadcast Station License dated April 30, 1987 issued by the FCC to
               Commodore-Delaware in connection with WJBR-AM and evidence of license renewal.
10.11.1(a)  -- Incorporated by reference to the Company's S-4. Broadcast Station License dated
               February 6, 1992 issued by the FCC to Commodore-Delaware in connection with
               WJBR-FM.
10.11.2(b)  -- Broadcast Station License dated April 26, 1995 issued by the FCC to
               Commodore-Delaware in connection with WJBR-FM which modifies Broadcast License issued on February 6, 1992.
10.12(a)   --  Broadcast Station License dated December 14, 1984 and Auxiliary Broadcast
               Station License dated August 22, 1985, each issued by the FCC to Hanson
               Communications, Inc. ("Hanson") in connection with WEFX-FM, together with an assignment thereof from Hanson to Commodore-Norwalk, and evidence of license renewal.
10.13(a)   --  Broadcast Station License dated February 14, 1985 issued by the FCC to Hanson in connection with WNLK-AM, together with an assignment thereof from Hanson to
               Commodore-Norwalk, and evidence of license renewal.
10.14(a)   --  Broadcast Station License dated November 18, 1988 issued by the FCC to
               Commodore-Westchester in connection with WFAS-AM and evidence of license renewal.
10.15(a)   --  Broadcast Station License dated July 22, 1986 issued by the FCC to
               Commodore-Westchester in connection with WFAS-FM and evidence of license renewal.
10.16(b)   --  Broadcast Station License dated April 13, 1981 issued by the FCC to Greater
               Kentucky Radio, Inc. in connection with WTCR-AM and evidence of license renewal in the name of Commodore-Kentucky.
10.17(b)   --  Broadcast Station License dated September 17, 1985 issued by the FCC to CRB
               Broadcasting of West Virginia (which merged with and into Commodore-Kentucky on
               November 22, 1989) in connection with WTCR-FM and evidence of license renewal.
10.18(b)   --  Broadcast Station License dated June 13, 1991 issued by the FCC to
               Commodore-Florida in connection with WZZR-FM.
10.19(a)   --  Joint Sales Agreement between Commodore-PA and East Penn. Broadcasting, Inc.
               with respect to WKAP-AM (formerly WXKW-AM).
10.20(a)   --  Employment Agreement dated April 21, 1995 by and between the Company and Carter
               Burden.
10.21.1(a)  -- Amended and Restated Employment Agreement dated April 21, 1995 by and between the Company and Bruce A. Friedman.
10.21.2(b)  -- Amendment No. 1 to Amended and Restated Employment Agreement between the Company and Bruce A. Friedman.

 EXHIBIT
 NUMBER                                          DESCRIPTION
10.22(b)   --  Amended and Restated Employment Agreement dated April 21, 1995 by and between the Company and James T. Shea, Jr.
10.23(b)   --  Employment Agreement dated July 1, 1995 by and between the Company and Charlie
               V. DiToro.
10.24(b)   --  Employment Agreement dated as of April 21, 1995 by and between the Company and
               Jay Sterin.
10.25(a)   --  Promissory Note, dated April 21, 1995, in the aggregate principal amount of
               $900,000, issued by Bruce A. Friedman to Carter Burden as security for Class A shares held by Mr. Friedman.
10.26(a)   --  Promissory Note, dated April 21, 1995, in the aggregate principal amount
               $208,000, issued by James T. Shea, Jr. to Carter Burden as security for Class A shares held by Mr. Shea.
10.27(a)   --  Promissory Note, dated as of May 15, 1995, in the aggregate principal amount
               $50,215.00, issued by Carter Burden to the Company.
10.28(a)   --  Promissory Note, dated as of May 15, 1995, in the aggregate principal amount
               $100,160.00, issued by Bruce A. Friedman to the Company.
10.29(a)   --  Promissory Note, dated as of May 15, 1995, in the aggregate principal amount
               $50,000, issued by James T. Shea, Jr. to the Company.
10.30(a)   --  Promissory Note, dated as of May 15, 1995, in the aggregate principal amount
               $50,000, issued by James J. Sullivan to the Company.
10.31(a)   --  Representation Agreement dated June 1, 1987 between Katz Communications, Inc.
               and Commodore-Delaware regarding WJBR-AM.
10.32(a)   --  Representation Agreement dated June 1, 1987 between Katz Communications, Inc.
               and Commodore-Delaware regarding WJBR-FM.
10.33(a)   --  Representation Agreement dated March 28, 1988 between Katz Communications, Inc.
               and Commodore-Kentucky regarding WTCR-AM.
10.34(a)   --  Representation Agreement dated March 28, 1988 between Katz Communications, Inc.
               and Commodore-Kentucky regarding WTCR-FM.
10.35(a)   --  Representation Agreement dated June 1, 1994 between Katz Communications, Inc.
               and Commodore-PA regarding WAEB-AM.
10.36(a)   --  Representation Agreement dated June 1, 1994 between Katz Communications, Inc.
               and Commodore-PA regarding WAEB-FM.
10.37(a)   --  Representation Agreement dated June 1, 1994 between Katz Communications, Inc.
               and Commodore-PA regarding WZZO-FM.
10.38(a)   --  National Radio Sales Representation Agreement dated February 15, 1995 between
               McGavren Guild, Inc. and Commodore-Norwalk regarding WNLK-AM/WEFX-FM.
10.39(a)   --  Representation Agreement dated October 5, 1987 between Katz Communications, Inc.
               and Commodore-FL regarding WZZR-FM.
10.40(a)   --  National Radio Sales Representation Agreement dated February 15, 1995 between
               McGavren Guild, Inc. and Commodore-Westchester regarding WFAS-AM/FM.
10.41(b)   --  Option Purchase Agreement dated as of March 17, 1995 between Treasure Coast
               Media, Inc. ("Treasure Coast") and Commodore-Florida.
10.42(b)   --  Sales Local Marketing Agreement dated as of March 17, 1995 between Treasure
               Coast and Commodore-Florida.

 EXHIBIT
 NUMBER                                          DESCRIPTION
10.43(b)   --  Asset Purchase Agreement dated as of October 30, 1995 between Hudson Valley
               Growth, L.P. ("Hudson Valley") and Commodore-Westchester and Amendment No. 1
               thereto dated March 27, 1996.
10.44(b)   --  Stock Purchase Agreement dated as of October 30, 1995 among Danbury
               Broadcasting, Inc. ("Danbury"), Gary Starr ("Starr"), BCI Growth III, L.P. ("BCI
               Growth") and Commodore-Norwalk and Amendment No. 1 thereto dated March 27, 1996.
10.45(b)   --  Integration Agreement dated as of October 30, 1995 between
               Commodore-Westchester, Commodore-Norwalk, Hudson Valley, Danbury, BCI Growth and
               Starr and Amendment No. 1 thereto dated March 27, 1996.
10.46(b)   --  Local Marketing Agreement dated as of October 30, 1995 between
               Commodore-Westchester and Hudson Valley.
10.47(b)   --  Local Marketing Agreement dated as of October 30, 1995 between Commodore-Norwalk and Danbury.
10.48(b)   --  Asset Purchase Agreement dated as of February 16, 1996 between Media VI and
               Commodore-Florida.
10.49(b)   --  Joint Sales Agreement dated as of February 16, 1996 between Commodore-Florida and Media VI.
10.50(b)   --  Loan and Security Agreement dated as of March 13, 1996 among Commodore Holdings,
               Inc., as Borrower, the Company, Commodore-Delaware, Commodore-Pennsylvania,
               Commodore-Florida, Commodore-Kentucky, Commodore-Norwalk and
               Commodore-Westchester, as Guarantors, and AT&T Commercial Finance Corporation,
               as Lender.
10.51(b)   --  Supplement No. 1 to the Loan Agreement.
10.52(b)   --  Asset Purchase Agreement dated as of March 15, 1996 between Commodore Media of
               Norwalk, Inc. and Q Broadcasting, Inc.
10.53(b)   --  Employment Agreement dated as of April 21, 1995 by and between the Company and
               Scott J. Bacherman.
10.54(b)   --  Employment Agreement dated as of April 21, 1995 by and between the Company and
               Judy Jennings.
10.55(b)   --  Employment Agreement dated as of April 21, 1995 by and between the Company and
               James J. Sullivan.
10.56(b)   --  Employment Agreement dated as of July 1, 1995 by and between the Company and
               Rich Lewis.
10.57(b)   --  Broadcast Station License dated November 14, 1991 issued by the FCC to Treasure
               Coast Media, Inc. ("Treasure Coast") in connection with WQOL-FM, together with an assignment thereof by Treasure Coast to Commodore-Florida, and evidence of license renewal.
10.58.1(b)  -- Broadcast Station License dated June 22, 1992 issued by the FCC to Housatonic
               Valley Broadcasting Inc. ("Housatonic") in connection with WINE-AM, together with an FCC Consent to the transfer of control of the licensee to
               Commodore-Norwalk, and evidence of license renewal.
10.58.2(b)  -- Construction Permit dated August 31, 1994 issued by the FCC to Danbury
               Broadcasting, Inc. ("Danbury") in connection with WINE-AM.
10.59.1(b)  -- Construction Permit dated August 23, 1995 issued by the FCC to Danbury in connection with WRKI-FM.
10.59.2(b)  -- Program Test Authority dated January 17, 1996 issued by the FCC to Danbury in connection with WRKI-FM.

 EXHIBIT
 NUMBER                                          DESCRIPTION
10.59.3(b)  -- Broadcast Station License dated April 26, 1978 issued by the FCC to Housatonic in connection with WRKI-FM, together with an FCC Consent to the transfer of control of the licensee to Commodore-Norwalk, and evidence of license renewal.
10.60(b)   --  Broadcast Station License dated July 20, 1993 issued by the FCC to Tri-Valley
               Broadcasting Corporation in connection with WVYB-FM (formerly WMJV-FM), together with an assignment thereof by Hudson Valley Growth, L.P. ("Hudson") to
               Commodore-Westchester, and evidence of license renewal.
10.61(b)   --  Broadcast Station License dated June 19, 1985 issued by the FCC to Putnam
               Broadcasting Corp. in connection with WPUT-AM, together with an assignment thereof from Hudson to Commodore-Westchester, and evidence of license renewal.
10.62(b)   --  Broadcast Station License and Modification issued by the FCC to VIP
               Broadcasting, Inc. in connection with WZZN-FM (formerly WVIB-FM, WMJU-FM and
               WVIP-FM), together with an assignment thereof by Hudson to
               Commodore-Westchester.
10.63      --  Asset Purchase Agreement dated as of April 8, 1996 between Commodore-Kentucky and Simmons Broadcasting Company ("Simmons").
10.64      --  Local Marketing Agreement dated as of April 8, 1996 between Commodore-Kentucky and Simmons.
10.65      --  Asset Purchase Agreement dated as of April 8, 1996 between Commodore-Kentucky and Adventure Communications, Inc. ("Adventure").
10.66      --  Local Marketing Agreement dated as of April 8, 1996 between Commodore-Kentucky and Adventure.
10.67      --  Contingent Sale and Assignment of Options Agreement dated as of April 8, 1996 between Commodore-Kentucky and Michael R. Shott.
10.68      --  Securities Purchase Agreement dated as of May 1, 1996 among the Company, the
               Guarantors and CIBC WG Argosy Merchant Fund 2, L.L.C. (the "CIBC Merchant
               Fund").
10.69      --  Common Stock Registration Rights and Stockholders Agreement dated as of May 1,
               1996 among the Company, Certain Control Stockholders and the CIBC Merchant Fund.
10.70      --  Registration Rights Agreement dated as of May 1, 1996 among the Company, the
               Guarantors and the CIBC Merchant Fund.
10.71      --  Warrant Agreement dated as of May 1, 1996 between the Company and IBJ Schroder
               Bank & Trust Company, as Warrant Agent.
11.1       --  Statement regarding computation of earnings per share.
16.1(a)    --  Letter of Weeks DeGraw & Co., P.A. regarding change in certifying accountants.
21.1(b)    --  List of Subsidiaries.
23.1       --  Consent of Ernst & Young LLP, independent auditors.
23.2       --  Consent of Weeks DeGraw & Co., P.A., independent auditors.
23.3       --  Consent of Brown, Edwards & Company, LLP, independent auditors.
23.4       --  Consent of Holtz Rubenstein & Company, LLP, independent auditors.
23.5       --  Consent of Paneth Haber & Zimmerman LLP, independent auditors.

- ------------------------------
* To be filed by amendment.

(a) Incorporated by reference to the Company's Registration Statement on Form S-4 (File No. 33-92732) effective July 26, 1995.

(b) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

(c) Incorporated by reference to the Company's Form 10-Q for the quarter ended March 31, 1996.

     (b) Financial Statement Schedules

                                                                                PAGE
        Report of Ernst & Young LLP on Financial Statement Schedules..........   S-1
        Report of Weeks DeGraw & Co., P.A. on Financial Statement Schedules...   S-2
        Valuation and Qualifying Accounts.....................................   S-3

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant undertakes to provide to the Underwriters at the closings specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, COMMODORE MEDIA, INC., a Delaware corporation, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, New York on May 17, 1996.

                                          COMMODORE MEDIA, INC.

                                          By:      /s/ BRUCE A. FRIEDMAN
                                                     Bruce A. Friedman
                                               President and Chief Executive
                                                           Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce A. Friedman as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution and for him/her and in his/her name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, as well as any new registration statement filed to register additional securities pursuant to Rule 462(b) under the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                   SIGNATURE                                 TITLE                   DATE
                       /s/ BRUCE A.                President, Chief Executive    May 17, 1996
                    FRIEDMAN                       Officer, Assistant
               Bruce A. Friedman                   Secretary and Director
                                                   (principal executive
                                                   officer)
                        /s/ SUSAN L.               Chairman of the Board         May 17, 1996
                     BURDEN
                Susan L. Burden
                    /s/ JAMES T. SHEA,             Chief Operating Officer       May 17, 1996
                       JR.
              James T. Shea, Jr.
                       /s/ JAMES J.                Chief Financial Officer,      May 17, 1996
                    SULLIVAN                       Treasurer and Secretary
               James J. Sullivan                   (principal financial and
                                                   accounting officer)
                       /s/ DANIEL H.               Director                      May 17, 1996
                      STERN
                Daniel H. Stern

The Board of Directors
Commodore Media, Inc.

We have audited the consolidated financial statements of Commodore Media, Inc. (the "Company") as of December 31, 1995 and 1994, and for each of the two years in the period ended December 31, 1995 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in
Part II, Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects, the information set forth therein.

                                          ERNST & YOUNG LLP
New York, New York
February 28, 1996, except for Note 14, as to which the date is May 16, 1996

- --------------------------------------------------------------------------------

The foregoing report is in the form that will be signed upon the completion of the 7.2:1 stock split of the Company's common stock, as described in Note 14 to the financial statements.

                                          ERNST & YOUNG LLP
New York, New York
May 16, 1996

The Board of Directors
Commodore Media, Inc.

We have audited the consolidated financial statements of Commodore Media, Inc. (the "Company") as of December 31, 1995 and 1994, and for each of the two years in the period ended December 31, 1995 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in
Part II, Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects, the information set forth therein.

                                          WEEKS DE GRAW & COMPANY, P.A.

New York, New York
February 28, 1996, except for Note 14, as to which the date is May 16, 1996

- --------------------------------------------------------------------------------

The foregoing report is in the form that will be signed upon the completion of the 7.2:1 stock split of the Company's common stock, as described in Note 14 to the financial statements.

                                          WEEKS DE GRAW & COMPANY, P.A.

New York, New York
May 16, 1996

                             COMMODORE MEDIA, INC.
                                AND SUBSIDIARIES

                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS

                                                              COLUMN C             COLUMN D
                                          COLUMN B     -----------------------   -------------
                                        ------------                ADDITIONS     DEDUCTIONS        COLUMN E
               COLUMN A                  BALANCE AT    ADDITIONS    CHARGED TO   DIRECT WRITE-   --------------
- --------------------------------------  BEGINNING OF   CHARGED TO     OTHER      OFFS, NET OF    BALANCE AT END
             DESCRIPTION                   PERIOD      OPERATIONS    ACCOUNTS     RECOVERIES       OF PERIOD
Allowance for uncollectible note
  receivable at December 31, 1993.....    $375,375       319,625           --       (695,000)       $     --
Allowance for doubtful accounts at
  December 31, 1993...................    $320,829       505,504           --       (372,551)       $453,782
Allowance for doubtful accounts at
  December 31, 1994...................    $453,782       468,155           --       (389,706)       $532,231
Allowance for doubtful accounts at
  December 31, 1995...................    $532,231       556,137           --       (388,032)       $700,336

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                  EXHIBIT TITLE                                 PAGE
1*         --  Proposed form of Underwriting Agreement.
3.1.1      --  Amended and Restated Certificate of Incorporation of the Company,
               as amended.
3.1.2      --  By-laws of the Company, as amended.
3.2.1      --  Certificate of Incorporation of Commodore-Delaware, as amended.
3.2.2(a)   --  By-laws of Commodore-Delaware.
3.3.1      --  Certificate of Incorporation of Commodore-Pennsylvania, as
               amended.
3.3.2(a)   --  By-laws of Commodore-Pennsylvania.
3.4.1      --  Certificate of Incorporation of Commodore-Florida.
3.4.2(a)   --  By-laws of Commodore-Florida.
3.5.1      --  Certificate of Incorporation of Commodore-Kentucky, as amended.
3.5.2(a)   --  By-laws of Commodore-Kentucky.
3.6.1      --  Certificate of Incorporation of Commodore-Norwalk.
3.6.2(a)   --  By-laws of Commodore-Norwalk.
3.7.1      --  Certificate of Incorporation of Commodore-Westchester, as amended.
3.7.2(a)   --  By-laws of Commodore-Westchester.
3.8.1(b)   --  Certificate of Incorporation of Danbury Broadcasting, Inc.
3.8.2(b)   --  By-laws of Danbury Broadcasting, Inc.
3.9.1      --  Certificate of Incorporation of Commodore Holdings, Inc.
3.9.2      --  By-laws of Commodore Holdings, Inc.
4.1.1(a)   --  Indenture dated as of April 21, 1995 among the Company, IBJ
               Schroder Bank & Trust Company, as Trustee, and the Guarantors
               named therein (the "Indenture").
4.1.2(a)   --  Amendment No. 1 to Indenture.
4.1.3(b)   --  Amendment No. 2 to Indenture.
4.1.4(b)   --  Amendment No. 3 to Indenture.
4.1.5(c)   --  Amendment No. 4 to Indenture.
4.2(a)     --  Form of Original Note No. 1 for $75,500,000, Cusip No. 20266P AA
               9, with Guarantee of Guarantors listed therein.
4.3(a)     --  Form of Note with Form of Guarantee.
4.4(a)     --  Registration Rights Agreement dated as of April 21, 1995 by and among the Company, the Guarantors named therein and each of the
               Purchasers referred to therein.
5.1*       --  Form of Opinion of Pryor, Cashman, Sherman & Flynn.
10.1(a)    --  Securities Purchase Agreement dated as of April 13, 1995 by and among the Company, the Guarantors named therein and each of the
               Purchasers referred to therein.
10.2(a)    --  Warrant Agreement dated as of April 21, 1995 between the Company and IBJ Schroder Bank & Trust Company, as Warrant Agent.
10.3(a)    --  Form of Original Warrant Certificate No. 1 for 75,500 Warrants,
               Cusip No. 20266P 11 9.

 EXHIBIT
 NUMBER                                  EXHIBIT TITLE                                 PAGE
10.4(a)    --  Common Stock Registration Rights and Stockholders' Agreement dated as of April 21, 1995 among the Company, certain control
               stockholders and each of the Purchasers referred to therein.
10.5(a)    --  Note No. 1 for $1,308,000, Cusip No. 20266P AA 9, with Guarantee of Guarantors listed therein.
10.6.1     --  1995 Stock Option Plan of the Company.
10.7.1(a)  --  Construction Permit dated October 19, 1994 issued by the FCC to
               Commodore-PA in connection with WAEB-AM.
10.7.2(a)  --  Letters dated April 27, 1995 and May 10, 1995 from the FCC to
               Commodore-PA regarding Program Test Authority.
10.7.3(b)  --  Broadcast Station License dated July 28, 1995 issued by the FCC to
               Commodore-PA in connection with WAEB-AM.
10.8(a)    --  Broadcast Station License dated August 5, 1993 issued by the FCC to Commodore-PA in connection with WAEB-FM.
10.9(a)    --  Broadcast Station License dated June 19, 1990 issued by the FCC to
               Holt Corp. of Pennsylvania ("Holt") in connection with WZZO-FM, together with an assignment thereof from Holt to Commodore-PA, and evidence of license renewal.
10.10(a)   --  Broadcast Station License dated April 30, 1987 issued by the FCC to Commodore-Delaware in connection with WJBR-AM and evidence of license renewal.
10.11.1(a)  -- Incorporated by reference to the Company's S-4. Broadcast Station
               License dated February 6, 1992 issued by the FCC to
               Commodore-Delaware in connection with WJBR-FM.
10.11.2(b)  -- Broadcast Station License dated April 26, 1995 issued by the FCC to Commodore-Delaware in connection with WJBR-FM which modifies
               Broadcast License issued on February 6, 1992.
10.12(a)   --  Broadcast Station License dated December 14, 1984 and Auxiliary
               Broadcast Station License dated August 22, 1985, each issued by the FCC to Hanson Communications, Inc. ("Hanson") in connection with WEFX-FM, together with an assignment thereof from Hanson to
               Commodore-Norwalk, and evidence of license renewal.
10.13(a)   --  Broadcast Station License dated February 14, 1985 issued by the
               FCC to Hanson in connection with WNLK-AM, together with an assignment thereof from Hanson to Commodore-Norwalk, and evidence of license renewal.
10.14(a)   --  Broadcast Station License dated November 18, 1988 issued by the
               FCC to Commodore-Westchester in connection with WFAS-AM and evidence of license renewal.
10.15(a)   --  Broadcast Station License dated July 22, 1986 issued by the FCC to
               Commodore-Westchester in connection with WFAS-FM and evidence of license renewal.
10.16(b)   --  Broadcast Station License dated April 13, 1981 issued by the FCC to Greater Kentucky Radio, Inc. in connection with WTCR-AM and evidence of license renewal in the name of Commodore-Kentucky.

 EXHIBIT
 NUMBER                                  EXHIBIT TITLE                                 PAGE
10.17(b)   --  Broadcast Station License dated September 17, 1985 issued by the
               FCC to CRB Broadcasting of West Virginia (which merged with and into Commodore-Kentucky on November 22, 1989) in connection with
               WTCR-FM and evidence of license renewal.
10.18(b)   --  Broadcast Station License dated June 13, 1991 issued by the FCC to
               Commodore-Florida in connection with WZZR-FM.
10.19(a)   --  Joint Sales Agreement between Commodore-PA and East Penn.
               Broadcasting, Inc. with respect to WKAP-AM (formerly WXKW-AM).
10.20(a)   --  Employment Agreement dated April 21, 1995 by and between the
               Company and Carter Burden.
10.21.1(a)  -- Amended and Restated Employment Agreement dated April 21, 1995 by and between the Company and Bruce A. Friedman.
10.21.2(b)  -- Amendment No. 1 to Amended and Restated Employment Agreement
               between the Company and Bruce A. Friedman.
10.22(b)   --  Amended and Restated Employment Agreement dated April 21, 1995 by and between the Company and James T. Shea, Jr.
10.23(b)   --  Employment Agreement dated July 1, 1995 by and between the Company and Charlie V. DiToro.
10.24(b)   --  Employment Agreement dated as of April 21, 1995 by and between the
               Company and Jay Sterin.
10.25(a)   --  Promissory Note, dated April 21, 1995, in the aggregate principal amount of $900,000, issued by Bruce A. Friedman to Carter Burden as security for Class A shares held by Mr. Friedman.
10.26(a)   --  Promissory Note, dated April 21, 1995, in the aggregate principal amount $208,000, issued by James T. Shea, Jr. to Carter Burden as security for Class A shares held by Mr. Shea.
10.27(a)   --  Promissory Note, dated as of May 15, 1995, in the aggregate principal amount $50,215.00, issued by Carter Burden to the
               Company.
10.28(a)   --  Promissory Note, dated as of May 15, 1995, in the aggregate principal amount $100,160.00, issued by Bruce A. Friedman to the
               Company.
10.29(a)   --  Promissory Note, dated as of May 15, 1995, in the aggregate principal amount $50,000, issued by James T. Shea, Jr. to the
               Company.
10.30(a)   --  Promissory Note, dated as of May 15, 1995, in the aggregate principal amount $50,000, issued by James J. Sullivan to the
               Company.
10.31(a)   --  Representation Agreement dated June 1, 1987 between Katz
               Communications, Inc. and Commodore-Delaware regarding WJBR-AM.
10.32(a)   --  Representation Agreement dated June 1, 1987 between Katz
               Communications, Inc. and Commodore-Delaware regarding WJBR-FM.
10.33(a)   --  Representation Agreement dated March 28, 1988 between Katz
               Communications, Inc. and Commodore-Kentucky regarding WTCR-AM.
10.34(a)   --  Representation Agreement dated March 28, 1988 between Katz
               Communications, Inc. and Commodore-Kentucky regarding WTCR-FM.
10.35(a)   --  Representation Agreement dated June 1, 1994 between Katz
               Communications, Inc. and Commodore-PA regarding WAEB-AM.
10.36(a)   --  Representation Agreement dated June 1, 1994 between Katz
               Communications, Inc. and Commodore-PA regarding WAEB-FM.

 EXHIBIT
 NUMBER                                  EXHIBIT TITLE                                 PAGE
10.37(a)   --  Representation Agreement dated June 1, 1994 between Katz
               Communications, Inc. and Commodore-PA regarding WZZO-FM.
10.38(a)   --  National Radio Sales Representation Agreement dated February 15,
               1995 between McGavren Guild, Inc. and Commodore-Norwalk regarding
               WNLK-AM/WEFX-FM.
10.39(a)   --  Representation Agreement dated October 5, 1987 between Katz
               Communications, Inc. and Commodore-FL regarding WZZR-FM.
10.40(a)   --  National Radio Sales Representation Agreement dated February 15,
               1995 between McGavren Guild, Inc. and Commodore-Westchester regarding WFAS-AM/FM.
10.41(b)   --  Option Purchase Agreement dated as of March 17, 1995 between
               Treasure Coast Media, Inc. ("Treasure Coast") and
               Commodore-Florida.
10.42(b)   --  Sales Local Marketing Agreement dated as of March 17, 1995 between
               Treasure Coast and Commodore-Florida.
10.43(b)   --  Asset Purchase Agreement dated as of October 30, 1995 between
               Hudson Valley Growth, L.P. ("Hudson Valley") and
               Commodore-Westchester and Amendment No. 1 thereto dated March 27,
               1996.
10.44(b)   --  Stock Purchase Agreement dated as of October 30, 1995 among
               Danbury Broadcasting, Inc. ("Danbury"), Gary Starr ("Starr"), BCI
               Growth III, L.P. ("BCI Growth") and Commodore-Norwalk and
               Amendment No. 1 thereto dated March 27, 1996.
10.45(b)   --  Integration Agreement dated as of October 30, 1995 between
               Commodore-Westchester, Commodore-Norwalk, Hudson Valley, Danbury,
               BCI Growth and Starr and Amendment No. 1 thereto dated March 27,
               1996.
10.46(b)   --  Local Marketing Agreement dated as of October 30, 1995 between
               Commodore-Westchester and Hudson Valley.
10.47(b)   --  Local Marketing Agreement dated as of October 30, 1995 between
               Commodore-Norwalk and Danbury.
10.48(b)   --  Asset Purchase Agreement dated as of February 16, 1996 between
               Media VI and Commodore-Florida.
10.49(b)   --  Joint Sales Agreement dated as of February 16, 1996 between
               Commodore-Florida and Media VI.
10.50(b)   --  Loan and Security Agreement dated as of March 13, 1996 among
               Commodore Holdings, Inc., as Borrower, the Company,
               Commodore-Delaware, Commodore-Pennsylvania, Commodore-Florida,
               Commodore-Kentucky, Commodore-Norwalk and Commodore-Westchester,
               as Guarantors, and AT&T Commercial Finance Corporation, as Lender.
10.51(b)   --  Supplement No. 1 to the Loan Agreement.
10.52(b)   --  Asset Purchase Agreement dated as of March 15, 1996 between
               Commodore Media of Norwalk, Inc. and Q Broadcasting, Inc.
10.53(b)   --  Employment Agreement dated as of April 21, 1995 by and between the
               Company and Scott J. Bacherman.
10.54(b)   --  Employment Agreement dated as of April 21, 1995 by and between the
               Company and Judy Jennings.
10.55(b)   --  Employment Agreement dated as of April 21, 1995 by and between the
               Company and James J. Sullivan.

 EXHIBIT
 NUMBER                                  EXHIBIT TITLE                                 PAGE
10.56(b)   --  Employment Agreement dated as of July 1, 1995 by and between the
               Company and Rich Lewis.
10.57(b)   --  Broadcast Station License dated November 14, 1991 issued by the
               FCC to Treasure Coast Media, Inc. ("Treasure Coast") in connection with WQOL-FM, together with an assignment thereof by Treasure
               Coast to Commodore-Florida, and evidence of license renewal.
10.58.1(b)  -- Broadcast Station License dated June 22, 1992 issued by the FCC to
               Housatonic Valley Broadcasting Inc. ("Housatonic") in connection with WINE-AM, together with an FCC Consent to the transfer of control of the licensee to Commodore-Norwalk, and evidence of license renewal.
10.58.2(b)  -- Construction Permit dated August 31, 1994 issued by the FCC to
               Danbury Broadcasting, Inc. ("Danbury") in connection with WINE-AM.
10.59.1(b)  -- Construction Permit dated August 23, 1995 issued by the FCC to
               Danbury in connection with WRKI-FM.
10.59.2(b)  -- Program Test Authority dated January 17, 1996 issued by the FCC to
               Danbury in connection with WRKI-FM.
10.59.3(b)  -- Broadcast Station License dated April 26, 1978 issued by the FCC to Housatonic in connection with WRKI-FM, together with an FCC
               Consent to the transfer of control of the licensee to
               Commodore-Norwalk, and evidence of license renewal.
10.60(b)   --  Broadcast Station License dated July 20, 1993 issued by the FCC to
               Tri-Valley Broadcasting Corporation in connection with WVYB-FM
               (formerly WMJV-FM), together with an assignment thereof by Hudson
               Valley Growth, L.P. ("Hudson") to Commodore-Westchester, and
               evidence of license renewal.
10.61(b)   --  Broadcast Station License dated June 19, 1985 issued by the FCC to
               Putnam Broadcasting Corp. in connection with WPUT-AM, together with an assignment thereof from Hudson to Commodore-Westchester, and evidence of license renewal.
10.62(b)   --  Broadcast Station License and Modification issued by the FCC to
               VIP Broadcasting, Inc. in connection with WZZN-FM (formerly
               WVIB-FM, WMJU-FM and WVIP-FM), together with an assignment thereof by Hudson to Commodore-Westchester.
10.63      --  Asset Purchase Agreement dated as of April 8, 1996 between
               Commodore-Kentucky and Simmons Broadcasting Company ("Simmons").
10.64      --  Local Marketing Agreement dated as of April 8, 1996 between
               Commodore-Kentucky and Simmons.
10.65      --  Asset Purchase Agreement dated as of April 8, 1996 between
               Commodore-Kentucky and Adventure Communications, Inc.
               ("Adventure").
10.66      --  Local Marketing Agreement dated as of April 8, 1996 between
               Commodore-Kentucky and Adventure.
10.67      --  Contingent Sale and Assignment of Options Agreement dated as of
               April 8, 1996 between Commodore-Kentucky and Michael R. Shott.
10.68      --  Securities Purchase Agreement dated as of May 1, 1996 among the
               Company, the Guarantors and CIBC WG Argosy Merchant Fund 2, L.L.C.
               (the "CIBC Merchant Fund").

 EXHIBIT
 NUMBER                                  EXHIBIT TITLE                                 PAGE
10.69      --  Common Stock Registration Rights and Stockholders Agreement dated as of May 1, 1996 among the Company, Certain Control Stockholders and the CIBC Merchant Fund.
10.70      --  Registration Rights Agreement dated as of May 1, 1996 among the
               Company, the Guarantors and the CIBC Merchant Fund.
10.71      --  Warrant Agreement dated as of May 1, 1996 between the Company and
               IBJ Schroder Bank & Trust Company, as Warrant Agent.
11.1       --  Statement regarding computation of earnings per share.
16.1(a)    --  Letter of Weeks DeGraw & Co., P.A. regarding change in certifying accountants.
21.1(b)    --  List of Subsidiaries.
23.1       --  Consent of Ernst & Young LLP, independent auditors.
23.2       --  Consent of Weeks DeGraw & Co., P.A., independent auditors.
23.3       --  Consent of Brown, Edwards & Company, LLP, independent auditors.
23.4       --  Consent of Holtz Rubenstein & Company, LLP, independent auditors.
23.5       --  Consent of Paneth Haber & Zimmerman LLP, independent auditors.

- ------------------------------

* To be filed by amendment.

(a) Incorporated by reference to the Company's Registration Statement on Form S-4 (File No. 33-92732) effective July 26, 1995.

(b) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

(c) Incorporated by reference to the Company's Form 10-Q for the quarter ended March 31, 1996.